UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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THE BOEING COMPANY

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The Boeing Company

2020 ANNUAL MEETING OF SHAREHOLDERS

Monday, April 27, 2020 | 9 a.m. CT

The Field Museum

1400 South Lake Shore Drive, Chicago, Illinois

Message from Our Chairman

To my fellow shareholders:

As your board chairman, I stand with Boeing’s people in mourning the lives lost in the Lion Air Flight 610 and Ethiopian Airlines Flight 302 accidents. We are deeply humbled by these tragedies and committed to fulfilling our responsibilities to all of our stakeholders.

Your board and management team are dedicated to restoring trust with airline customers and the flying public, our employees, global regulators and our shareholders. We recognize this renewal begins by staying true to our word, listening and delivering positive, lasting change.

Over the past year, our board and our company have done this in several ways. In addition to transitioning company leadership, we created a permanent Aerospace Safety Committee to oversee the design, development, manufacturing, operation, maintenance and delivery of products and services. Inside the company, we are installing a new design requirements program that will ensure we act on lessons learned and continuously improve. We are also adding new safety roles and expanding safety reporting systems both inside Boeing and within our supply chain. In addition, we are looking for new ways to enable and prioritize actions that improve safety, strengthen our culture and help us meet customer commitments.

We have a strong mix of expertise and tenure on our board today. Since our last annual meeting, Admiral John Richardson, the 31st Chief of Naval Operations for the U.S. Navy, has joined our board, and we are pleased that Akhil Johri, former Chief Financial Officer of United Technologies, and Steven Mollenkopf, Chief Executive Officer of Qualcomm, have agreed to be nominated for election to the board at this year’s meeting. With these changes, we have supplemented the nominated board’s safety, engineering, and aerospace expertise. At the same time, I want to extend my personal thanks to our two retiring directors, who have provided leadership and exemplary service to the board. Ed Liddy has reached the board’s mandatory retirement age, and Mike Zafirovski has decided not to stand for re-election after 15 years on our board. We are grateful for their many contributions over the years.

As you will read in the pages that follow, your board has been actively overseeing the company’s efforts toward restoring trust with stakeholders and recommitting to our core values. But we know that there is more work to do. You have my word that we will continue to evaluate additional actions in 2020 and beyond to strengthen our culture of transparency and accountability. This includes recommitting to Boeing’s values at every level of the company. Safety, quality and integrity are paramount in service to the company and the communities where Boeing’s people live and work.

The challenges of the past 18 months have reinforced that Boeing is more than a company. We are accountable across the globe for safely connecting people and places, serving men and women in uniform, enabling space exploration, and driving innovation throughout the aerospace industry. Our duty to all stakeholders is based on this trust.

Building that trust and delivering sustainable, long-term value requires regular dialogue with our shareholders. We completed extensive outreach in 2019, during which time members of the board and management engaged with shareholders representing approximately 45% of our outstanding stock. The input from these conversations informed the decision-making process and many of the recent actions we have taken, and it will continue to influence our path forward.

Finally, we hold our deep gratitude to Boeing’s more than 160,000 employees. Their ongoing contributions will continue to strengthen Boeing. Ultimately, it is Boeing’s people and the pride they take in their work that fills me with hope and confidence for the future.

Lawrence W. Kellner

Chairman of the Board

The Boeing Company

Message from Our CEO

To our shareholders:

As Boeing’s new president and CEO, I am now experiencing each day the values Boeing stands for. Our people are tirelessly devoted to the customers who purchase, fly on and use our products and services. They are devastated, as I am, by the loss of life in the 737 MAX accidents and feel the deepest sorrow for the loved ones of those who died. Together, we are determined to implement the lessons we continue to learn from that experience.

Those lessons are reshaping the way we do business and making us stronger as a company. We are engaging one another and our stakeholders with greater transparency and humility; asking and answering tough questions throughout the company; and focusing our efforts and our organizational structure more sharply on what matters most. Above all, we are holding ourselves accountable to the highest standards of safety, quality and integrity. The aviation industry and

Boeing have a rich history of learning from each and every tragedy we have faced.

This is a crucial time for Boeing. Foremost among our priorities is returning the 737 MAX safely to service and earning back trust with our stakeholders. We are committed to delivering excellence across our three businesses, restoring our production health, investing in our future and further strengthening our culture.

We will get these things done, and we will get them done right.

Throughout my first months, I have met with our people, our customers, our partners, our regulators and other stakeholders to ensure we understand their expectations. In these conversations I have seen deep support for our company and appreciation for the changes we are making to improve. Know also that we are committed to delivering on the high expectations you as shareholders have for us and that we set for ourselves.

Even through the 737 MAX crisis, our Boeing team continued to deliver quality programs and provide highly engineered products and services that improve the lives and enhance the security of people around the world.

And we have taken decisive steps to improve our ability to deliver safe products and services for our customers. For example, we have established a new Product and Services Safety organization that reviews all aspects of product safety. And we are strengthening our engineering teams by organizing them into a single function with a direct reporting line to Boeing’s chief engineer. We have also launched an enhanced reporting channel for employees to speak up about safety, quality and ethics concerns. I am determined to ensure that accountability begins with our leaders — and that starts with me.

I am proud to be part of the Boeing team, and I am confident in our future.

David L. Calhoun

President and CEO

The Boeing Company

Notice of 2020 Annual Meeting of Shareholders

To the Shareholders of The Boeing Company:

The Boeing Company’s 2020 Annual Meeting of Shareholders will be held on Monday, April 27, 2020, at 9:00 a.m., Central Time, at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois. At the meeting, shareholders will be asked to:

•	elect directors;

•	approve, on an advisory basis, named executive officer compensation;

•	ratify the appointment of Deloitte & Touche LLP as our independent auditors; and

•	transact such other business, including certain shareholder proposals, as may properly come before the meeting and any postponement or adjournment thereof.

Shareholders of record at the close of business on February 27, 2020 are entitled to vote at the annual meeting and any postponement or adjournment thereof.

By Order of the Board of Directors,

Grant M. Dixton
Vice President, Deputy General Counsel and Corporate Secretary

March 13, 2020

PLEASE REVIEW THE PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:
VIA THE INTERNET Visit www.proxyvote.com	BY MAIL Sign, date, and return your proxy card or voting instruction form

BY TELEPHONE Call the telephone number on your proxy card, voting instruction form or notice	IN PERSON You must register in advance in order to obtain an admission ticket and vote at the meeting. See page 77 for instructions on pre-registering

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on April 27, 2020: This Notice of Annual Meeting and Proxy Statement and the 2019 Annual Report are available at www.proxyvote.com.

This proxy statement is issued in connection with the solicitation of proxies by the Board of Directors of The Boeing Company for use at the 2020 Annual Meeting of Shareholders and at any adjournment or postponement thereof. On or about March 13, 2020, we will begin distributing print or electronic materials regarding the annual meeting to each shareholder entitled to vote at the meeting. Shares represented by a properly executed proxy will be voted in accordance with instructions provided by the shareholder.

THE BOEING BOARD: LEARNING AND TAKING ACTION

The Lion Air Flight 610 and Ethiopian Airlines Flight 302 accidents continue to weigh heavily on everyone at Boeing. Our directors and senior leadership are learning from these accidents, listening to our internal and external stakeholders — including you, the shareholders — and taking action. We are committed to increased transparency as we work to return the 737 MAX to service and rebuild stakeholder trust one step at a time. For the latest updates on the MAX, visit http://www.boeing.com/737-max-updates/.

Listening to Your Feedback

The Board of Directors and management have talked to many shareholders since the 737 MAX accidents. Several directors, including our Chief Executive Officer while he served as independent Lead Director, our Non-Executive Chairman, and the Chairs of the Aerospace Safety Committee and Compensation Committee, have participated in certain of these engagements. All in all, we had substantive discussions with holders representing approximately 45% of Boeing stock in the last year, and all investor and other stakeholder feedback has been shared with, and discussed by, the full Board. For additional information, see “Shareholder Outreach” on page 19. Below are some of the key themes of these discussions. The pages that follow describe many of the actions the Board has taken to improve safety, strengthen our culture, and meet our commitments to our stakeholders.

Topic	Shareholder Feedback

Response to 737 MAX Accidents

You asked for more information regarding the Board’s role in responding to the 737 MAX tragedies, including the actions it has taken and will take to prevent future accidents. Many of you also expressed concern over the level of Board oversight in the wake of the 737 MAX accidents.

Risk Oversight

You sought to understand the Board’s role in risk oversight and the Company’s reporting lines for potential safety issues, expressing particular interest in the recent creation of the Product and Services Safety organization and the decision to realign the engineering function around a single Chief Engineer role with a direct reporting relationship to the CEO.

Board Leadership	You supported the Board’s decision to separate the CEO and Chairman roles and sought more information on the timing and process behind that decision.

Board Composition

You expressed continued interest in understanding key emerging skill areas for Board members. Many of you focused in particular on the need to ensure that the Board has the skills and experience needed to exercise adequate oversight of the Company’s commitment to safety and its engineering function.

Company Culture

You expressed concerns regarding media reports on whistleblower complaints and internal messages, seeking to understand whether these incidents reflect the broader company culture and how Boeing internally promotes its values, including safety, quality and integrity.

Executive Compensation

You inquired about the structure and elements of our executive compensation program, particularly with respect to how the program incentivizes safety. Several of you asked the Board to consider potential safety-related performance metrics. Many of you also made clear that the Board should review potential actions to sharpen executive accountability for safety-related matters.

2020 Proxy Statement	1

THE BOEING BOARD: LEARNING AND TAKING ACTION

Strengthening Safety

Promptly after the grounding of the 737 MAX, the Board established a temporary Committee on Airplane Policies and Processes. This committee of independent directors, chaired by Admiral Edmund P. Giambastiani Jr., conducted a comprehensive, five-month review of Boeing’s policies and processes for airplane design and development. This committee’s activities included in-depth consultation with Boeing engineers as well as outside experts from aerospace and other industries where safety is of paramount importance. After that review, the Board took or drove management to take the following actions:

Actions taken to strengthen the culture of safety throughout Boeing and the broader aerospace industry

1	Established a permanent Aerospace Safety Committee	Established in August 2019, this Board committee oversees and ensures the safe design, development, manufacture, production, operation, maintenance and delivery of our products and services.

2	Strengthened the Engineering function	To further strengthen engineering and elevate product and services safety, engineers across Boeing now report to the Chief Engineer.

3	Created a product and services safety organization	Reporting directly to the Company’s Chief Engineer and the Aerospace Safety Committee, this organization reviews all aspects of product safety.

4	Establishing a Design Requirements Program	This program incorporates historical design materials, data and information, best practices, lessons learned and detailed after-action reports to reinforce our commitment to continuous improvement.

5	Enhancing the Continued Operation Safety Program	To increase transparency and ensure visibility of safety-related issues, the Continued Operation Safety Program requires the Chief Engineer’s review of all reports on safety and potential safety issues.

6	Reexamining flight deck design and operation	To anticipate the needs of future pilot populations, we are reexamining assumptions around flight deck design and operation in partnership with our airline customers and industry members.

7	Expanding the Safety Promotion Center	The Safety Promotion Center, established in 2017, is a place for employees to learn and reflect on our safety culture and renew personal commitments to safety. We are extending its role and reach to our global network.

8	Strengthening safety systems	New safety leadership roles, empowered safety review boards and an expanded anonymous safety reporting system are strengthening safety management systems at Boeing and throughout our supply chain.

9	Leading in new capabilities	Additional investments are being made in enhanced flight simulation and computing as well as advanced research and development for future flight decks. Broader plans are underway for improving the global aviation safety ecosystem.

10	Investing in talent	To address the global need for aerospace talent, we are sharpening our focus on pilot and maintenance technician training and STEM education.

2	2020 Proxy Statement

THE BOEING BOARD: LEARNING AND TAKING ACTION

Holding Leaders Accountable

Since the grounding of the 737 MAX, the Board announced the following regarding executive accountability:

•	Former President and CEO Dennis Muilenburg was not paid any severance or other benefits in connection with his retirement,

•	No annual incentive payouts for 2019 performance, and

•	No long-term incentive performance award payouts for 2017-2019 performance.

In addition, in 2020 the Board enhanced Boeing’s clawback policy to cover instances of misconduct that compromise the safety of our products or services. The Compensation Committee also strengthened its process for assessing the performance of executives with respect to safety and our other core values, including by ensuring formal consultations with the Aerospace Safety Committee in connection with individual performance reviews.

For additional information on executive compensation, including detail on Mr. Muilenburg’s 2019 compensation, see “Compensation Discussion and Analysis” beginning on page 33 and “Compensation of Executive Officers” beginning on page 51.

Making Senior Leadership Changes

During the course of the last year, the Board has implemented several changes to Boeing’s leadership. These changes are designed to help rebuild the trust of our stakeholders, commit to a culture of greater transparency, and strengthen our company around our core values, including safety, quality and integrity. In addition, the Board has sharpened its focus on board refreshment in order to ensure that our Board consists of a diverse, highly-skilled group of leaders focused on sustainable, long-term business success. Affirmative leadership-related actions taken by the Board to date include the following (in order of occurrence):

•	Amended our Corporate Governance Principles to explicitly identify safety-related experience as a criterion when considering potential director nominees

•	Separated the roles of CEO and Chairman

•	Elected Stanley Deal to serve as President and CEO, Boeing Commercial Airplanes

•	Elected Admiral John Richardson, the 31st Chief of Naval Operations for the U.S. Navy, to our Board

•	Elected Larry Kellner to serve as Chairman of the Board

•	Elected Dave Calhoun to serve as the Company’s President and CEO

•

Nominated Akhil Johri, former Chief Financial Officer of United Technologies, and Steven Mollenkopf, Chief Executive Officer of Qualcomm, for election to the Board at this year’s Annual Meeting of Shareholders

For more information on the nominees for election to the Board and our continued efforts to maintain a skilled and diverse Board, see “Election of Directors” beginning on page 9.

Rebuilding Stakeholder Trust

We understand that re-establishing trust and increasing transparency with all stakeholders, not just our shareholders, is the only path forward; we will continue to listen, seek feedback, and respond — appropriately, urgently and respectfully.

Stakeholders	Company Actions

Families and Communities

•   Recommitment to transparency with all stakeholders

•   Extensive personal outreach by senior management to the families of those impacted by the 737 MAX accidents

•   Pledged $100 million to the families and communities affected by the accidents

Regulators	• Working closely with the FAA and other global regulators to safely return the 737 MAX to service • Recommitting to transparency and accounting for rigorous scrutiny by regulatory authorities

2020 Proxy Statement	3

THE BOEING BOARD: LEARNING AND TAKING ACTION

Stakeholders	Company Actions

Customers

•   Extensive customer engagement regarding impact of the 737 MAX grounding on their operations

•   Recognized liabilities of $8.3 billion in 2019, net of insurance, related to customer concessions and other considerations

•   Continual learning and focus on safety, first-time quality, and delivering on commitments

Pilots	• Met with hundreds of airline pilots to discuss 737 MAX software updates • Recommended robust simulator training for all 737 MAX pilots • Conducted hundreds of simulator sessions with pilots

Suppliers	• Closely engaging with more than 600 737 suppliers to ensure supply chain stability • Working with supply chain to minimize disruption related to the continued grounding

Living Our Values

The Boeing family includes more than 160,000 employees, an extensive network of customers and suppliers as well as community stakeholders across the globe. We continue to humbly reflect on learnings from the past year to strengthen our actions aligned with our values. We believe that cultivating an open, inclusive and accountable culture is a journey that we must always advance. Through our focus on values, including safety, quality and integrity, we will meet our commitments and stakeholders’ expectations.

We have recommitted ourselves to Boeing’s core values, which define who we are and guide us on our journey of continuous improvement.

Safety	We value human life and well-being above all else.

Quality	We strive for first-time quality and continuous improvement.

Integrity	We hold ourselves to the highest ethical standards.

Diversity and Inclusion	We value the skills, strengths and perspectives of our diverse team.

Trust and Respect	We act with honesty and treat everyone fairly.

Corporate Citizenship	We are a responsible partner to our communities.

Stakeholder Success	We strive to deliver excellence to all we serve.

4	2020 Proxy Statement

THE BOEING BOARD: LEARNING AND TAKING ACTION

Our Path Forward

President and CEO Dave Calhoun has asked Boeing employees to focus on the following priorities:

•

Safely return the 737 MAX to service, following the lead of regulators and working with them to ensure they are completely satisfied with the airplane and our work, so we can continue to meet our customer commitments.

•	Rebuild trust among stakeholders by recommitting to transparency, listening and responding to feedback, and meeting and exceeding expectations.

•	Focus on our values while further strengthening our culture, fostering an inclusive environment that embraces oversight and accountability.

•	Operate with excellence to deliver safe products and services to customers, continuously improving quality performance and remaining focused on what is important.

•

Restore production health by taking steps to preserve the supply chain and workforce expertise, ensuring we are ready to restart 737 MAX production and increase rate safely, smartly and with the highest standards of quality.

•	Invest in our future and keep innovating to succeed, building our global workforce and developing new processes and technologies to improve safety and efficiency.

2020 Proxy Statement	5

PROXY SUMMARY

Voting Recommendations of the Board

Item	Description	For	Against	Page
1	Election of directors			9
2	Approve, on an advisory basis, named executive officer compensation			31
3	Ratify the appointment of independent auditor			64
4	Shareholder proposal – disclosure of director skills, ideological perspectives, and experience and minimum director qualifications			68
5	Shareholder proposal – additional report on lobbying activities			70
6	Shareholder proposal – policy requiring independent Board Chairman			71
7	Shareholder proposal – written consent			73
8	Shareholder proposal – mandatory retention of significant stock by executives			74
9	Shareholder proposal – additional disclosure of compensation adjustments			75

Director Nominees

Three of our independent directors joined the Board in the last three years, and two additional director nominees—Akhil Johri and Steve Mollenkopf—are up for election this year for the first time. These new additions reflect our ongoing Board refreshment strategy and our commitment to further strengthening and diversifying the skills and experiences of the Board. Each director nominee is listed below, and you can find additional information under “Election of Directors (Item 1)” beginning on page 9.

Name	Age	Director Since	Professional Background	Board Committees
Robert A. Bradway	57	2016	Chairman & CEO, Amgen	Audit, Finance
David L. Calhoun	62	2009	President & CEO, The Boeing Company	—
Arthur D. Collins Jr.	72	2007	Former Chairman & CEO, Medtronic	Compensation, GON
Edmund P. Giambastiani Jr.	71	2009	Seventh Vice Chairman of the U.S. Joint Chiefs of Staff; Former NATO Supreme Allied Commander Transformation and Former Commander, U.S. Joint Forces Command	Aerospace Safety, Audit, Special Programs
Lynn J. Good	60	2015	Chairman, President & CEO, Duke Energy	Aerospace Safety, Audit
Nikki R. Haley	48	2019	Former U.S. Permanent Representative to the United Nations	Audit, Finance
Akhil Johri	58	—	Former CFO, United Technologies	—
Lawrence W. Kellner*	61	2011	Former Chairman & CEO, Continental Airlines	Aerospace Safety, Audit
Caroline B. Kennedy	62	2017	Former U.S. Ambassador to Japan	Audit, Finance
Steven M. Mollenkopf	51	—	CEO, Qualcomm	—
John M. Richardson	59	2019	31st Chief of Naval Operations, U.S. Navy; Former Director of the Naval Nuclear Propulsion Program, U.S. Navy	Aerospace Safety, Special Programs
Susan C. Schwab	64	2010	Former U.S. Trade Representative	Compensation, GON
Ronald A. Williams	70	2010	Former Chairman & CEO, Aetna	Audit, Finance, Special Programs

*	Non-Executive Chairman

6	2020 Proxy Statement

PROXY SUMMARY

Shareholder Outreach

We meet with shareholders throughout the year to ensure that the Board and management are focused on, and responsive to, investor priorities and concerns. For additional information, see “Shareholder Outreach” on page 19.

Governance Checklist

✓	Five independent director nominees with tenure of less than three years (page 10)

✓	Balanced and diverse group of Board nominees (page 9)

✓	Independent Chairman of the Board (page 18)

✓	Robust succession planning process for senior leadership positions, including in-depth meetings between individual directors and senior executives

✓	Extensive Board oversight of key strategic, operational, and compliance risks, with a sharpened focus on risks that could impact the safety and quality of our products and services (page 22)

✓	Significant involvement in strategy development

✓	Active engagement by directors and management with shareholders throughout the year (page 19)

✓	Comprehensive annual self-assessments of Board and its committees (page 23)

✓	12 of 13 director nominees are independent (page 10)

✓	Executive sessions of independent directors conducted after every regularly scheduled Board meeting

✓	Approximately 98% average attendance at Board and committee meetings during 2019 (page 24)

✓	Robust Board refreshment process that takes into account diversity and expertise, as well as the evolving needs and circumstances of the Company

✓	Multiple visits to Boeing production sites by each director every year

✓	Proxy access right for shareholders seeking to nominate directors (page 81)

✓	Limits on director service on outside boards (page 10)

✓

Publicly disclosed policies and practices regarding political advocacy, including enhanced disclosure of key trade association relationships beginning in 2020 (see https://www.boeing.com/company/key-orgs/government-operations/#/political)

✓	Board oversight of political and charitable contributions

✓	Directors required to hold equity until they leave the Board

✓	Majority voting for all directors, each of whom is elected for a one-year term and is subject to a resignation policy in the event he or she fails to receive a majority vote

✓	No supermajority voting requirements

✓	Shareholder right to call special meetings

✓	No poison pill and any future poison pill must be submitted to shareholders

Executive Compensation Checklist

✓	No annual incentive payouts for 2019 performance

✓	No long-term incentive performance award payouts for 2017-2019 performance

✓	Former CEO provided with no severance or separation payments (page 35)

✓	Enhanced clawback policy designed to address instances of misconduct that compromise the safety of our products or services

✓	Enhanced focus on safety when evaluating individual executive performance, including formal consultation between Aerospace Safety and Compensation committees

✓

Incentive pay programs that feature multiple Company performance metrics and account for individual performance with the majority of target incentive compensation tied to long-term performance (page 38)

✓	Approximately 86% of target NEO pay in 2019 was variable and at risk (page 33)

✓	No accelerated vesting of equity awards in connection with a change in control

✓	No pledging or hedging of Boeing stock by officers or directors (page 48)

✓	Rigorous stock holding and ownership requirements for executive officers (page 47)

✓	No change-in-control agreements

✓	No employment agreements (except where required by non-U.S. local law)

2020 Proxy Statement	7

PROXY SUMMARY

Sustainability

Boeing’s commitment to innovation extends to how we care for our environment, engage with the communities in which we operate, and build and sustain a corporate culture that promotes accountability and aligns with our values. See “Sustainability” on page 24 for additional information.

ENVIRONMENTAL	SOCIAL	GOVERNANCE

Global environmental leadership through aerospace innovation — companywide focus on emitting less carbon, using less energy and water, and creating less waste while protecting human and environmental health in communities across the globe.	Create positive changes in our workplace and local communities for our employees, customers and partners, focused on the way we operate our business.	Managing our company in a manner that upholds our values, addresses key risks, and takes into account the long-term interests of our employees, shareholders, customers, suppliers, and communities

48 BILLION POUNDS of fuel saved by the 787 Dreamliner family since it entered service, compared to the airplane it replaces	$240 MILLION invested in our communities	SAFETY Established Board Aerospace Safety Committee and Product and Services Safety organization

8	2020 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

PROPOSAL SUMMARY

Shareholders are being asked to elect the 13 director nominees under “Director Nominees” beginning on page 11 to serve until the 2021 Annual Meeting of Shareholders.

The Board recommends that you vote FOR each of the 13 director nominees.

Board Composition

Background	Number of Nominees	Alignment with Company Strategy

In-Depth Aerospace Expertise	4	Substantial knowledge of aerospace enables enhanced oversight of product development

Engineering/ Technology Leadership	8

Experience in precision engineering or in leading teams working on cutting-edge technologies enables directors to effectively oversee the design, development, and testing of complex aerospace products, services, and systems

Complex Manufacturing Expertise	5	Understanding of multifaceted industrial processes allows directors to critically evaluate manufacturing

Safety	7	Expertise in establishing and overseeing safety processes and procedures provides the Board with the proper perspectives to effectively monitor Boeing’s operations

Highly-Regulated Industry Experience	7	Familiarity with highly-regulated industries allows directors to advise on how to most effectively work with regulators, meet their expectations, and achieve mutual goals

Current or Former CEO of a Global Public Company	7	Understanding of and experience navigating key challenges of the chief executive role at large, multi-national companies allows directors to effectively advise and oversee the performance of our CEO

Fortune 500 Board Experience	10	Work on other large, public company boards provides directors with similar oversight experience

International Leadership	7

Experience leading large, global teams and significant experience managing global relationships and/or international stakeholders enables directors to advise management on key risks involving our global customer and supply bases, oversee the Company’s processes for managing global compliance systems, and identify strategic opportunities for future international growth

Senior Leadership Experience	13	Awareness of intricacies of effectively running teams enables directors to advise and assess the performance of our management team

Senior U.S. Government / Military Experience	5

Experience in large-scale operations, strategy development, international relations, defense contracting, and/or risk oversight in sectors where safety is a key priority enables directors to critically examine and shape policies and procedures, as well as advise on strategic considerations involving our global defense and commercial operations

Former Fortune 500 CFO	4	Expertise in large-scale financial decision making helps guide capital allocation and other financial decisions

2020 Proxy Statement	9

ELECTION OF DIRECTORS (ITEM 1)

12 of 13 Independent

Data reflect 2020 nominees.

Director Qualification Criteria

The Governance, Organization and Nominating Committee, or the GON Committee, is responsible for identifying and assessing potential candidates and recommending nominees for the Board’s approval. The GON Committee assesses the qualifications of incumbent directors and other candidates for nomination on an ongoing basis, including with respect to the following key factors:

•

Experience. The GON Committee considers each candidate’s experience and leadership record in such areas as operations, international business, engineering, manufacturing, safety, risk management, finance, government, marketing, international affairs, technology, and public policy.

•

Industry Expertise. The GON Committee ensures that a number of directors possess aerospace and/or defense industry, as well as technology, expertise. This broad industry expertise allows the Board to assess Company performance and provide strategic guidance with respect to each of our principal businesses.

•	Diversity. The Board is deeply committed to seeking broad diversity of background, experience, skills, and perspectives among its members.

•

Safety. The Board is committed to safety as a core value of the Company—both with respect to the safety of our aerospace products and services and the safety of our employees in the workplace. One manifestation of this commitment is ensuring that the Board includes members with a wide range of experience in industries and professions where safety is paramount.

•

Outside Board Memberships. Directors are expected to ensure that other commitments, including outside board memberships, do not interfere with their duties and responsibilities as Boeing directors. Consequently, directors may not serve on more than four public company boards in addition to Boeing (two if a public company CEO). In addition, the GON Committee reviews directors’ outside commitments even when they do not exceed these limits, to ensure that all directors are able to devote sufficient time to Boeing.

•

Independence. In addition to any regulatory limitations with respect to independence, the GON Committee also considers other positions the director holds or has held, and evaluates each nominee with respect to Boeing’s publicly-disclosed Director Independence Standards, the NYSE director independence standards, and any potential conflicts of interest.

•

Professional Reputation. As set forth in our Corporate Governance Principles, our directors are expected to have a reputation for personal and professional integrity, honesty, and adherence to the highest ethical standards.

•

Length of Service. The Board believes that regular refreshment of the Board is critical for us to gain fresh perspectives and maintain our position as a global aerospace leader. At the same time, with decades-long product cycles and lengthy development periods, we also benefit from directors with extensive Boeing experience. As a result, the GON Committee’s strategy is to maintain a balance among directors of short, medium and longer tenures.

10	2020 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

•	Regulatory Compliance. All director nominees must satisfy regulatory requirements for Board service, including those with respect to any committee on which such director would be asked to serve.

•

Prior Contributions to the Board. When evaluating the candidacy of an incumbent director, the Board also considers the director’s ongoing contributions to the Board, including attendance and participation at meetings and ongoing relevance of their skills and experience, as well as the results of both formal and informal assessments provided by fellow directors.

Moving forward, the GON Committee will continue to seek out highly qualified director candidates as part of the Board succession plan. By identifying and electing directors with safety-related experience, expertise in areas like risk management, software development, engineering, leadership, and finance, and diverse backgrounds and perspectives, the Board seeks to continue to effectively fulfill its oversight responsibilities and uphold Boeing’s core values, all while enabling Boeing to achieve its evolving strategic imperatives.

Director Nominees

Set forth below are the ages, principal occupations, directorships within the past five years, and other details about each nominee. Admiral Richardson, who joined the Board in 2019, was referred to the GON Committee by another independent director. Messrs. Johri and Mollenkopf, who are new nominees to the Board, were referred to the GON Committee by independent search firms.

ROBERT A. BRADWAY

Chairman & CEO, Amgen Inc.

Boeing director since: 2016

Professional highlights:

•   Chairman & CEO, Amgen Inc. (Chairman 2013-present; CEO 2012-present)

•   President & COO, Amgen Inc. (2010-2012)

•   Executive VP & CFO, Amgen Inc. (2007-2010)

Independent: Yes Age: 57 Other current directorships: • Amgen Inc. Prior directorships: • Norfolk Southern Corporation

Mr. Bradway brings to the Board critical skills in the areas of high technology, product development, financial oversight, product safety, and risk management. His experience as a senior executive in the biotechnology industry, including as Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of Amgen, provides him with an extensive understanding of the strategic considerations and challenges associated with meeting the requirements of numerous safety and regulatory compliance regimes around the world. In addition, he previously served as a director of Norfolk Southern Corporation, one of the nation’s largest railroad transportation companies, where virtually every aspect of operations is heavily regulated and subject to strict safety-related oversight. In recognition of Mr. Bradway’s experience in corporate finance, risk management, and executive leadership, the Board elected him to serve on the Audit and Finance Committees.

2020 Proxy Statement	11

ELECTION OF DIRECTORS (ITEM 1)

DAVID L. CALHOUN

President & CEO, The Boeing Company

Boeing director since: 2009

Professional highlights:

•   President & CEO, The Boeing Company (2020-present)

•   Senior Managing Director & Head of Private Equity Portfolio Operations, The Blackstone Group (2014-2020)

•   Chairman & CEO, Nielsen Holdings plc. (Chairman 2014-2016; CEO 2010-2014)

•   Chairman & CEO, The Nielsen Company B.V. (2006-2014)

•   Vice Chairman, General Electric Company, & President and CEO, GE Infrastructure (2005-2006)

Independent: No Age: 62 Other current directorships: • Caterpillar Inc. Prior directorships: • Gates Industrial Corporation plc • Nielsen Holdings plc.

Mr. Calhoun brings a diverse skill set to the Board, including deep and long-standing aviation industry experience as Boeing’s President and Chief Executive Officer, former Boeing Chairman and independent Lead Director, and leadership of GE’s aircraft engines and transportation businesses. He also brings experience leading businesses through periods of change, having led Nielsen’s transformation into a leading global information and measurement company. In addition, Mr. Calhoun brings to Boeing strong leadership and valuable insight and perspective on a wide array of strategic and business matters, stemming from his vast executive, management, and operational experience at Blackstone, as well as at Nielsen and GE. Mr. Calhoun’s significant global aerospace, aircraft, manufacturing, and high-technology industry expertise, as well as leadership experience on the boards of Caterpillar and Gates Industrial Corporation, positions him well to serve on the Board and lead Boeing as President and Chief Executive Officer.

ARTHUR D. COLLINS JR.

Former Chairman & CEO, Medtronic, Inc.

Boeing director since: 2007

Professional highlights:

•   Senior Advisor, Oak Hill Capital Partners (2009-2019)

•   Chairman & CEO, Medtronic, Inc. (Chairman 2002-2008; CEO 2002-2007)

•   President & CEO, Medtronic, Inc. (2001-2002)

•   President & COO, Medtronic, Inc. (1996-2001)

Independent: Yes Age: 72 Other current directorships: • U.S. Bancorp Prior directorships: • Alcoa Inc. • Arconic, Inc.

Mr. Collins provides key leadership on a wide variety of corporate and strategic matters based on his extensive senior executive and business leadership experience, with a particular focus on highly regulated industries. The Board benefits from Mr. Collins’ years of executive leadership at Medtronic, a global leader in medical technology, services, and solutions that operates in over 120 countries in an industry where product safety and quality are of utmost importance. Mr. Collins also brings to the Board his vast experience gained from serving on other corporate boards. Mr. Collins has chaired multiple compensation, governance, and finance committees, including his current service as chair of the governance committee of U.S. Bancorp. As a result of his extensive executive management and corporate governance expertise, the Board elected Mr. Collins to serve as Chair of the Compensation Committee.

12	2020 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

EDMUND P. GIAMBASTIANI JR.

Seventh Vice Chairman, U.S. Joint Chiefs of Staff; Former Supreme Allied Commander Transformation, NATO

Boeing director since: 2009

Professional highlights:

•   President, The Giambastiani Group LLC (2009-present)

•   Seventh Vice Chairman, U.S. Joint Chiefs of Staff (2005-2007)

•   Supreme Allied Commander Transformation, NATO (2003-2005)

•   Commander, U.S. Joint Forces Command (2002-2005)

•   Admiral, U.S. Navy (retired); career nuclear trained submarine officer with commands at the submarine, squadron and fleet levels

Independent: Yes

Age: 71

Other current directorships/ trusteeships:

•   THL Credit, Inc.

•   Board of Trustees of the Invesco U.S. ETF Complex (6 trusts comprising 211 funds)

Prior directorships:

•   Monster Worldwide, Inc.

Admiral Giambastiani brings a wide breadth of experience with major program development, program resourcing, and other aspects of managing large U.S. armed forces acquisition programs, with a particular focus on high-technology programs. During his distinguished U.S. military career of over 40 years, Admiral Giambastiani developed extensive strategic, leadership, risk management, operational, and engineering experience that complements Boeing’s diverse business needs. These skills enable him to provide expert advice to senior management and his fellow directors on a range of technical and operational matters. Since his retirement from the Navy, Admiral Giambastiani has expanded his oversight experience, serving on numerous U.S. Government advisory boards, accident/incident investigation teams and task forces. Admiral Giambastiani significantly enhances the Board’s strategic and management oversight abilities, particularly with respect to product quality and safety. As a result of his experience as a senior military leader in strategy development and program risk oversight, as well as his expertise with respect to safety and cybersecurity, the Board elected Mr. Giambastiani to serve as Chair of the specially-appointed Committee on Airplane Policies and Processes, and later the Chair of the standing Aerospace Safety Committee. Admiral Giambastiani earned a bachelor of science degree with a minor in electrical engineering with leadership distinction from the U.S. Naval Academy.

LYNN J. GOOD

Chairman, President & CEO, Duke Energy Corporation

Boeing director since: 2015

Professional highlights:

•   Chairman, President & CEO, Duke Energy Corporation (Chairman 2016-present; President and CEO 2013-present)

•   Vice Chairman, Duke Energy Corporation, (2013-2016)

•   Executive Vice President & CFO, Duke Energy Corporation (2009-2013)

Independent: Yes Age: 60 Other current directorships: • Duke Energy Corporation Prior directorships: • Hubbell Incorporated

Ms. Good brings to the Board substantial experience in executive leadership, safety, corporate governance, financial management, and accounting, as well as operational expertise in a highly-regulated, capital-intensive industry. Ms. Good’s record as Chief Executive Officer and Chairman of Duke Energy, one of the nation’s largest grid and generation operators, enables her to advise management on a wide range of strategic, financial, and governance matters, including the challenges associated with safety performance, large-scale capital projects, transformative technologies and crisis management. Ms. Good also has vast financial management experience, gained principally from her prior service as Chief Financial Officer and Treasurer of Duke Energy and as chair of Hubbell’s Audit Committee. Ms. Good also has extensive capital markets proficiency, significant merger and restructuring experience, and accounting and auditing skills earned from nearly 30 years as a Certified Public Accountant and 11 years as an audit partner at Arthur Andersen LLP and Deloitte & Touche LLP. As a result of Ms. Good’s extensive auditing experience and skills in corporate finance and strategic matters, the Board elected her to serve as Chair of the Audit Committee. Ms. Good also serves as chair of the Institute of Nuclear Power Operations, a not-for-profit organization responsible for promoting the highest levels of safety and reliability in nuclear plant operations. As a result of this experience as well as her record at a Fortune 125 company recognized as a leader in safety and operational performance, the Board has appointed her to serve on the Aerospace Safety Committee. Ms. Good earned bachelor of science degrees in systems analysis and accounting from Miami University.

2020 Proxy Statement	13

ELECTION OF DIRECTORS (ITEM 1)

NIKKI R. HALEY

Former U.S. Permanent Representative to the United Nations

Boeing director since: 2019

Professional highlights:

•   U.S. Permanent Representative to the United Nations (2017-2019)

•   Governor, South Carolina (2011-2017)

•   Member, South Carolina House of Representatives (2005-2011)

Independent: Yes Age: 48

Ambassador Haley brings to the Board extensive experience in government and international affairs. During Ambassador Haley’s distinguished career as a legislator, Governor, and ambassador, she demonstrated strong leadership abilities, significant achievements in both domestic and foreign policy, and a commitment to a vibrant and sustainable U.S. industrial base. During her tenure as U.S. Permanent Representative to the United Nations, Ambassador Haley served as a member of the President’s cabinet and as a member of his National Security Council. In this capacity, she led an international U.S. Presidential delegation, represented the President in meetings with world leaders across multiple continents and convened the first council session dedicated to human rights. Ambassador Haley has a record of accomplishment in areas that are critical to Boeing’s long-term success, such as industrial policy, education, human rights, and international relations, which strengthen the Board’s oversight of Boeing’s long-term business strategy as well as its relationships with its global customer base and other key partners. She earned a bachelor of science degree in accounting from Clemson University.

AKHIL JOHRI

Former Executive Vice President and CFO, United Technologies Corporation

Boeing director since: N/A

Professional highlights:

•   Special Advisor to the Chairman and Chief Executive Officer, United Technologies Corporation (2019-2020)*

•   Executive Vice President and Chief Financial Officer, United Technologies Corporation (2015-2019)

•   Chief Financial Officer, Pall Corporation (2013-2014)

•   Vice President, Finance and Chief Financial Officer, UTC Propulsion & Aerospace Systems, United Technologies Corporation (2011-2013)

•   Vice President, Financial Planning and Investor Relations, United Technologies Corporation (2009-2011)

Independent: Yes Age: 58 Other current directorships: • Cardinal Health Inc.

Mr. Johri brings to the board extensive aerospace industry expertise from his more than 30 years at United Technologies, as well as critical skills developed while serving as Chief Financial Officer at multiple Fortune 500 companies. These skills will enable Mr. Johri to provide critical insights to the Board in areas as diverse as financial strategy, strategic operations, the dynamics of managing a complex, global supply chain, articulating corporate strategy to investors and other stakeholders, and mitigating risks associated with the development of new products and services at a large industrial manufacturer. Mr. Johri also brings to the Board unique insights relating to his senior leadership experience at a major supplier to aerospace companies like Boeing. In addition, in his capacity as an independent director and audit committee member at Cardinal Health, Mr. Johri will bring to the Board experience in risk oversight and corporate governance of a large company in a highly regulated industry. Mr. Johri is a graduate of the Indian Institute of Management, Ahmedabad, and is a Chartered Accountant.

*  Mr. Johri is retiring from United Technologies on March 31, 2020.

14	2020 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

LAWRENCE W. KELLNER

Former Chairman & CEO, Continental Airlines, Inc.

Boeing director since: 2011; Non-Executive Chairman (2019-present)

Professional highlights:

•   President, Emerald Creek Group, LLC (2010-present)

•   Chairman & CEO, Continental Airlines, Inc. (2004-2009)

•   President & COO, Continental Airlines, Inc. (2003-2004)

Independent: Yes Age: 61 Other current directorships: • Marriott International, Inc. • Sabre Corporation* Prior directorships: • Chubb Limited

Mr. Kellner brings to the Board extensive airline industry experience developed during his 14 years of service in key leadership positions at Continental Airlines, including Chairman, Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer. Mr. Kellner possesses a deep understanding of strategic planning, customer requirements, and operational management in the airline industry. As CEO of Continental Airlines, Mr. Kellner led a highly regulated global airline committed to safety through strong training programs, as well as coordination and integration among pilots, civil aviation authorities, and other internal and external stakeholders. He also has deep experience in meeting the requirements of numerous safety and regulatory compliance regimes around the world. In addition, Mr. Kellner has detailed finance and accounting knowledge gained principally from his experience as Chief Financial Officer at Continental Airlines and American Savings Bank. Mr. Kellner also brings to the Board corporate governance expertise from his service as lead director of Marriott and as former chairman of Sabre as well as on the boards of other Fortune 500 companies. As a result of his leadership experience in the airline industry, his record of independent leadership at Boeing, and his distinguished service on other corporate boards, the Board elected Mr. Kellner to serve as Chairman.

*  Mr. Kellner has informed Sabre that he will resign from the Sabre board effective April 2020.

CAROLINE B. KENNEDY

Former U.S. Ambassador to Japan

Boeing director since: 2017

Professional highlights:

•   U.S. Ambassador to Japan (2013-2017)

•   Chief Executive of the Office of Strategic Partnerships of NYC Dept. of Education (2002-2004)

•   Vice Chair, The Fund for Public Schools (2002-2011)

Independent: Yes Age: 62

Ambassador Kennedy brings to the Board international business and diplomatic experience, including as U.S. Ambassador to Japan, which is invaluable to the Board’s deliberations with respect to the Company’s extensive network of international customers, suppliers, and other stakeholders. In addition to her international and diplomatic experience, Ambassador Kennedy has held high-level positions on several prominent nonprofit boards and been a vocal advocate and leader on a range of education issues vital to the U.S. industrial base, such as increased science, technology, engineering, and math education for women. Ambassador Kennedy’s diversity of experience and accompanying insights broaden and strengthen the Board in its deliberative process and responsibilities in the areas of risk oversight, long-term strategic planning, and talent development.

2020 Proxy Statement	15

ELECTION OF DIRECTORS (ITEM 1)

STEVEN M. MOLLENKOPF

CEO, Qualcomm Incorporated

Boeing director since: N/A

Professional highlights:

•   Chief Executive Officer, Qualcomm Incorporated (2014-present)

•   Chief Executive Officer-elect and President, Qualcomm Incorporated (2013-2014)

•   President and Chief Operating Officer, Qualcomm Incorporated (2011-2013)

Independent: Yes Age: 51 Other current directorships: • Qualcomm Incorporated Prior directorships: • General Electric Company

Mr. Mollenkopf experience as the Chief Executive Officer and Chief Operating Officer of Qualcomm, an engineering-driven, high-technology manufacturing company, will enable him to bring critical insights to the Board in such areas of engineering leadership, risk management, leading a complex business with a global reach, and oversight of large-scale efforts to develop and test new technologies. A long-time engineer who started with Qualcomm over 25 years ago, Mr. Mollenkopf also possesses expertise and direct leadership experience in precision engineering, project management, manufacturing, quality control, and designing testing regimes for complex systems. Mr. Mollenkopf is a published IEEE (Institute of Electrical and Electronics Engineers) author and an inventor on 38 patents in areas such as power estimation and measurement, multi-standard transmitters, and wireless communication transceiver technology. He holds a B.S. degree in Electrical Engineering from Virginia Tech and an M.S. degree in Electrical Engineering from the University of Michigan.

JOHN M. RICHARDSON

31st Chief of Naval Operations, U.S. Navy; Former Director of the Naval Nuclear Propulsion Program, U.S. Navy	Boeing director since: 2019 Professional highlights: • 31st Chief of Naval Operations, U.S. Navy (2015-2019) • Director of the Naval Nuclear Propulsion Program, U.S. Navy (2012-2015)	Independent: Yes Age: 59 Other current directorships: • The Exelon Corporation

Admiral Richardson brings deep expertise in safety, regulation, and oversight of complex, high-risk systems, as well as extensive crisis management and national security experience. During his 37 years of service in the U.S. Navy, Admiral Richardson gained valuable operational and national security experience, safely managing over 100 nuclear power plants operating on nuclear-powered warships, serving in four nuclear submarines, including commanding the submarine USS Honolulu, and serving as naval aide to the President of the United States. Admiral Richardson brings extensive experience managing operations on a global basis. As Chief of Naval Operations, he was responsible for the management of a $160 billion budget covering 600,000 sailors and civilians, over 70 installations, 290 warships and over 2,000 aircraft worldwide. As a result of his safety and operational knowledge, the Board elected Admiral Richardson to the Aerospace Safety Committee, as well as Chair of the Special Programs Committee. He earned a bachelor of science degree in physics from the U.S. Naval Academy, a master’s degree in electrical engineering from the Massachusetts Institute of Technology and Woods Hole Oceanographic Institution and a master’s degree in National Security Strategy from the National War College.

16	2020 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

SUSAN C. SCHWAB

Former U.S. Trade Representative

Boeing director since: 2010

Professional highlights:

•   Professor, School of Public Policy (2009-present)

•   Strategic Advisor, Mayer Brown LLP (2010-present)

•   U.S. Trade Representative, Executive Office of the President (2006-2009)

•   Deputy U.S. Trade Representative (2005-2006)

•   President and CEO, University System of Maryland Foundation (2004-2005)

Independent: Yes Age: 64 Other current directorships: • Caterpillar Inc. • FedEx Corporation • Marriott International, Inc.

Ambassador Schwab brings unique global and governmental perspectives and experience to the Board and its deliberations. Ambassador Schwab’s extensive experience leading large international trade negotiations positions her well to advise her fellow directors and our senior management on a wide range of key issues facing Boeing through its relationships with non-U.S. companies and governments. Ambassador Schwab’s vast experience in the U.S. government and in both public policy formulation and the management and leadership of a global network of trade offices also enables her to advise Boeing on the many challenges and opportunities in engaging with governments at home and abroad. In addition, as a result of Ambassador Schwab’s prior business experience and current service on other Fortune 100 corporate boards, she brings expertise to the Board on a wide range of strategic, financial, corporate governance, and compensation matters.

RONALD A. WILLIAMS

Former Chairman, President & CEO, Aetna Inc.

Boeing director since: 2010

Professional highlights:

•   Chairman & CEO, RW2 Enterprises, LLC (2011-present)

•   Chairman, President & CEO, Aetna Inc. (Chairman 2006-2011; President 2002-2007; CEO 2006-2010)

•   Executive VP & Chief of Health Operations, Aetna Inc. (2001-2002)

Independent: Yes Age: 70 Other current directorships: • American Express Company • Johnson & Johnson Prior directorships: • Envision Healthcare Corporation

Mr. Williams brings to the Board significant strategic, leadership, operations, and management experience from his tenure at Aetna, including as Chairman and Chief Executive Officer. With more than 25 years of experience in the health care industry, Mr. Williams provides valuable insight into health insurance and employee benefits best practices, as well as the many related areas associated with managing the requirements of companies in industries with large numbers of employees in U.S. and non-U.S. locations. Mr. Williams also brings experience in significant corporate transformations from his time at Aetna. In addition, his service as lead director and chair of the risk committee of American Express has enhanced his expertise in risk management at large, global companies. In recognition of Mr. Williams’ significant knowledge and understanding of corporate finance, the Board elected him to serve as Chair of the Finance Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THESE NOMINEES.

2020 Proxy Statement	17

CORPORATE GOVERNANCE

Our corporate governance materials, including our Corporate Governance Principles, the charters of each of the Board’s standing committees, our Director Independence Standards, and our codes of conduct for directors, finance employees, and all employees, may be viewed on our website at www.boeing.com/company/general-info/corporate-governance.page. The GON Committee regularly reviews our governance practices and policies and proposes appropriate modifications for adoption by the Board. As we discuss elsewhere in this proxy statement, we have made several enhancements to our practices and policies in the last year, including changes designed to sharpen our focus on safety and ensure that the Board’s leadership structure and roster of standing committees best enables adequate oversight of key risks. Meanwhile, we continue to engage with shareholders, customers, suppliers, and other stakeholders to ensure that our governance practices evolve as our business and the future of aerospace evolve.

Director Independence

Board Independence

Our Corporate Governance Principles require that at least 75% of the Board satisfy the New York Stock Exchange, or NYSE, criteria for independence. For a director to be considered independent, the Board must determine, after consideration of all relevant facts and circumstances, that he or she has no material relationship with us other than as a director, either directly or as a partner, shareholder, or executive officer of another entity that has a relationship with Boeing. In addition, the Board has adopted Director Independence Standards to assist the Board in its assessment of director independence. These standards are designed to supplement the requirements of the NYSE listing standards. If a director or nominee has a relationship with Boeing that is not addressed in the Director Independence Standards, the members of the Board who have already been determined to be independent shall consider all relevant facts and circumstances and determine whether the relationship is material.

The Board has reviewed all direct and indirect relationships between Boeing and each of our directors and director nominees, and has determined that all of our directors and director nominees, other than Mr. Calhoun, are independent. Accordingly, more than 92% of our current Board nominees are independent.

Committee Independence

The Corporate Governance Principles require that all members of the Audit, GON, and Compensation Committees be independent, both under the Director Independence Standards and pursuant to any regulatory requirements. The Board has determined that all members of these committees satisfy all applicable independence requirements.

Leadership Structure

The GON Committee, in consultation with the other independent directors, evaluates on an ongoing basis whether the Board’s leadership structure is appropriate to effectively address the evolving needs of our business and the long-term interests of our shareholders. The Committee then makes recommendations to the Board concerning the Board’s leadership structure, including whether the roles of Chairman and CEO should be separated or combined. The Board, in accordance with our By-Laws, elects a Chairman from among the directors. The Board believes it is in the best interests of the Company and its shareholders for the Board to determine which director is best qualified to serve as Chairman in light of the circumstances at the time, rather than based on a fixed policy. As a result, the roles of Chairman and CEO have been split at some times, while at other times the roles have been combined. In the event that the Chairman is not an independent director, our Corporate Governance Principles require that an independent Lead Director be elected on an annual basis by a majority of the independent directors following a recommendation from the GON Committee.

For the first part of 2019, Dennis Muilenburg, our former President and CEO, served as Chairman, while David Calhoun, then an independent member of the Board, served as independent Lead Director. In October 2019, the Board elected Mr. Calhoun to serve as Chairman, with Mr. Muilenburg continuing to serve as President and CEO as well as a member of the Board. In December 2019, Mr. Calhoun was elected President and CEO. In conjunction with this transition in executive leadership, the Board elected Larry Kellner to serve as Chairman.

The Board believes that it is currently in the best interests of our shareholders that the Chairman role be held by Mr. Kellner, who is an independent director. This leadership structure allows Mr. Calhoun to focus on executing our strategic imperatives, including safely returning the 737 MAX to service, sharpening our focus on our core values of

18	2020 Proxy Statement

CORPORATE GOVERNANCE

safety, quality, and integrity, and increasing transparency with each of our stakeholders. Meanwhile, in his capacity as Non-Executive Chairman, Mr. Kellner can focus on leading the Board, ensuring that it provides strong oversight of management and that all directors have access to the resources required to discharge their duties appropriately.

Shareholder Outreach

Boeing has long believed that the delivery of sustainable, long-term value requires regular dialogue with, and accountability to, our shareholders. As a result, our management team participates in numerous investor meetings to discuss our business, strategy, and financial results each year. These meetings generally include in-person, telephone, and webcast engagements, as well as investor conferences and tours of certain Boeing facilities. In addition, during 2019, we discussed governance, executive compensation, sustainability, corporate culture, and other matters with a substantial number of shareholders representing holdings both large and small. Several of our directors, including our current CEO when he served as Lead Director, Non-Executive Chairman and the Chairs of the Compensation Committee and Aerospace Safety Committee, participated in some of these discussions. We believe these meetings help ensure that the Board and management understand our shareholders’ priorities and work to address them effectively. The Board considers feedback from these conversations, as well as the results of management and shareholder proposals voted on at our shareholders’ meetings, during its deliberations. Feedback from shareholders has been addressed in recent Board discussions on a variety of topics, including shareholder proposals, company culture, executive compensation, board refreshment, and proxy disclosures, often resulting in changes to our policies and practices. In addition, for detail on the how the Board has acted, and continues to act, in response to shareholder concerns discussed following the 737 MAX tragedies, see “The Boeing Board: Learning and Taking Action” beginning on page 1.

Board Committees

The Board has six standing committees, each of which operates under a Board-approved charter. In April 2019 the Board created the temporary Committee on Airplane Policies and Processes. The Board assigned this committee of independent directors, which was chaired by Admiral Giambastiani, the responsibility to recommend improvements to the Company’s policies and procedures in order to ensure the highest level of safety for our products and services. Between its formation and the delivery of its final recommendations, this Committee held four formal meetings and more than a dozen informal sessions with participation from various members of the Committee, other independent directors, and Boeing experts as well as independent experts in safety-related matters both in aerospace and other industries. One of the Committee’s recommendations was the formation of a permanent Aerospace Safety Committee. For information on the other recommendations of the Committee on Airplane Policies and Processes, see “The Boeing Board: Learning and Taking Action” beginning on page 1.

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CORPORATE GOVERNANCE

The Chair of each committee reviews and discusses the agendas and materials for meetings with senior management in advance of distribution to the other committee members, and reports to the Board on topics reviewed and actions taken at each committee meeting. The table below sets forth the current membership of each of the standing committees, the independence of each director, and the number of meetings each committee held in 2019.

	Independent Director	Aerospace Safety Committee	Audit Committee	Compensation Committee	Finance Committee	GON Committee	Special Programs Committee
Number of Meetings in 2019	—	2#	11	8	7	6	1
Robert A. Bradway	✓
David L. Calhoun
Arthur D. Collins Jr.	✓
Edmund P. Giambastiani Jr.	✓
Lynn J. Good	✓
Nikki R. Haley	✓
Lawrence W. Kellner	✓
Caroline B. Kennedy	✓
Edward M. Liddy*	✓
John M. Richardson	✓
Susan C. Schwab	✓
Ronald A. Williams	✓
Mike S. Zafirovski*	✓
*	Messrs. Liddy and Zafirovski will retire from the Board at the annual meeting.

#

In addition, the Board’s temporary Committee on Airplane Policies and Processes held four formal meetings and more than a dozen informal meetings between its formation in April 2019 and its dissolution in August 2019, at which time it was replaced with the permanent Aerospace Safety Committee.

Chairman of the Board	Audit Committee Financial Expert	Committee Chair	Member

Aerospace Safety Committee

The Aerospace Safety Committee, established by the Board in 2019, is responsible for directly overseeing our engineering, design, development, manufacture, production, operations, maintenance, and delivery of aerospace products and services, in order to ensure the safety of our commercial, defense, space, and other aerospace products and services.

In order to fulfill this responsibility, the Aerospace Safety Committee provides direct oversight over:

•	our safety-related policies and processes;

•	certification activities;

•

our policies and processes for engaging with and supporting the regulatory oversight of the Federal Aviation Administration, the Department of Defense, the National Aeronautics and Space Administration, and non-U.S. commercial, defense, and space aviation safety regulators;

•

our participation in and support of accident investigations conducted by the National Transportation Safety Board and other domestic and international investigatory authorities, including our responses to material findings and conclusions of such investigations;

•	our pilot training programs and services; and

•	cybersecurity with respect to our aerospace products.

In addition, the Aerospace Safety Committee consults with the Compensation Committee in connection with the safety review portion of executive individual performance evaluations. The Aerospace Safety Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

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CORPORATE GOVERNANCE

Audit Committee

The Audit Committee oversees our independent auditor and accounting and internal control matters. Its principal responsibilities include oversight of:

•	the integrity of our financial statements;

•	our internal control environment and compliance with legal and regulatory requirements;

•	our independent auditor’s qualifications and independence;

•	our processes for assessing key strategic, operational and compliance risks;

•	the performance of our internal audit function;

•	the performance of our independent auditor.

At each meeting, representatives of Deloitte & Touche LLP, our independent registered public accounting firm, are present to review accounting, control, auditing, and financial reporting matters. In addition, the Audit Committee meets in executive session after every meeting with representatives of Deloitte & Touche LLP, our independent auditors, and also meets regularly in executive session with one or more of our Chief Financial Officer, our Chief Accounting Officer, our General Counsel, our Senior Vice President, Office of Internal Governance and Administration, and our Vice President, Corporate Audit. The Audit Committee also oversees key strategic, operational and compliance risks on behalf of the Board including those set forth under “Audit Committee Risk Oversight” on page 22. The Audit Committee also prepares the Audit Committee Report included on page 65. The Audit Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to audit committee members established pursuant to applicable law. The Board has determined that each Audit Committee member is financially literate as defined by NYSE listing standards, and that Ms. Good and Messrs. Bradway, Kellner, and Williams are audit committee financial experts as defined by the rules of the Securities and Exchange Commission, or SEC.

Compensation Committee

The Compensation Committee oversees our executive and equity compensation programs. The Compensation Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards, as well as additional independence standards applicable to compensation committee members established pursuant to applicable law. Additional information about the Compensation Committee, including a more detailed list of its principal responsibilities, is set forth under “Governance of Pay-Setting Process” on page 45. In addition, certain of the Compensation Committee’s risk oversight responsibilities are set forth under “Compensation Committee Risk Oversight” on page 23.

Finance Committee

The Finance Committee’s principal responsibilities include reviewing and, where appropriate, making recommendations to the Board with respect to:

•	our funding plans and funding plans of our subsidiaries;

•	our significant financial exposures, contingent liabilities, and major insurance programs;

•	proposed dividend actions, stock splits, and repurchases, and issuances of debt or equity securities;

•	strategic plans and transactions, including mergers, acquisitions, and divestitures, as well as joint ventures and other equity investments;

•	customer financing activities;

•	our credit agreements and short-term investment policies; and

•	employee benefit plan trust investment policies, administration, and performance.

In addition, the Finance Committee has key risk oversight responsibilities that are described under “Finance Committee Risk Oversight” on page 23. The Finance Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Governance, Organization and Nominating Committee

The GON Committee’s principal responsibilities include:

•	making recommendations to the Board concerning the organization, leadership structure, size, and composition of the Board, as well as the compensation and benefits of nonemployee directors;

•	identifying and recommending to the Board candidates who are qualified to become directors under the criteria set forth in our Corporate Governance Principles;

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CORPORATE GOVERNANCE

•	assessing the independence of directors and making recommendations to the Board with respect to such assessments;

•	pre-approving, and monitoring on an ongoing basis, directors’ service on the boards of other for-profit companies;

•	overseeing the annual performance evaluation process for the Board;

•	senior management succession planning, including recommending to the Board nominees for CEO and other senior leadership roles;

•	monitoring and reviewing the performance of our CEO;

•	monitoring compliance with stock ownership requirements for directors;

•	considering possible conflicts of interest of directors and officers; and

•

reviewing corporate governance developments and, where appropriate, making recommendations to the Board on corporate governance policies and practices, including any revisions to our Corporate Governance Principles.

The GON Committee also oversees key risks on behalf of the Board, including those set forth under “GON Committee Risk Oversight” on page 23. From time to time, the GON Committee works with a third-party search firm to identify potential candidates to serve on the Board. The GON Committee is composed entirely of directors who satisfy NYSE director independence standards and our Director Independence Standards.

Special Programs Committee

The Special Programs Committee reviews Boeing’s work on classified U.S. government programs.

Risk Oversight

As a company at the forefront of innovation, Boeing takes calculated risks each day. It is the responsibility of the Board and senior management to ensure that we avoid imprudent risks and mitigate the many strategic, technological, operational, and compliance risks we face, all with our core values of safety, quality, and integrity at the forefront. Senior management is responsible for day-to-day management of risk, including the creation of appropriate risk management policies and procedures. The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board regularly assesses significant risks to the Company in the course of reviews of corporate strategy and the development of our long-range business plan, including significant new development programs.

As part of its responsibilities, the Board and its standing committees also regularly review strategic, operational, financial, compensation, and compliance risks with senior management. Examples of risk oversight activities conducted by the Board’s committees, subject to committee report-outs and full discussion at the Board level, are set forth below.

Aerospace Safety Committee Risk Oversight

•	Evaluate key risks related to the safety of the Company’s aerospace products and services

For more information on oversight of these risks, see “Aerospace Safety Committee” on page 20.

Audit Committee Risk Oversight

•	Evaluate overall risk assessment and risk management practices

•	Perform central oversight role with respect to financial statement, disclosure, and compliance risks

•	Evaluate the effectiveness of our ethics and compliance program, including through regular reports from our Senior Vice President, Office of Internal Governance and Administration

•	Lead the Board’s oversight of risks related to cybersecurity

•

Meet in executive session after every meeting with Deloitte & Touche LLP, our independent auditors, as well as regularly with one or more of our Chief Financial Officer, our Chief Accounting Officer, our General Counsel, our Senior Vice President, Office of Internal Governance and Administration, and our Vice President, Corporate Audit to discuss financial and/or compliance risks, and report any findings to the Board

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GON Committee Risk Oversight

•

Oversee risks related to the Company’s governance, including shareholder outreach efforts on governance-related matters and ensuring the Board’s continued ability to provide independent oversight of management

•	Oversee risks related to the Company’s succession planning process

•	Evaluate related party transactions

•	Evaluate risks in connection with the Company’s nonemployee director compensation program, in consultation with the Committee’s independent compensation consultant

Finance Committee Risk Oversight

•	Evaluate risk related to Boeing’s capital structure, significant financial exposures, and major insurance programs

•	Oversee risks related to investments in and costs related to our employee benefit retirement plans

•	Oversee risks related to the Company’s cash deployment strategy

Compensation Committee Risk Oversight

•	Evaluate risk in connection with the design and oversight of compensation programs, in consultation with the Committee’s independent compensation consultant and the Aerospace Safety Committee

For more information on oversight of risks related to our compensation practices, see “Compensation and Risk” on page 49.

Additional information about the Board’s responsibilities related to the management of risk is set forth in our Corporate Governance Principles.

Director Retirement Policy

Our Corporate Governance Principles generally require that no director may serve if he or she would be 74 years of age or older at the time of election. In connection with this policy, Mr. Liddy is not standing for reelection at this meeting.

Board Self-Evaluation

The Board and its standing committees perform thorough self-evaluations that are overseen by the GON Committee and are designed to enhance the Board’s effectiveness and identify areas of potential improvement. In 2019, these self-evaluations included the distribution of questionnaires to each director, wide-ranging Board and committee discussions in executive session led by the independent Lead Director, the independent Non-Executive Chairman, or relevant committee chair, and opportunities for discussions between individual directors and the Corporate Secretary, the independent Lead Director, the independent Non-Executive Chairman, and/or any relevant committee chair. Topics covered by these self-evaluations included:

•	whether the structure of the Board and its committees is appropriate in light of the Company’s strategic objectives;

•	the Board’s effectiveness in overseeing and monitoring Boeing’s long-term strategy, including its long-range business plan;

•	the effectiveness of the Board’s oversight of key strategic, operational, and compliance risks;

•	the adequacy of the written materials and presentations prepared by management for the Board;

•	the quality of the Board’s deliberations, as well as whether there are adequate open lines of communication between directors and members of management;

•	whether executive sessions are held with the appropriate frequency and cover an appropriate range of topics;

•	the extent to which the mix of skills, attributes, and qualifications of the individual directors enable the Board to perform effectively; and

•	whether individual directors are prepared for each meeting and contribute substantively to the deliberations of the Board and any relevant committee.

Following these self-evaluations, the GON Committee Chair discusses areas for potential improvement with the Board and/or relevant committees and, if necessary, identifies steps required to implement these improvements. The Board has made several changes to how it operates based in part on the results of recent self-evaluations, including replacing the role of independent Lead Director with an independent Non-Executive Chairman, creating the Aerospace Safety Committee, and identifying safety expertise as a key skill to consider when recruiting director candidates, as well as

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continuing to increase the frequency of one-on-one director interaction with senior management succession candidates and increasing frequency of reviews of key risks such as cybersecurity.

Meeting Attendance

During 2019, the Board held ten meetings. Each incumbent director nominee attended at least 94% of the meetings of the Board and the committees on which he or she served during 2019, and average attendance at these meetings was approximately 98%. In addition, during 2019 our directors participated in extended discussions outside of formal meetings, both as a group and in informal sessions, and both amongst themselves and with members of management and outside experts. Many of these activities took place at Boeing facilities around the U.S. The Board also received very frequent briefings on the 737 MAX program following the 737 MAX accidents, and was deeply involved in decisions regarding the Company’s response to these tragedies, the subsequent grounding of the aircraft, and the Company’s efforts to safely return the 737 MAX to service and rebuild stakeholder trust.

Absent extenuating circumstances, directors are required to attend our annual meetings of shareholders, and all of the directors attended our 2019 Annual Meeting.

Communication with the Board

The Board has established a process whereby shareholders and other interested parties can send communications to our independent Chairman, to the nonemployee directors as a group, or to the Audit Committee. This process is described at www.boeing.com/company/general-info/corporate-governance.page.

Sustainability

Boeing is helping to build a more sustainable future for our industry and our planet. For more information and resources, visit http://www.boeing.com/principles/esg/index. page.

Environmental

We are committed to global environmental leadership through aerospace innovation with a companywide focus on emitting less carbon, using less energy and water, and creating less waste while protecting human and environmental health in communities across the globe.

Boeing’s commitment to innovation means more than just game-changing aerospace products and services. We extend that commitment to how we take care of the environment and engage with the communities in which we operate as well as the processes that govern our environmental strategy and policy. Boeing is pursuing innovation and leadership that will build a brighter, more sustainable future for our employees, customers, industry, communities, and people who fly on our airplanes. For a link to our most recent Environment Report and additional information on the progress we have made at improving the environmental performance of our products and services, as well as our operations, visit www.boeing.com/principles/environment.

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CORPORATE GOVERNANCE

Social

Boeing Global Engagement

Through purposeful community investments, employee engagement, and thoughtful advocacy efforts, Boeing and its employees support innovative partnerships and programs that align with our strategic objectives, create value, and help build better communities worldwide. First, we are committed to helping children and youth achieve their potential through educational enrichment and support programs that promote academic success, independence, and economic sustainability. Second, through hiring and employment programs as well as grants and volunteer activities, we help armed forces veterans and their families’ transition successfully into civilian life. Third, we believe that maintaining a local focus and flexibility to respond to local needs is vital to Boeing’s charitable investment and employee engagement strategy. As a result, we focus our expertise and employee volunteerism on issues that are of importance to each site and region of the world where our company operates. For additional information, and to see how Boeing and its employees give their time, talent, and resources in communities around the world, visit https://www.boeing.com/principles/global-engagement-summary.page and download our most recent Global Engagement Portfolio.

Global Equity, Diversity and Inclusion

Diversity and inclusion are core values at Boeing, and we have a demonstrated record of living those values every day. We continue to see growth in our diverse representation and number of global employees at Boeing. We know that there is still work to be done, but we continually strive to meet and exceed our commitments in this area. For example, we continue to fuel the diversity of our workforce through education, outreach, transparency and accountability. These commitments will help us reach our goal of creating enduring change at Boeing and in our world. For additional information, visit http://www.boeing.com/principles/diversity-and-inclusion/index.page.

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Ethics

At Boeing, ethical business conduct is at the core of how we operate. We have reflected on events of the past year and are committed to improving transparency and accountability to earn the trust of all stakeholders. Our employees sign the Boeing Code of Conduct annually, highlighting that all employees are held accountable for ensuring that our values remain foundational to our work and that we follow all applicable laws, regulations, and company policies. We are committed to creating an open and accountable workplace where employees feel empowered to speak up and raise issues. With this in mind, we provide multiple channels to speak up, ask for guidance, and report concerns. In 2019, Boeing employees submitted approximately 9,800 requests to Ethics and Business Conduct. From answering questions about conflicts of interest and business courtesies to formally investigating and addressing concerns, we are committed to helping employees navigate challenging situations and uphold our values. For additional information, visit https://www.boeing.com/principles/ethics-and-compliance.page.

Human Rights

Boeing is committed to responsible business practices and the promotion of positive changes in peoples’ lives while simultaneously creating value for our customers, shareholders, and other stakeholders. We view human dignity and freedom from oppression as fundamental to a principled and productive work environment. Boeing’s Code of Basic Working Conditions and Human Rights articulates these principles, and we have developed policies and practices designed to enforce the Code’s provisions throughout our operations around the world. We also expect similar behavior from our suppliers, and we require that the principles set forth in the Code are mandated in all of our supplier contracts. We also monitor our suppliers’ compliance with these principles. To learn more about Boeing’s position on human rights issues, visit http://www.boeingsuppliers.com/index.html and https://www.boeing.com/principles/human-rights.page.

Codes of Conduct

The Board expects directors, officers and employees to act ethically, including by adhering to all applicable codes of conduct, at all times. The codes of conduct are available at www.boeing.com/company/general-info/corporate-governance.page. Waivers with respect to these codes for directors and officers may be granted only by the Board, and any such waiver must be promptly disclosed on our website. No waivers were requested during 2019. Directors are required to promptly inform the Chairman of the Board or the Chair of the GON Committee of any actual or potential conflicts of interest and to recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Compensation of Directors

We have designed our nonemployee director compensation program to achieve the following objectives:

•	align directors’ interests with the long-term interests of our shareholders;

•	attract and retain outstanding director candidates with diverse backgrounds and experiences; and

•	recognize the substantial time commitment required to serve as a Boeing director.

The GON Committee reviews Boeing’s director compensation program on an annual basis. When making its recommendations, the GON Committee considers director compensation levels at the same group of companies used to benchmark the named executive officers’ compensation. See “Benchmarking Against Our Peer Group” on page 47 for more information. Pay Governance LLC, or Pay Governance, served during 2019 as the GON Committee’s independent consultant with respect to the compensation of our directors.

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CORPORATE GOVERNANCE

Our nonemployee director compensation program consists of cash (board, committee chair, and Non-Executive Chairman retainer fees) and retainer stock units that are not distributed until after termination of Board service. In addition, we match director contributions to eligible non-profit organizations, up to a maximum match of $31,000 per year. Directors who are Boeing employees do not participate in the nonemployee director compensation program.

Cash Retainers

In 2019, our nonemployee directors earned an annual cash retainer fee of $135,000. We also paid the following additional annual retainer fees to directors serving in leadership positions, pro-rated to reflect time in those positions: Lead Director $35,000; Aerospace Safety Committee (and its temporary predecessor committee) Chair $50,000; Audit Committee Chair $25,000; Compensation, GON, and Finance Committee Chairs $20,000; and Special Programs Committee Chair $15,000. The GON Committee recommended, and the Board approved, an additional annual retainer fee of $250,000 for the non-executive Chairman of the Board effective January 10, 2020.

Nonemployee directors may defer all or part of their cash compensation into a stock unit account as deferred stock units or in an interest-bearing, cash-based account. Directors do not have the right to vote or transfer deferred stock units. Deferred stock units earn dividend equivalents, which are credited as additional deferred stock units. Directors may elect to receive the distribution of shares in respect of these units in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service. Directors elected to defer 2019 cash compensation into deferred stock units as follows: for each of Ms. Good, Ambassador Schwab, and Messrs. Bradway and Zafirovski, $135,000 for 376 units; for Mr. Calhoun, $190,279 for 529 units; for Mr. Collins, $155,000 for 432 units; and for Mr. Williams, $155,279 for 432 units.

Retainer Stock Units

In 2019, our nonemployee directors earned equity compensation valued at $200,000 per year in the form of retainer stock units, which are distributed as shares of Boeing stock after termination of Board service. The Board believes that retainer stock units further align directors’ interests with the long-term interests of our shareholders. Each nonemployee director received an aggregate of 567 retainer stock units for services provided to the Board in 2019, except Mr. Duberstein who received 286 units, Ambassador Haley who received 367 units, and Admiral Richardson who received 264 units (granted to him in early 2020), based on each director’s partial year of service on the Board. Directors do not have the right to vote or transfer retainer stock units. Retainer stock units earn dividend equivalents, which are credited as additional retainer stock units. Directors may elect to receive the distribution of shares in respect of these units in a lump sum or in annual payments over a maximum of 15 years beginning no earlier than the January following the year of the director’s termination of Board service.

2019 Director Compensation Table

The following table sets forth 2019 compensation for each nonemployee director.

Director	Fees Earned or Paid in Cash ($)(10)	Stock Awards ($)(11)	All Other Compensation ($)(12)	Total ($)
Robert A. Bradway	135,000	201,111	17,500	353,611
David L. Calhoun(1)	190,279	201,111	31,000	422,390
Arthur D. Collins Jr.(2)	155,000	201,111	31,000	387,111
Kenneth M. Duberstein(3)	67,500	101,111	123,903	292,514
Edmund P. Giambastiani Jr.(4)	182,247	201,111	10,550	393,908
Lynn J. Good(5)	135,000	201,111	31,000	367,111
Nikki R. Haley(6)	90,801	134,521	31,000	256,322
Lawrence W. Kellner(7)	160,000	201,111	31,000	392,111
Caroline B. Kennedy	135,000	201,111	2,100	338,211
Edward M. Liddy	135,000	201,111	—	336,111
John M. Richardson(8)	25,151	—	—	21,151
Susan C. Schwab	135,000	201,111	21,064	357,175
Ronald A. Williams(9)	155,279	201,111	21,000	377,390
Mike S. Zafirovski	135,000	201,111	31,000	367,111

(1)

Mr. Calhoun served as Lead Director until October 11, 2019, as GON Committee Chair until December 22, 2019, and as non-executive Chairman of the Board from October 11, 2019 until December 22, 2019. Mr. Calhoun ceased to serve as a member of any Board committee on December 23, 2019.

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(2)	Mr. Collins served as Compensation Committee Chair for all of 2019.
(3)	Mr. Duberstein retired from the Board on April 29, 2019.
(4)

Admiral Giambastiani began serving as Special Programs Committee Chair on April 29, 2019. He served as Chair of the Committee on Airplane Policies and Processes from April 4, 2019 until August 26, 2019 (when the temporary committee was replaced with a permanent Aerospace Safety Committee). He began serving as Aerospace Safety Committee Chair on August 26, 2019.

(5)	Ms. Good began serving as Audit Committee Chair on December 23, 2019.
(6)	Ambassador Haley was elected to the Board on April 29, 2019.
(7)	Mr. Kellner served as Audit Committee Chair from January 1, 2019 until December 23, 2019, and as non-executive Chairman of the Board beginning on December 22, 2019.
(8)

Admiral Richardson joined the Board on October 25, 2019, after the payment date for the fourth quarter 2019 installment of retainer fees. The amounts shown reflect cash compensation paid for 2019 service during the first quarter of 2020. Mr. Richardson was also granted retainer stock units with a grant date fair value of $37,260 in the first quarter of 2020 for services in 2019.

(9)	Mr. Williams served as Finance Committee Chair for all of 2019.
(10)

Reflects total cash compensation paid in 2019 and includes amounts deferred at the director’s election pursuant to our Deferred Compensation Plan for Directors. Cash compensation for nonemployee directors is paid in four quarterly installments as of the first business day of each quarter and is pro-rated for directors who join the Board during a quarter.

(11)

Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for the retainer stock units awarded to each nonemployee director in 2019. Retainer stock units are awarded in four quarterly installments as of the first business day of each quarter and are pro-rated for directors who join the Board during a quarter. Due to an administrative error, 2019’s first quarterly installment was paid based on 2018 compensation levels and, as a result, additional units were issued to each director in the second quarterly installment. Because the value of the stock retainer units increased during the quarter, the grant date fair value of those units was higher than they would have been had they been issued in the prior installment. As a result, the reported amounts are slightly in excess of the $200,000 annual stock retainer fee. The grant date fair value for these awards is equal to the fair market value of the underlying Boeing stock on the grant date. The “fair market value” for a single trading day is the average of the high and low per share trading prices for Boeing stock as reported by The Wall Street Journal for the New York Stock Exchange Composite Transactions. The following table sets forth the aggregate number of deferred stock units accumulated in each director’s account as of December 31, 2019 from deferrals of cash compensation and retainer stock units, including additional deferred stock units credited as a result of dividend equivalents earned with respect to the deferred stock units.

Director	Accumulated Deferred Stock Units
Robert A. Bradway	3,933
David L. Calhoun	25,918
Arthur D. Collins Jr.	42,849
Kenneth M. Duberstein	60,695
Edmund P. Giambastiani Jr.	16,170
Lynn J. Good	4,852
Nikki R. Haley	371
Lawrence W. Kellner	10,932
Caroline B. Kennedy	1,420
Edward M. Liddy	22,486
John M. Richardson	—	(a)
Susan C. Schwab	15,414
Ronald A. Williams	18,019
Mike S. Zafirovski	50,129
(a) Admiral Richardson had no accumulated deferred stock units as of December 31, 2019, because he was not paid any director fees for his 2019 service until the first quarter of 2020.

(12)

Consists of gift matching of charitable contributions under the Board Member Leadership Gift Match Program. Directors derive no financial benefit from these charitable contributions. For Mr. Duberstein, the amount shown also includes $92,903 in consulting fees earned by Mr. Duberstein pursuant to a consulting arrangement entered into between him and the Company in August 2019 following his retirement from the Board.

Director Stock Ownership Requirements

Our Corporate Governance Principles require each nonemployee director with more than three years of Board service to own stock or stock equivalents with a value of at least three times the annual cash retainer fee, and directors with more than six years of Board service to own stock or stock equivalents with a value of at least five times the annual cash retainer fee. The GON Committee annually reviews whether each nonemployee director has met the applicable requirement, and makes recommendations as appropriate. Each director currently exceeds his or her applicable stock ownership requirement. Directors also are prohibited from engaging in hedging or pledging transactions involving Boeing securities.

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Compensation Consultant

The Compensation Committee engaged Pay Governance to serve as its independent compensation consultant during 2019. In this capacity, Pay Governance advised on peer group pay practices and other relevant benchmarks with respect to executive officer compensation (including compensation decisions in connection with leadership transitions), as well as regulatory developments and compensation trends. In addition, Pay Governance advised the Compensation Committee concerning management’s compensation data and recommendations. The GON Committee also engaged Pay Governance during 2019 to serve as its independent compensation consultant relating to nonemployee director compensation, including with respect to the retainer fee for the Chair of the Aerospace Safety Committee and, beginning in January 2020, for the Board’s Non-Executive Chairman. In connection with performing these roles, Pay Governance took direction from the Compensation and GON Committees, as appropriate, reported directly to the committees, and did not provide any other services to Boeing. See discussion on page 45 under “Governance of Pay-Setting Process.” The Compensation Committee assessed the independence of Pay Governance pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent the compensation consultant from independently representing the Compensation and GON Committees. In making this assessment, the Compensation Committee considered each of the factors set forth by the SEC and the NYSE with respect to the compensation consultant’s independence, including that the consultant provided no services for Boeing other than pursuant to its engagement by the Compensation and GON Committees. The Compensation Committee also determined there were no other factors the Committee should consider in connection with the assessment or that were otherwise relevant to the Committee’s engagement of Pay Governance.

Related-Person Transactions

Some of our directors, executive officers, greater than 5% shareholders, and their immediate family members may be affiliated with entities with which we do business in the ordinary course. We carry out transactions with these firms on customary terms, and, in many instances, our directors and executive officers may not have knowledge of them.

Policies and Procedures

We regularly review transactions with related persons, including sales, purchases, transfers of realty and personal property, services received or furnished, use of property and equipment by lease or otherwise, borrowings and loans, guarantees, filings of consolidated tax returns, and employment arrangements. Under our policies and procedures, related persons include our executive officers, directors, director nominees, and holders of more than 5% of our stock, as well as their immediate family members. Any findings are furnished to the Vice President, Accounting and Financial Reporting, who reviews potential related-person transactions for materiality and evaluates the need for disclosure under SEC rules.

In addition, the GON Committee assesses possible conflicts of interest of directors and executive officers, and considers for review and approval or ratification any transaction or proposed transaction required to be disclosed under SEC rules in which Boeing is or is to be a participant and the amount involved exceeds $120,000, and in which a director, director nominee, executive officer, or an immediate family member of such persons has or will have an interest.

Executive officers are also subject to our policies and procedures applicable to all employees, which require them to disclose potential conflicts of interest and the Company to conduct reviews and make determinations with respect to specified transactions. Our Vice President, Ethics and Business Conduct, oversees these reviews and determinations, and refers to the GON Committee for review and approval or ratification possible conflicts of interest involving executive officers. The factors considered in making the determination include the executive officer’s duties and responsibilities and, if the transaction includes another company, (1) the company or business involved in the transaction, including the product lines and market of the company or business, (2) the relationship between us and the other company or business, if any (for example, if the other company is one of our suppliers, customers or competitors), and (3) the relationship between the executive officer or his or her immediate family and the other company or business (for example, owner, co-owner, employee or representative).

Directors are required to disclose to the Chairman of the Board or the Chair of the GON Committee any situation that involves, or may reasonably be expected to involve, a conflict of interest with us, including:

•	engaging in any conduct or activities that would impair our relationship with any person or entity with which we propose to enter into a business or contractual relationship;

•

accepting compensation from us other than compensation associated with his or her activities as a nonemployee director unless such compensation is approved in advance by the Chair of the GON Committee;

•	receiving improper gifts from persons or entities that deal with us; and

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•

using our assets, labor, or information for personal use except as outlined in our policies and procedures or unless approved by the Chair of the GON Committee or as part of a compensation or expense reimbursement program available to all directors.

Directors must recuse themselves from any discussion or decision affecting their personal, business, or professional interests. Finally, pursuant to our Corporate Governance Principles, we may not, directly or indirectly, extend or maintain credit or arrange for or renew an extension of credit in the form of a personal loan to or for any director or executive officer.

Certain Transactions

The following transactions were reviewed and considered in light of the policies and procedures discussed above:

BlackRock, Inc., or BlackRock, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 3 to a Schedule 13G filed by BlackRock with the SEC on February 5, 2020. BlackRock provided investment management services and analytics to the Retirement Plans Trust and the Savings Plans Trust, and received approximately $10.4 million for such services in 2019.

Newport Trust Company, or Newport, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 2 to a Schedule 13G filed by Newport with the SEC on February 11, 2020. Newport is the investment manager for shares of our common stock held by the Savings Plans Trust and is entitled to an annual fee based on the market value of our common stock in the Savings Plans Trust. In 2019, these fees totaled approximately $2.1 million.

T. Rowe Price Associates, Inc., or T. Rowe, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 1 to a Schedule 13G filed by T. Rowe with the SEC on February 14, 2020. T. Rowe received an aggregate of approximately $132,000 for management fees in 2019 from a subsidiary retirement plan.

The Vanguard Group, or Vanguard, is a beneficial holder of more than 5% of our outstanding common stock according to Amendment No. 5 to a Schedule 13G filed by Vanguard with the SEC on February 12, 2020. Vanguard received an aggregate of approximately $512,000 for management fees in 2019 from certain of our subsidiary retirement plans and a trust that funds a portion of our health and welfare plans.

From time to time, we may enter into customary relationships and/or purchase services in the ordinary course of business from one or more of the financial institutions named above and/or their respective affiliates.

Steven Caret has been employed by us since 2004, and is the husband of Leanne Caret, who became an executive officer in 2016. His compensation was established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications, experience, and responsibilities. Mr. Caret’s 2019 compensation was approximately $216,000. He is also eligible to participate in our employee benefit programs on the same basis as other eligible employees. Tony Toulouse has been employed by us since 1989, and is the husband of Anne Toulouse, who served as an executive officer in 2019. His compensation was established in accordance with our employment and compensation practices applicable to executives with equivalent qualifications, experience, and responsibilities. Mr. Toulouse’s 2019 compensation was approximately $574,000. He is also eligible to participate in our employee benefit programs on the same basis as other eligible employees. Neither Mr. Caret nor Mr. Toulouse reported up to his executive officer spouse, directly or indirectly.

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APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 2)

PROPOSAL SUMMARY

Pursuant to Section 14A of the Securities Exchange Act of 1934, shareholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as set forth under the heading “Compensation Discussion and Analysis” and in the accompanying compensation tables and material. The next advisory vote on executive compensation will occur at our 2021 Annual Meeting of Shareholders.

The Board recommends that you vote FOR the resolution approving named executive officer compensation.

In our ongoing efforts to strengthen our enduring commitment to product and services safety and quality, and to the safety of the millions of individuals who use our products every day, we have scrutinized the role that our executive compensation program plays in fulfilling that commitment. Our Compensation Discussion and Analysis, together with the compensation tables and narrative discussion that follow, describes the compensation earned by our named executive officers in 2019. 2019 was a challenging year for Boeing, and as a result, the named executive officers earned no payments under our annual incentive program or the performance award portion of our long-term incentive program for the 2017-2019 performance period. Due to the Company’s strong total shareholder return performance for the three-year period beginning in 2017, our performance-based restricted stock units for 2017-2019, which comprise 25% of our long-term incentive program, paid at 175% of target.

During 2019, we discussed our executive compensation program with many of our shareholders, and we have worked to improve our policies and practices in response to that feedback. We have enhanced our clawback policy as well as created a role for our Aerospace Safety Committee to ensure that the safety of our products and services is a key consideration when making individual compensation decisions. 2020 compensation for our new CEO, David Calhoun, includes a special award of performance-based restricted stock units that will pay out only upon achievement of several specific business milestones, and all of his incentive compensation for 2020 and beyond will be subject to our enhanced clawback policy. Our Compensation Committee also provided no severance or separation payments to our former CEO, Dennis Muilenburg.

These actions build on our existing executive compensation program, which is fundamentally strong, reflects our commitment to achieving financial and operating business goals consistent with our values, stakeholder interests, and responsible pay practices, and includes the following features:

•	challenging annual and long-term incentive metrics that align with our business strategy and drive operational excellence, sustainable growth, and responsible risk management;

•	86% of our NEOs’ 2019 target compensation was variable and at risk, with 100% of the annual incentive and 75% of long-term incentives tied to pre-set performance goals;

•	capped incentive payouts and other protections to avoid excessive risk-taking;

•	enhanced focus on safety when evaluating individual executive performance, including formal consultation between Aerospace Safety and Compensation committees;

•	a robust clawback policy, which has been expanded to apply to instances of misconduct that compromise the safety of our products or services;

•	forfeiture of unvested incentive awards upon termination of employment, with pro-rated vesting only upon death, disability, layoff, or retirement;

•

rigorous stock holding period and ownership requirements, including a 6x base salary requirement for our CEO, ensuring that executive officers maintain a significant stake in our long-term success and sustainable growth;

•	no accelerated vesting of equity awards in connection with a change in control;

•	no employment, except where required by non-U.S. local law;

•	no change-in-control agreements;

•	no pledging or hedging of Boeing stock;

•	benchmarking design practices and pay levels against industry peers and other similarly-sized companies, with pay opportunities generally targeted at or near the median; and

•	no tax gross-ups other than for certain relocation expenses.

2020 Proxy Statement	31

APPROVE, ON AN ADVISORY BASIS, NAMED EXECUTIVE OFFICER COMPENSATION (ITEM 2)

In 2019, our shareholders approved the compensation of our named executive officers with a FOR vote of 92%. In future years, we will continue to work to attract, reward, and retain executives who share our focus on our enduring values of safety, quality, and integrity, operational and financial excellence and sustainable growth. As we demonstrated in 2019, we will also continue to tie compensation to demonstrated individual and Company performance.

This year, we once again request your vote supporting the following nonbinding resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs for our named executive officers (“NEOs”) for 2019, who are listed below.

Name	Roles During 2019
Dennis A. Muilenburg	Former President and Chief Executive Officer
Gregory D. Smith	Chief Financial Officer and Executive Vice President, Enterprise Performance and Strategy; Former Interim President and Chief Executive Officer
Stanley A. Deal	Executive Vice President, President and Chief Executive Officer, Commercial Airplanes; Former Executive Vice President, President and Chief Executive Officer, Global Services
Timothy J. Keating	Executive Vice President, Government Operations
J. Michael Luttig	Executive Vice President, Counselor and Senior Advisor to the Board of Directors; Former Executive Vice President and General Counsel
Kevin G. McAllister	Former Executive Vice President, President and Chief Executive Officer, Commercial Airplanes

Effective January 13, 2020, David Calhoun was elected as the Company’s President and Chief Executive Officer. Additional details regarding Mr. Calhoun’s compensation is provided below under “2020 Leadership Changes.” Mr. Calhoun served as a director of the Company in 2019, and information regarding his nonemployee director compensation is set forth in “Compensation of Directors” beginning on page 26. Mr. Calhoun resigned from the Compensation Committee in connection with his election as CEO, and he did not participate in any of the Committee or Board’s deliberations with respect to his compensation.

Mr. Muilenburg ceased to serve as President and Chief Executive Officer of the Company on December 22, 2019. Mr. Luttig ceased to serve as Executive Vice President, Counselor and Senior Advisor to the Board on January 1, 2020. Mr. McAllister ceased to serve as Executive Vice President, President and Chief Executive Officer, Commercial Airplanes on October 22, 2019. Additional details are provided below under “2019 Leadership Changes” and “2020 Leadership Changes.”

Executive Summary

Principal Components of Named Executive Officer Total Target Compensation in 2019

2020 Proxy Statement	33

COMPENSATION DISCUSSION AND ANALYSIS

Performance Measures Driving 2019 Compensation

	Applicable to	2019 Target	2019 Actual	2017-2019 Target	2017-2019 Actual
Free Cash Flow*	Annual Incentive	$15.0B	-$4.3B	$26.5B	$20.9B
Performance Awards (3 year performance period)
Revenue*	Annual Incentive	$111.0B	$76.6B	$293.8B	$271.1B
Performance Awards (3 year performance period)
Core Earnings Per Share*	Annual Incentive	$20.10	-$3.47	$34.95	$24.58
Performance Awards (3 year performance period)
Total Shareholder Return	PBRSUs (3 year performance period)	n/a	n/a	51st to 60th percentile (against peers)	90th percentile (ranked #3 of 22)
*

As discussed below, the Compensation Committee has discretion to adjust performance metrics to better reflect the Company’s core performance. No adjustments were made to the 2019 annual or 2017-2019 long-term performance metrics. Free cash flow and core EPS are defined on page 40.

2019 Annual Incentive Award Payout	2017-2019 Performance Award Payout	2017-2019 PBRSU Payout
0%	0%	175%

Opportunities for Shareholder Feedback on Executive Compensation

The Board and the Compensation Committee have a long-standing practice of encouraging shareholder feedback, and executive compensation remains a key focus area in our year-round discussions with shareholders. During 2019, we engaged more frequently and directly with our shareholders to discuss our pay for performance philosophy, alignment with stakeholder interests, and opportunities for enhancing the core features of our program. We also discussed the Compensation Committee’s decisions connected to the recent leadership changes. Recent changes made to our compensation practices and policies include enhancing our clawback policy to cover incentive compensation paid to executives who are found to have violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of the Company’s products or services and has (or could reasonably be expected to have) a material adverse effect on the Company, our customers, or the public. Shareholders have generally been supportive of past enhancements to our executive compensation program, including the introduction of three performance metrics that pay executive officers based on our performance and how well we deliver shareholder value relative to our peers, and more stringent stock holding periods. Many shareholders also asked the Compensation Committee to consider additional means by which executives’ pay can be impacted by the Company’s performance with respect to safety. Additional information on our shareholder engagement program is set forth under “Shareholder Outreach” on page 19.

In 2019, our executive compensation program received 92% approval from our shareholders. The Compensation Committee will continue to consider say-on-pay vote results and feedback from shareholders when reviewing our executive compensation programs and practices.

2019 Leadership Changes

Mr. Muilenburg ceased to serve as President and Chief Executive Officer of the Company on December 22, 2019. He was not entitled to any severance or separation payments in connection with his retirement. Under the pre-existing terms of the Company’s plans, Mr. Muilenburg vested in pro-rated portions of previously granted long-term incentive awards based on the number of months he was employed during the applicable vesting or performance period. He also fully vested in certain additional stock unit awards earned prior to his service as President and CEO.

In connection with Mr. Muilenburg’s departure, Mr. Smith was appointed as interim President and Chief Executive Officer. Mr. Smith did not receive any additional compensation with respect to this role.

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COMPENSATION DISCUSSION AND ANALYSIS

Mr. McAllister ceased to serve as Executive Vice President, President and Chief Executive Officer of Commercial Airplanes in October 2019, and terminated employment with the Company on December 31, 2019. In connection with his termination, Mr. McAllister forfeited 100,000 unvested restricted stock units that were granted in connection with his hire in 2016, as well as all unvested RSUs he had received pursuant to our long-term incentive program. Mr. McAllister received a lump sum payment of $14.75 million from the Company, which approximated the value of a pension benefit that Mr. McAllister forfeited when he left a former employer. Mr. McAllister received no other compensation from the Company in connection with his separation.

In connection with Mr. McAllister’s departure, Mr. Deal was appointed as Executive Vice President, President and Chief Executive Officer, Commercial Airplanes. In connection with that appointment, his annual base salary rate, annual incentive target, and long-term incentive target were increased.

2020 Leadership Changes

Mr. Luttig ceased to serve as Executive Vice President, Counselor and Senior Advisor to the Board effective January 1, 2020, and retired from the Company effective March 9, 2020. Under the pre-existing terms of the Company’s plans, Mr. Luttig vested in pro-rated portions of previously granted long-term incentive awards based on the number of months he was employed during the applicable vesting or performance period. Additional detail is provided under “Potential Payments Upon Termination” on page 60, as well as in the footnotes to the executive compensation tables below.

As disclosed in Current Reports on Form 8-K filed with the SEC on December 23, 2019 and January 10, 2020, Mr. Calhoun was appointed as President and Chief Executive Officer of the Company effective January 13, 2020. The terms of Mr. Calhoun’s compensation as set forth below were determined by the independent directors and the Compensation Committee in consultation with the Compensation Committee’s compensation consultant, Pay Governance, and were benchmarked against market practices with respect to the compensation of chief executive officers at comparable companies with leadership transitions. Mr. Calhoun receives a base salary at an annual rate of $1,400,000. In addition, Mr. Calhoun is eligible to receive an annual incentive award with a target value of 180% of base salary, which for 2020 only will pay out at no less than target, and a long-term incentive award with a target value of 500% of base salary.

Mr. Calhoun also received two additional long-term incentive awards in connection with his hire. The first is an award of restricted stock units with a grant date value of $10,000,000, which was designed to compensate Mr. Calhoun for amounts forfeited upon his departure from his prior employer. This award will vest in three equal installments over a three-year period contingent on Mr. Calhoun’s continued employment through the applicable vesting dates. The second is an award of performance-based restricted stock units with a grant date value of $7,015,000. This award is scheduled to vest, at the earliest, 50% after two years of service as CEO and 50% after three years of service as CEO. However, in no event will either installment of PBRSUs vest unless and until the Compensation Committee certifies that the performance goals set forth below have been substantially achieved. If Mr. Calhoun terminates employment prior to the award vesting for any reason other than death or disability, any unvested PBRSUs as of that date will be forfeited. If the performance goals have not been substantially achieved by December 31, 2023, the award will be forfeited in its entirety. The performance goals are:

•	the safe return to service of the 737 MAX (including regulatory clearance, ungrounding of previously delivered aircraft, and delivery of aircraft manufactured during the grounding),

•	successful engineering realignment in accordance with the recommendations of the Board’s Committee on Airplane Policies and Processes,

•	successful entry into service of the 777X and ramp-up of aircraft production and delivery,

•	a successful crewed flight of the Starliner spacecraft,

•	achievement of specific milestones for the T-7A, MQ-25, and VC-25B programs and KC-46 production stabilization,

•	successful execution of the Board’s long-range business plan objectives for Boeing Global Services established in 2020, and

•	achievement of closing and post-closing milestones under our joint ventures with Embraer (assuming regulatory approvals are obtained).

Mr. Calhoun’s 2020 target compensation reflects the Company’s strong commitment to performance-based compensation, with approximately 86% of his target compensation at risk.

2020 Proxy Statement	35

COMPENSATION DISCUSSION AND ANALYSIS

Program Objectives

Pay for Performance

•	Each element of our executives’ compensation is designed to align with our long-term business strategy and drive sustainable operating and financial results.

•	100% of annual and 75% of long-term incentive awards are tied to performance criteria.

•	Our annual incentive plan pays based on Company performance against financial targets set by the Compensation Committee, as well as on individual performance.

•	Our long-term incentive program awards are tied to individual performance, rigorous financial performance metrics, TSR relative to a group of peer companies set by the Compensation Committee and share price.

•	Individual performance evaluations, which affect both annual incentive payouts and long-term incentive awards, incorporate safety considerations and the input of our Aerospace Safety Committee on executives’ individual performance as it may impact safety.
Attract and Retain World-Class Talent

•	Compensation elements and award opportunities are designed to position us to compete effectively for engineering, business, information technology, financial, product safety, and other executive talent.

•	High-performing executives may earn above-target pay when performance goals are exceeded.

•	Beginning in 2019, the Aerospace Safety Committee advises the Compensation Committee with respect to senior executives’ individual performance as it may impact the safety of our products and services.
Support our Commitment to Safety

•	In 2020, we expanded our clawback policy to cover instances of misconduct that compromise the safety of our products or services.

•	Beginning for 2019, the Compensation Committee has strengthened its process for assessing the performance of executives with respect to safety and our other core values, including by ensuring formal consultation with the Aerospace Safety Committee in connection with individual performance reviews.
Shareholder Alignment

•	Approximately 86% of NEO target compensation is linked to achievement of rigorous performance targets, TSR relative to our peers, and/or share price.

•	Executive officers must own significant amounts of Boeing stock throughout the term of their employment and must hold vested stock until share ownership requirements are met.

•	We do not accelerate vesting of equity awards solely in connection with a change in control.

•	Executives receive 25% of their long-term incentive target in PBRSUs, which pay out based on Boeing’s TSR over a three-year period relative to peer companies.
Reduce Risk

•	Our annual incentive awards, performance awards, and PBRSUs are subject to caps.

•	All incentive compensation is subject to a rigorous clawback policy.

•	Executive officers may not engage in pledging, hedging, or other speculative trading activity.

•	The Compensation Committee and its independent consultant review our executive compensation plans and programs on at least an annual basis.

•	Compensation risk considerations are discussed in additional detail on page 49.

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COMPENSATION DISCUSSION AND ANALYSIS

Program Design and Principal Elements

What We Do
Vast majority of pay is performance-based

Challenging performance targets

Multiple performance metrics

Rigorous stock ownership requirements

Robust clawback policy, enhanced in 2020 to cover instances of misconduct that compromise the safety of our products or services

Generally target pay to peer group median

Active engagement with shareholders

Independent compensation consultant reports directly to Compensation Committee

What We Don’t Do
No accelerated vesting of equity awards solely in connection with a change in control

No tax gross-ups, other than for certain relocation expenses

No employment agreements (except where required by non-U.S. local law)

No change-in-control arrangements

No pledging or hedging of Boeing stock

No excessive perquisites

No performance-based incentive payouts if pre-established performance levels are not achieved

No uncapped incentive award payouts

2019 Target Compensation

We design our executive compensation program to attract and retain the talent needed to achieve our long-term strategic objectives, reward executives who achieve those objectives, and align executives’ interests with the long-term interests of our shareholders. The Compensation Committee reviews our executive compensation program on an ongoing basis and, with the assistance of its independent compensation consultant, compares our executive compensation practices to those of our peers. Individual executive pay is generally benchmarked against the median of our peer group, but actual target pay also takes into account job requirements, the executive’s experience and performance, and the evolving needs of the business.

The table below sets forth our 2019 NEOs, with their target compensation elements and target total compensation based on their base salary as of December 31, 2019 (or, for Messrs. Muilenburg and McAllister, as of their respective separation dates). In each case, target amounts are those amounts that would have been earned had the Company and the executive achieved target performance levels set by the Compensation Committee; however, actual target values may differ from the amounts shown below due to changes in base salary during the year as well as through application of the individual performance score (which impacts both annual and long-term incentive awards).

Name	2019 Annualized Base Salary	2019 Target Annual Incentive Compensation	2019 Target Long-Term Incentive Compensation	2019 Total Annualized Target Direct Compensation
Dennis A. Muilenburg	$1,700,000	$3,060,000 (180% of base salary)	$13,175,000 (775% of base salary)	$17,935,000
Gregory D. Smith	$1,150,000	$1,322,500 (115% of base salary)	$ 4,887,500 (425% of base salary)	$7,360,000
Stanley A. Deal	$1,000,000	$1,100,000 (110% of base salary)	$ 4,100,000 (410% of base salary)	$6,200,000
Timothy J. Keating	$700,000	$ 665,000 (95% of base salary)	$ 2,625,000 (375% of base salary)	$3,990,000
J. Michael Luttig	$989,000	$1,087,900 (110% of base salary)	$ 3,956,000 (400% of base salary)	$6,032,900
Kevin G. McAllister	$1,110,000	$1,221,000 (110% of base salary)	$ 4,440,000 (400% of base salary)	$6,771,000

For 2019, no annual incentive awards were paid to any NEOs, and payouts under our 2019 long-term incentive program (for the 2019-2021 performance period) are expected to be significantly negatively impacted by our performance during 2019.

2020 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

Mix of Pay

Approximately 86% of our NEOs’ target compensation is variable based on Company and individual performance. Variable compensation consists of the target annual incentive and the target value of performance awards, PBRSUs and RSUs.

Base Salary

Base salaries are designed to provide a fixed level of cash compensation for each executive based on competitive market data and individual factors such as competencies, skills, experience, contributions, performance, and the assumption of new responsibilities or promotions. There are no specific weightings assigned to these individual factors. When setting base salaries, the Compensation Committee and the Board also consider the impact of base salary on other compensation elements, such as the size of target incentive awards.

Principal Components of Variable Compensation in 2019

All annual incentive payouts and long-term incentive awards are impacted by individual performance, including—beginning in 2019—formal consultation with the Aerospace Safety Committee to ensure that individual performance scores reflect achievement of safety and quality-related objectives.

Annual Incentive Plan

Features of Annual Incentive Plan

•	Awards are payable in cash

•	Payout based on Company and individual performance

•	Company performance metrics: 50% Free Cash Flow, 25% Core EPS, 25% Revenue

The annual incentive plan is designed to drive near-term program execution, operational excellence, and sustainable growth, as well as to differentiate executives based on individual performance. The Compensation Committee assigns each executive a target incentive award, determined as a percentage of base salary, based on competitive market data and the executive’s pay grade, responsibilities and role. Adjustments to annual incentive targets are generally approved by the Compensation Committee in February for the applicable year, although additional adjustments may occur at other times of the year.

Actual incentive awards in 2019 were determined as follows:

Target Annual Incentive Award (% of Base Salary)	X	Company Performance Score (0—200%)	X	Individual Performance Score (0—200%)	=	Final Annual Incentive Award (Capped at 200% of Target)

The CEO’s individual performance score is generally determined by the Compensation and GON Committees and reviewed with the other independent directors of the Board (Mr. Muilenburg did not receive an individual performance score for 2019). The CEO presents the Compensation Committee with recommendations for individual performance scores for each of the other executive officers, including the other NEOs (Mr. McAllister did not receive an individual

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COMPENSATION DISCUSSION AND ANALYSIS

performance score for 2019). The Compensation Committee reviews the CEO’s recommendations, makes such adjustments as it deems appropriate, and approves the individual performance scores. Individual performance scores reflect the Compensation Committee’s assessment of each executive’s business achievements, contributions, and overall organization performance, including performance with respect to key leadership behaviors. The Aerospace Safety Committee also has a role in determining individual performance scores, as that committee provides input to the Compensation Committee with respect to senior executives’ individual performance as it may impact safety of our products and services. The Company performance score is determined based on the performance metrics described on page 40 under “Company Performance Metrics for 2019 Incentive Plans.”

Long-Term Incentive Program

Features of Long-Term Incentive Program

•	Performance awards (50%, payable in cash or stock based on Company financial performance)

•	Performance-based restricted stock units (25%, payout based on three-year relative TSR)

•	Restricted stock units (25%, vest three years after issuance)

•	Initial award values subject to individual performance

The long-term incentive program, which provides a mix of equity and cash-settled awards, is designed to drive achievement of long-term operational and financial goals and increased shareholder value, as well as to encourage retention of key talent over a sustained time period. Long-term incentive targets are set as a fixed percentage of base salary. Adjustments to long-term incentive targets are generally approved by the Compensation Committee in February, although additional adjustments may occur at other times of the year. Long-term incentive award targets are also impacted by individual performance, as the initial value of awards may be increased or decreased based on each executive’s individual performance score for the prior year. The Compensation Committee recently adopted this practice in order to drive further connection between pay and individual performance, as well as to enable executives to remain incentivized even during periods (such as 2019) when the Company performance score results in low payouts.

Performance Awards. Performance awards reward executives to the extent that the Company meets or exceeds the Company’s performance goals for the relevant three-year performance period. The Compensation Committee sets performance targets at the beginning of each period based on the Company’s long-range business plan. Performance awards are denominated in units, each with a target (initial) value of $100. Final payouts in respect of the 2019-2021 performance period may range from 0% to 200% of initial award value. Performance awards are designed to pay 100% of the initial award value at the end of the three-year performance cycle if performance goals are achieved at target. Payment, if earned, is made in cash, stock, or a combination of both, at the Compensation Committee’s discretion. Performance awards in respect of the 2019-2021 performance period pay out based 50% on free cash flow, 25% on revenue, and 25% on core EPS, in each case over a three-year performance period, as described on page 40 under “Company Performance Metrics for 2019 Incentive Plans.”

Performance-Based Restricted Stock Units. PBRSUs are designed to align our executives’ interests with those of our shareholders by tying award payout levels to TSR performance as compared to the companies against which we compete for customers, capital, and/or executive talent. For information on our benchmarking peer group, see “Benchmarking Against Our Peer Group” on page 47. PBRSUs pay out in shares of Boeing stock based on Boeing’s TSR over a three-year period (beginning and ending in February) relative to those peer companies. TSR performance at less than the 21st percentile results in a 0% payout, with payouts increasing at 25% increments up to a maximum of 200% for performance exceeding the 91st percentile. PBRSUs will be paid at target for TSR performance between the 51st and 60th percentile (the same target level as under our PBRSU awards for the 2017-2019 performance period). Under the terms of the awards, peer companies may be subject to removal if, for example, they cease to trade on a public exchange.

Restricted Stock Units. RSUs are designed to encourage executive retention and reward continued and sustained performance. The ultimate value realized upon vesting (three years after the grant date) is based on the stock price, driving increased focus on sustainable business performance. RSUs also facilitate significant long-term stock ownership by our executives.

Supplemental Equity Awards

From time to time the Compensation Committee may grant equity awards to executives to attract and retain high-performing leaders, reward exceptional performance, or recognize expanded responsibility. These equity awards have vesting and other provisions designed to promote retention of the services and skills of the recipient. For example, these awards generally do not vest until three to four years after the grant date and are forfeited in full if the executive resigns, retires, or is terminated for cause prior to vesting.

2020 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Company Performance Metrics for 2019 Incentive Plans

Free Cash Flow, Core Earnings Per Share, and Revenue

Each year, the Compensation Committee sets one- and three-year financial goals for our annual and long-term compensation programs based on our long-range business plan. These goals incorporate expectations regarding the probability of achieving performance goals, key risks, and a degree of “stretch” to push our executives to achieve superior performance. When setting performance goals, the Compensation Committee seeks to ensure that the target payout is achievable if the Company executes according to its long-range business plan during the applicable period. It is expected that both maximum performance and performance resulting in zero payout would be infrequent. Following each performance period, the Compensation Committee evaluates our performance and approves final awards.

For 2019, our annual incentive plan measured Company performance using a combination of free cash flow, revenue, and core earnings per share. The performance award portion of our 2019 long-term incentive program will also measure performance based on these metrics over the three-year performance period. We use these metrics, together with assessments of individual performance, to drive the linkage between business objectives and improved and sustained performance as shown below.

2019 Performance Metrics	Free Cash Flow(1)	Revenue	Core Earnings Per Share(2)
Weighting	50%	25%	25%
Drivers	• Business execution • First-time quality and safety • On-time delivery • Disciplined asset, inventory, and cash management • Disciplined investments in productivity and innovation	• Business execution • First-time quality and safety • On-time delivery • New orders	• Business execution • First-time quality and safety • On-time delivery • Continued innovation • Operating cost management and achievement of productivity targets

(1)	Free Cash Flow is defined as GAAP operating cash flow, less capital expenditures for property, plant, and equipment additions.
(2)	Core Earnings per Share is defined as GAAP diluted earnings per share, excluding the net impact of unallocated pension and other postretirement benefit expense.

The Compensation Committee determined that these performance metrics would sharpen executives’ focus on the elements of operational and financial performance that we believe best drive long-term shareholder value. Our broad-based, non-executive incentive programs also used these metrics for 2019, so that all employees were aligned in pursuit of the same goals. We believe that these metrics drove accountability and performance and enabled employees at every level to maintain a stronger and more direct line of sight to operational and financial performance.

To better reflect the core operating performance of the Company, the Compensation Committee retained discretion to adjust one or more of these metrics to account for (1) significant external events outside management’s control, such as tax or regulatory changes, (2) management decisions intended to increase long-term value but that create short-term financial impacts, such as major acquisitions or dispositions or unplanned share repurchases, and (3) significant changes to market conditions that were not foreseeable at the outset of a performance period. References to these metrics in this proxy statement mean such metrics as adjusted to account for such items. None of these metrics was adjusted for 2019 (or the 2017-2019 performance period, which utilized the same metrics for performance awards granted in 2017).

Because of the long product cycles in our business, the Compensation Committee believes that the one-year and three-year versions of these metrics created differentiated yet complementary incentives for our employees. In some cases, these drivers have enhanced significance for either one-year or three-year performance. For example, as commercial airplanes are often delivered one or more years after they are ordered, new orders tend to have a more significant impact on revenue in the context of the three-year performance periods. The table below outlines some of the key drivers impacting our operational and financial performance on a one- and three-year basis, and underscores the reasons why the 737 MAX grounding and our inability to deliver aircraft to our customers during the grounding has had a significant impact on our annual and long-term financial results.

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COMPENSATION DISCUSSION AND ANALYSIS

Principal Drivers of One-Year Performance	Principal Drivers of Three-Year Performance

•   Business execution

•   First-time quality and safety

•   On-time delivery

•   Operating cost management

•   Disciplined asset, inventory and cash management

•   Achievement of annual productivity targets

•   Strong services order capture

•   Efficient use of long-term assets

•   Technology innovation

•   First-time quality and safety

•   Sustained productivity

•   Long-term risk reduction

•   New orders with favorable terms

•   Business model enhancements

Total Shareholder Return Relative to Peer Companies

The long-term incentive program also includes PBRSUs, which are paid in shares of stock after a three-year performance period and are earned based on Boeing’s TSR relative to a group of peer companies determined by the Compensation Committee. For peer group information, see “Benchmarking Against Our Peer Group” on page 47.

2019 Compensation Decisions and Results

Base Salary

In February 2019, the Compensation Committee approved increases to the base salaries of the following NEOs: Mr. Smith’s from $1,040,000 to $1,150,000; Mr. Deal’s from $825,000 to $950,000, Mr. Keating’s from $675,000 to $700,000, Mr. Luttig’s from $965,000 to $989,000, and Mr. McAllister’s from $1,050,000 to $1,110,000. These adjustments were made based on the Compensation Committee’s review of market practices for comparable executive roles within our peer group and its evaluation of each NEO’s individual performance and contributions. In November 2019, the Compensation Committee increased Mr. Deal’s base salary to $1,000,000 in connection with his move from Global Services to Commercial Airplanes. Mr. Muilenburg’s base salary was not adjusted during 2019.

Annual Incentive Plan Award Targets

In February 2019, the Compensation Committee approved increases to the annual incentive targets for the following NEOs: Mr. Muilenburg’s from 175% to 180% of his base salary, Mr. Smith’s from 110% to 115% of his base salary, Mr. Deal’s from 100% to 105% of his base salary, and Mr. Keating’s from 90% to 95% of his base salary. These adjustments were made based on the Compensation Committee’s review of market practices for comparable executive roles within our peer group and its evaluation of each NEO’s individual performance and contributions. In November 2019, the Compensation Committee increased Mr. Deal’s annual incentive target from 105% to 110% in connection with his move from Global Services to Commercial Airplanes. The annual incentive targets for Messrs. Luttig and McAllister were not adjusted in 2019. As discussed below, no annual incentive awards were paid for 2019 performance.

2019 Annual Incentive Assessment

The Company performance score was determined by comparing the Company’s free cash flow, revenue, and core EPS to targets set at the beginning of the year by the Compensation Committee, with free cash flow weighted at 50% and the other two metrics weighted at 25% each. Actual performance that was higher or lower than target for any particular metric was assigned a percentage score from 0% to 200% based on a curve established by the Compensation Committee. 2019 Company performance with respect to each metric, and the resulting Company performance score, is set forth below:

Metric	Weighting	Target	Result	Company Performance Score
Free Cash Flow	50%	$15.0B	-$4.3B	0%
Revenue	25%	$111.0B	$76.6B
Core EPS	25%	$20.10	-$3.47

The performance set forth above resulted in no payouts for 2019, which we believe is an appropriate outcome in light of our commitment to pay for performance. The Compensation Committee made no adjustments to the performance measures above.

In 2019, individual performance scores for the NEOs ranged from 95% to 107%, averaging 102%. Messrs. Smith and Deal both received scores over 100%. Messrs. Muilenburg and McAllister did not receive individual performance

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COMPENSATION DISCUSSION AND ANALYSIS

scores for 2019 in connection with their separations from the Company in 2019 (like the other NEOs, they did not receive any annual incentive award for 2019). The performance scores were primarily the result of each executive’s financial, operational, and business achievements, as well as their progress on key initiatives, leadership strength, and overall contributions to the Company during 2019. Since the Company performance score was 0% and no annual incentives were earned or paid, the NEO’s 2019 individual performance scores did not have any impact on 2019 compensation. However, these individual performance scores were used to determine long-term incentive awards granted in 2020 for the 2020-2022 performance period. The individual performance scores reflect the following:

•	Mr. Smith’s leadership during a period of uncertainty in the areas of enterprise strategy, business operations, and managing financial risk and ensuring liquidity.

•	Mr. Deal’s strong performance as President and CEO of Boeing Global Services, leading to his selection to succeed Mr. McAllister as the leader for Boeing Commercial Airplanes in late 2019.

•	Mr. Keating’s leadership of efforts to practice transparent partnership with multiple U.S. and international government agencies and global regulatory bodies.

•	Mr. Luttig’s counsel to the Board and CEO as Senior Advisor after transitioning from the Executive Vice President and General Counsel role in mid-2019.

Long-Term Incentive Program Award Targets

In February 2019, the Compensation Committee approved increases to the long-term incentive targets for the following NEOs: Mr. Muilenburg’s 750% to 775%, Mr. Deal’s from 375% to 400%, Mr. Keating’s from 350% to 375%, and Mr. McAllister’s from 400% to 410%. These adjustments were made based on the Compensation Committee’s review of market practices for comparable executive roles within our peer group and its evaluation of each NEO’s individual performance and contributions. In November 2019, the Compensation Committee increased Mr. Deal’s long-term incentive target from 400% to 410% in connection with his move from Global Services to Commercial Airplanes. The long-term incentive targets for Messrs. Smith and Luttig were not adjusted in 2019. Messrs. Muilenburg and Luttig forfeited a portion of their 2019 long-term incentive awards in connection with their respective retirements, and Mr. McAllister forfeited all of his 2019 long-term incentive awards in connection with his separation.

2017-2019 Performance Award Assessment

For the 2017-2019 performance awards, performance was measured based 50% on free cash flow, 25% on revenue, and 25% on core EPS over the three-year performance period. Actual performance that was higher or lower than target for any particular metric was assigned a percentage score from 0% to 200% based on a curve established by the Compensation Committee. Company performance with respect to each metric for the three-year performance period, and the resulting Company performance score is set forth below.

Metric	Weighting	Target	Result	Company Performance Score
Free Cash Flow	50%	$26.5B	$20.9B	0%
Revenue	25%	$293.8B	$271.1B
Core EPS	25%	$34.95	$24.58

The performance set forth above resulted in no payouts for the 2017-2019 period, which we believe is an appropriate outcome in light of our commitment to pay for performance. The Compensation Committee made no adjustments to the performance measures above.

2017-2019 Performance-Based Restricted Stock Units Assessment

Boeing’s relative TSR rank was third out of 22 companies, placing us at the 90th percentile of our peer group for the 2017-2019 performance cycle. Based on these metrics, the PBRSUs paid out at 175% of target.

Supplemental Equity Awards

In February 2019, the Compensation Committee approved a supplemental grant of 4,000 RSUs for Mr. Keating in recognition of strong performance and as a means of retention. This award will vest in full three years following the grant date and will be forfeited if Mr. Keating resigns, retires, or is terminated for cause prior to the vesting date.

2020 Changes to our Program Design

In early 2020, we made several changes to our executive compensation program design. These changes are designed to reflect the current challenges to our business and feedback provided by shareholders over the last year.

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First, we updated our clawback policy to provide that all incentive pay is subject to clawback or forfeiture if an executive violates, or engages in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of the Company’s products or services and has (or could reasonably be expected to have) a material adverse effect on the Company, our customers, or the public. To complement this change, we amended our incentive plans to strengthen our ability to enforce the clawback policy globally.

Second, in accordance with our standard practice, the Compensation Committee has set one- and three-year performance goals for our 2020 annual incentive plan and the performance award portion of our 2020 long-term incentive program; however, the performance metrics used will differ from in previous years. These changes have no impact on 2019 compensation or on any awards granted prior to 2020.

2020 Annual Incentive Plan

For 2020, payouts under our annual incentive plan will continue to be based on Company and individual performance. However, payouts will be calculated differently than in 2019, as described below.

	2019	2020	Rationale for Change
Performance metrics and weightings	100% based on Company performance score: • Free cash flow (50%) • Revenue (25%) • Core EPS (25%)

50% based on Boeing performance score and 50% based on business unit score

Boeing performance score based on free cash flow (75%) and core EPS (25%).

Business unit performance score based on

•  Commercial Airplanes: free cash flow (75%) and operating earnings (25%)

•  Defense, Space & Security and Global Services: free cash flow (50%), operating earnings (25%), and revenue (25%)

For executives who are not dedicated to one business unit, the business unit score will be the average of the three business unit scores

Enhances focus on free cash flow, both at the Company level and the Commercial Airplanes business unit level, to ensure that management is highly focused on executing our business plan, with particular emphasis on managing our liquidity and overall financial health as we safely return the 737 MAX to service

Threshold performance score (by metric)	N/A (performance score for any metric could range from 0% to 200%)

50% (performance below 50% for any metric will result in a 0% score for that metric)

If the Boeing performance score is below threshold for both metrics, the business unit performance scores will also be reduced to below threshold (resulting in no payout)

Reflects commitment to pay for performance philosophy and responsible pay practices, in a year where significant uncertainty has resulted in broader-than-usual performance ranges between threshold and target, and between target and maximum performance

Target performance score (by metric)	100%	No change

Maximum performance score (by metric)	200%	150%

Individual performance score range	0% to 200%	No change	N/A

Payout range	0% to 200% of individual target award	No change (although Boeing/business unit score results in maximum 150% payout at 100% individual performance level)	N/A

2020 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

2020 performance goals incorporate the ongoing financial and operational impacts related to the 737 MAX grounding and assume that 737 MAX return to service begins in 2020. Because of the significant uncertainty regarding when we will resume 737 MAX deliveries, including many factors outside of our control, the Compensation Committee established a range of targets for each Boeing and Commercial Airplanes performance metric. The actual target that will be used for purposes of these metrics will depend on when 737 MAX deliveries resume.

Our broad-based, non-executive annual incentive programs will also use this structure for 2020 so that our employees are aligned in pursuit of the same goals. As described above under “2020 Leadership Changes,” our CEO’s 2020 annual incentive award payout is guaranteed to be no less than his individual target award.

2020-2022 Performance Awards

The 2020-2022 performance award component of our long-term incentive program will continue to be based on performance across the same three financial metrics as used in prior years. However, similar to our 2020 annual incentive plan structure, we have made the structural changes set forth below.

	2019-2021 Performance Period	2020-2022 Performance Period	Rationale for Change

Performance metrics and weightings	100% based on Company performance: • Free cash flow (50%) • Revenue (25%) • Core EPS (25%)	No change	N/A

Threshold performance score (by metric)	N/A (performance score for any metric could range from 0% to 200%)	50% (performance below 50% for any metric will result in a 0% score for that metric)

Reflects commitment to pay for performance philosophy and responsible pay practices, in a year where significant uncertainty has resulted in broader-than-usual performance ranges between threshold and target, and between target and maximum performance.

Target performance score (by metric)	100%	No change
Maximum performance score (by metric)	200%	150%
Payout range	0% to 200% of target performance award	0% to 150% of target performance award

Due to uncertainty with respect to when we expect to resume 737 MAX deliveries, including many factors outside of our control, the Compensation Committee established a range of targets for each performance metric. The actual target that will be used for purpose of these metrics will depend on when 737 MAX deliveries resume.

2020 Individual Performance Scoring

Awards under our annual incentive plan and under our long-term incentive program will continue to be directly impacted by each executive’s individual performance score as described under “Mix of Pay” beginning on page 38. As was the case in 2019, individual performance scores in 2020 and beyond will include formal consideration of performance against safety-related objectives and will reflect the input of the Aerospace Safety Committee.

Other Design Elements

As part of a comprehensive and competitive executive compensation package, executives may be eligible for additional benefits as summarized below. These benefits are designed to attract and retain the executive talent needed to achieve our business and financial objectives.

Retirement Benefits

Our executives participate in our Voluntary Investment Plan, or VIP, a broad-based, tax-qualified defined contribution 401(k) retirement plan. During 2019, they were also eligible to participate in our Executive Supplemental Savings Plan,

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COMPENSATION DISCUSSION AND ANALYSIS

or Executive SSP, a nonqualified deferred contribution plan. The Executive SSP provides certain executives with additional retirement benefits and allows eligible participants to receive Company contributions that would otherwise exceed Internal Revenue Code limits applicable to the VIP. Effective January 1, 2020, we eliminated the DC SERP contribution (a supplemental Company contribution determined as a certain percentage of base salary and annual incentive compensation) under the Executive SSP for all executive officers. The Executive SSP also allows executives to voluntarily defer, on a nonqualified basis, receipt of a portion of salary and/or cash-based incentive payouts. For more information on our nonqualified deferred compensation benefits, see “2019 Nonqualified Deferred Compensation” beginning on page 58.

Executives hired prior to 2009 earned benefits under our Pension Value Plan, or PVP, a broad-based defined benefit pension plan, until the end of 2015, and if they had a PVP benefit or were hired prior to 2008, also earned benefits under our defined benefit Supplemental Executive Retirement Plan, or DB SERP, until the end of 2015. In addition, Mr. Smith has accrued benefits pursuant to a Canadian subsidiary pension in connection with his prior service with the Company, and Mr. Luttig accrued a supplemental pension benefit in connection with an arrangement entered into when he joined Boeing in 2006 (this benefit was fully paid out in 2019 upon his attainment of age 65). Each of these arrangements, as well as each of our broad-based pension plans for which executives are eligible, is described under “2019 Pension Benefits” beginning on page 56.

Perquisites and Other Executive Benefits

Consistent with our executive compensation philosophy and our commitment to emphasize performance-based pay, we limit the perquisites and other benefits that we provide to executives, and any such benefits are provided to help achieve our business objectives. In 2019, these perquisites consisted of:

•

Security—Our CEO is required, and certain senior executives are encouraged, to use Company aircraft for business and personal travel for security reasons. We provide ground transportation services to the CEO so that he may conduct business during his commute and for security purposes. In addition, home security is provided to certain senior executives.

•	Productivity—Relocation assistance (when applicable) and tax preparation and planning services.

•	Health—Annual physical exam.

•	Other—Supplemental life insurance, Company contributions to retirement plans, charitable gift matching program, commemorative gifts, and certain ground transportation services.

No tax gross-ups are provided except in connection with certain relocation expenses. The Compensation Committee annually reviews perquisites and other executive benefits to ensure that they are reasonable and consistent with our executive compensation philosophy.

Severance Benefits

No NEO received any benefits under the Executive Layoff Benefit Plan in 2019. We maintain an Executive Layoff Benefit Plan to provide a separation package for executives who are involuntarily laid off due to a job elimination and who neither become employed elsewhere within the Company nor refuse any offer of employment with the Company as an executive. The plan provides a layoff benefit equal to one year of base salary plus an amount equal to the executive’s target annual incentive multiplied by the Company performance score for the year in which the layoff occurs, less any amounts paid pursuant to an individual employment, separation, or severance agreement (if applicable). The plan does not provide enhanced change-in-control benefits or tax gross-ups. The Compensation Committee believes that the benefits provided under the plan are consistent with those provided by our peers and other companies with whom we compete for executive talent. In addition to the benefits under the plan, executives may continue to participate in certain incentive award programs with respect to their outstanding awards after a separation based on service and the terms and conditions of the award.

Governance of Pay-Setting Process

The Company applies the following approach in setting compensation for its executive officers:

•	Executive officers are assigned to pay grades by comparing position-specific duties and responsibilities with market data and our internal management structure.

•	Each pay grade has a salary range with corresponding target annual and long-term incentive award opportunities, executive benefits, and perquisites.

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COMPENSATION DISCUSSION AND ANALYSIS

•	Salary ranges and incentive opportunities by pay grade are benchmarked annually against our peer group to ensure they are competitive.

•

Individual pay is benchmarked against the median of our peer group, but actual target pay also takes into account job requirements, business needs, and the executive officer’s experience, contribution, and performance.

Role of Board, Management and Consultants

The Compensation Committee establishes, reviews, and approves all elements of NEO compensation. During 2019, the Compensation Committee worked with an independent executive compensation consultant, Pay Governance, for advice and perspective regarding market trends that may affect decisions about our executive compensation program and practices. Pay Governance also advised the GON Committee in connection with nonemployee director compensation matters. Pay Governance provided no services to Boeing outside of its duties as the independent consultant to these two Board committees. The Compensation Committee has assessed the independence of Pay Governance pursuant to SEC and NYSE rules and determined that no conflict of interest exists that would prevent Pay Governance from independently representing the Compensation and GON Committees. For more information on this conflicts of interest assessment, see “Compensation Consultant” on page 29. Pay Governance is serving as the Compensation Committee’s independent consultant in 2020.

Boeing management has the responsibility for effectively implementing practices and policies approved by the Compensation Committee. Meridian Compensation Partners, LLC, or Meridian, served as management’s compensation consultant during 2019.

Additional responsibilities of the Board of Directors, Compensation Committee, management, and the compensation consultants include:

Board of Directors and Compensation Committee

•

The Compensation Committee, in coordination with the GON Committee, evaluates the performance of the CEO in light of his business goals and objectives, and reviews his performance with the other independent members of the Board. Based on this evaluation, and following consultation with the Aerospace Safety Committee, the Compensation Committee recommends the CEO’s base salary for approval by the other independent members of the Board. The Compensation Committee also reviews and approves the CEO’s annual and long-term incentive targets and payouts.

•	The Board reviews all components of compensation and approves all executive officer base salaries.

•

Based on a review of peer data, pay tally sheets (as described below), individual performance, and internal pay comparisons, the Compensation Committee determines, in the case of the CEO, and reviews and approves, in the case of other NEOs, all other elements of pay.

•

A supermajority (two-thirds) of the Board must approve any incentive awards that are granted to NEOs under an incentive or other compensation plan not previously approved by a supermajority of the Board. No such awards were granted in 2019.

•

The Compensation Committee sets incentive compensation targets based on the Company’s long-range business plan and the achievement of financial targets and related payouts for our annual and long-term incentive programs.

Management

•

The CEO and the Senior Vice President, Human Resources make recommendations on program design and pay levels, where appropriate, and implement the practices and policies approved by the Compensation Committee.

•	The CEO makes recommendations with respect to the compensation of other officers, including the other NEOs, and is assisted in pay administration by the Senior Vice President, Human Resources.

•

The CFO provides the financial information used by the Compensation Committee to make decisions with respect to incentive compensation goals based on achievement of financial targets and related payouts for our annual and long-term incentive programs.

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Consultants

Compensation Committee’s Independent Consultant	Management’s Consultant

•    Presents peer group pay practices and other relevant benchmarks for CEO and nonemployee director compensation to the Compensation Committee and GON Committee, respectively, as well as management.

•    Reviews and provides recommendations concerning management’s data and work product and compensation-related practices and proposals.

•    Advises the Compensation Committee Chair and the Compensation Committee with respect to management’s proposals.

•    Meets with the Compensation Committee in executive session following regular meetings of the Committee.

•    Available on as-needed basis throughout the year to consult with directors or management.

•    Presents peer group pay practices and other relevant compensation and performance benchmarks (except for the CEO and nonemployee directors) for the Compensation Committee and management.

•    Reviews and provides recommendations based on comprehensive pay tally sheets for executive officers prepared for Compensation Committee review. The pay tally sheets provide total annual compensation and accumulated wealth (value of equity holdings, outstanding long-term incentives, deferred compensation, and pension).

•    Provides periodic updates regarding tax, accounting, and regulatory issues that may impact executive compensation design, administration, and/or disclosure.

Benchmarking Against Our Peer Group

We benchmark executive compensation against a peer group of leading U.S.-based companies (with an emphasis on aerospace and industrial manufacturing companies) that have a technology focus, large global operations, a diversified business, and/or roughly comparable annual sales and market capitalizations. On at least an annual basis, the Compensation Committee, working with its independent consultant, reviews the composition of the peer group and determines whether any changes should be made. In 2019, Boeing’s peer group consisted of the 20 companies listed in the box to the right, which (along with General Electric) were included in the peer group used for 2018. The 2019 peer group will also be used for 2020. The median revenue of our peer group for the year ended December 31, 2019 was approximately $73 billion as compared to our revenue of $76.56 billion. As of December 31, 2019, the median market capitalization of our peer group was approximately $127 billion as compared to our market capitalization of $183.34 billion. Individual executive pay is generally targeted at the median of our peer group, but can vary based on the requirements of the job (competencies and skills), the executive’s experience, contribution, and performance, and the organizational structure of the businesses (internal alignment and pay relationships).

This peer group, plus Airbus, is also used to measure our relative TSR performance for purposes of our PBRSUs. For additional information on the PBRSUs, see page 39. Airbus is not included in our compensation benchmarking peer group due to the lack of publicly available and comparable compensation and benefit program information.

Peer Companies

3M
AT&T
Caterpillar
Chevron
Cisco Systems
Exxon Mobil
Ford
General Dynamics
Honeywell
IBM
Intel
Johnson & Johnson
Lockheed Martin Microsoft
Northrop Grumman
Procter & Gamble
Raytheon
United Parcel Service
United Technologies
Verizon Communications

Additional Considerations

Executive Stock Ownership and Stock Holding Requirements

In order to further align the interests of our senior executives with the long-term interests of shareholders, we require NEOs and other senior executives to own significant amounts of Boeing stock. Senior executives are required to attain and maintain throughout their term of employment with us the following investment position in Boeing stock and stock equivalents:

•	CEO: 6x base salary

•	Executive Vice Presidents: 4x base salary

•	Senior Vice Presidents: 3x base salary

•	Vice Presidents: 1x or 2x base salary based on executive grade

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COMPENSATION DISCUSSION AND ANALYSIS

Senior executives must fulfill this requirement within five years after joining the executive grade to which the requirement applies. During the five-year period, executives are expected to accumulate qualifying equity until they meet the minimum stock ownership requirement. In addition, executive officers must hold all newly-vested stock until their minimum stock ownership requirement has been satisfied. Shares owned directly by the executive as well as stock units, RSUs, deferred stock units, and shares held through our savings plans are included in calculating ownership levels. Shares underlying stock options and PBRSUs do not count toward the ownership guidelines. As of December 31, 2019, each NEO employed as of that date exceeded the applicable stock ownership requirement.

Each year, the Compensation Committee reviews the ownership position of each executive officer as well as a summary covering all senior executives. In assessing stock ownership, the average daily closing stock price over a one-year period (ending September 30 of each year) is used. This approach mitigates the effect of stock price volatility and is consistent with the objective of requiring long-term, sustained stock ownership. The Compensation Committee may, at its discretion, elect at any time to pay some or all performance awards in stock, including for executives who are currently not in compliance with the applicable ownership requirement.

Granting Practices

The Compensation Committee typically grants long-term incentive awards each February. The Compensation Committee meeting date, or the next business day if the meeting falls on a day when the NYSE is closed for trading, is the effective grant date for the grants.

Executive officers who join the Company after mid-February will generally receive a pro-rated long-term incentive award, if any, for that year. Grants are pro-rated based on the time remaining in the 36-month performance or vesting period as of the date of hire. This approach aligns our program with peer practices and provide the executive with an immediate stake in Boeing’s long-term performance.

We also may grant supplemental equity awards to attract and retain high-performing leaders, reward exceptional performance, or recognize expanded responsibility. The effective date of these grants is generally based on the timing of the recognition and is set by the Compensation Committee. The exercise/grant price is the fair market value of Boeing stock on the effective date.

Securities Trading Policy

We have a policy that prohibits all employees from trading in Boeing securities while aware of material non-public information, and that further prohibits executive officers and directors from engaging in hedging, pledging, or monetization transactions (such as zero-cost collars) involving Boeing securities. This policy is described in our Corporate Governance Principles, which may be viewed in the corporate governance section of our website at www.boeing.com/company/general-info/corporate-governance.page.

Clawback Policy

We will require reimbursement of any incentive payments to a senior executive if the Board determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. This policy is described in our Corporate Governance Principles. In addition, even absent a financial restatement, the Compensation Committee may require reimbursement of incentive compensation from any executive officer (or, beginning in 2020, any other executive) who has engaged in fraud, bribery, or illegal acts like fraud or bribery, or knowingly failed to report such acts of an employee over whom such officer had direct supervisory responsibility. In 2020, the policy was enhanced to provide that the Compensation Committee may require reimbursement of incentive compensation from any executive who has violated, or engaged in negligent conduct in connection with the supervision of someone who violated, any Company policy, law, or regulation that has compromised the safety of the Company’s products or services and has (or could reasonably be expected to have) a material adverse effect on the Company. The Compensation Committee has the flexibility under this policy to direct the Company to publicly disclose any recoupment made pursuant to the policy.

In addition, The Boeing Company 2003 Incentive Stock Plan and certain other executive compensation plans provide that certain compensation payable under the plans may be forfeited or recovered in the event an award recipient engages in various types of conduct deemed detrimental to the Company’s interest, including theft or fraud against the Company and engaging in competition with the Company. In 2020, these clawback and forfeiture provisions were further revised to enhance enforceability in certain jurisdictions.

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COMPENSATION DISCUSSION AND ANALYSIS

Tax Gross-Ups

We do not provide tax gross-ups other than for certain relocation expenses, in accordance with our standard relocation policies.

Accounting and Tax Implications, Including Limitations on Deductibility of Compensation

The Compensation Committee considers the accounting and tax impact reflected in our financial statements when establishing the amount and forms of long-term and equity compensation. The forms of long-term compensation selected are intended to be cost-efficient. We account for all awards settled in equity in accordance with FASB ASC Topic 718, pursuant to which the fair value of the grant, net of estimated forfeitures, is expensed over the service/vesting period based on the number of options, shares, or units, as applicable, that vest. This includes our PBRSUs and RSUs. The estimated payout amount of performance awards, along with any changes in that estimate, is recognized over the performance period under “liability” accounting. Our ultimate expense for performance awards will equal the value earned by/paid to the executives and, accordingly, will not be determinable until the end of the three-year performance period.

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. Prior to 2018, there was an exception to the limit on deductibility for performance-based compensation that met certain requirements. The Tax Cut and Jobs Act of 2017, or TCJA, largely eliminated that exception starting in 2018. As such, compensation paid to our CEO and the other NEOs in 2018 and thereafter is presumed to be subject to the Section 162(m) deductibility limits as amended by the TCJA, with the exception of certain amounts payable pursuant to a written binding contract in effect as of November 2, 2017 that has not been materially modified thereafter (as permitted by the TCJA). Compensation granted in the past may not qualify as “performance-based compensation” under certain circumstances. We have historically retained flexibility to award compensation that is consistent with our corporate objectives even if it does not qualify for a tax deduction.

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis, beginning on page 33. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee Arthur D. Collins Jr., Chair Edward M. Liddy Susan C. Schwab Mike S. Zafirovski

Mr. Calhoun and Ms. Good served on the Compensation Committee until December 23, 2019.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during 2019 had a relationship that requires disclosure as a Compensation Committee interlock.

Compensation and Risk

We believe that our compensation programs create appropriate incentives to drive sustained, long-term increases in shareholder value. These programs have been designed and administered in a manner that discourages undue risk-taking by employees. Relevant features of these programs include:

•	Compensation Committee-approved limits on annual incentive awards, performance awards, and PBRSUs;

•	Compensation Committee annual and ongoing review of our compensation plans and programs as advised by the Compensation Committee’s independent compensation consultant;

•	Individual executive pay generally targeted at median level against comparable executive roles at an appropriate set of peer companies;

2020 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

•

Incorporation of an individual performance score for each executive as a critical factor in the annual incentive calculation, thereby enabling the Compensation Committee to direct a zero payout to any executive in any year if the executive is deemed to have sufficiently poor performance, is found to have engaged in activities or misconduct that pose a financial, operational, or other undue risk to the Company, or otherwise fails to adhere to our enduring values including safety, quality and integrity;

•

Incorporation of each executive’s prior-year individual performance score into the calculation of target awards under our long-term incentive program, driving further connection between pay and individual performance;

•

Robust clawback policies permitting the recoupment of past incentive pay from executive officers in the event of instances of misconduct, even absent a restatement of financial results, including misconduct that has compromised the safety of our products or services, and forfeiture of incentive awards and certain other compensation in the event the executive engages in various types of conduct deemed detrimental to the Company’s interests, including theft or fraud against the Company and engaging in competition with the Company;

•

With each increase in executive pay level, a proportionately greater award opportunity is derived from the long-term incentive program, reflecting more senior executives’ enhanced responsibility to drive long-term Company performance;

•	No employment agreements with executive officers (except where required by non-U.S. local law);

•

The use of free cash flow, revenue, and core EPS as performance metrics, which sharpens executives’ focus on the elements of operational and financial performance that the Compensation Committee believes best drive long-term shareholder value;

•	Use of three distinct long-term incentive vehicles that vest after three years, providing strong incentives for sustained operational and financial performance;

•

A long-term incentive program that has overlapping performance periods, such that at any one time three separate and distinct potential long-term awards are affected by current year performance, thereby requiring sustained and enduring high levels of performance year over year to achieve a payout;

•

Significant share ownership requirements for senior executives, and a holding requirement for certain senior executives, each monitored by the Compensation Committee, to ensure alignment with shareholder interests over the long term;

•	Limited Compensation Committee discretion to adjust performance metrics to reflect certain extraordinary circumstances affecting the core operating performance of the Company; and

•	Restrictions on trading in Boeing stock to reduce insider trading compliance risk, as well as prohibitions on pledging and hedging Boeing stock.

In light of these features, we conclude that the risks arising from our executive and employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

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COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth information regarding compensation for each of our 2019 named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Dennis A. Muilenburg	2019	2,013,846	7,246,100	(6)	—	2,790,155	2,200,094	14,250,195
Former President and Chief Executive Officer	2018 2017	1,700,000 1,690,769	7,330,916 5,775,049		13,076,350 8,450,270	— 1,549,137	1,284,921 985,191	23,392,187 18,450,416
Gregory D. Smith	2019	1,128,846	2,430,699		—	411,242	545,016	4,515,803
Chief Financial Officer and Executive Vice President, Enterprise Performance and Strategy; Former Interim President and Chief Executive Officer	2018 2017	1,032,462 974,308	2,550,173 11,779,769		4,574,957 3,782,592	— 241,461	524,466 447,484	8,682,058 17,225,614
Stanley A. Deal	2019	934,423	1,732,642		—	830,045	708,196	4,205,306
Executive Vice President, President and Chief Executive Officer, Commercial Airplanes	2018 2017	793,904 658,154	1,299,478 5,605,346		2,072,832 1,783,236	— 457,084	339,332 1,310,358	4,505,546 9,814,178
Timothy J. Keating	2019	695,192	3,016,610		—	322,739	335,843	4,370,384
Executive Vice President, Government Operations
J. Michael Luttig	2019	984,385	1,930,360	(7)	—	3,841,126	549,048	7,304,919
Former Executive Vice President, Counselor and Advisor to the Board of Directors	2018 2017	959,346 930,385	1,907,572 1,819,983		4,325,735 3,806,282	— 356,410	617,945 473,447	7,810,598 7,386,507
Kevin G. McAllister Former Executive Vice President, President and Chief Executive Officer, Commercial Airplanes	2019 2018 2017	1,230,007 1,043,404 1,012,231	2,045,063 2,131,531 3,499,936	(8)	— 3,934,889 2,187,011	— — —	15,154,248 566,333 520,120	18,429,318 7,676,157 7,219,298

(1)

Amounts reflect base salary paid in the year, before any deferrals at the executive’s election and including salary increases effective during the year, if any. For Messrs. Muilenburg and McAllister, the amounts shown include $313,846 and $131,546, respectively, in payment of accrued but unused vacation in connection with them ceasing to be employed by the Company in 2019.

(2)

Amounts reflect the aggregate grant date fair value of PBRSUs and RSUs granted in the year computed in accordance with FASB ASC Topic 718. These amounts are not paid to or realized by the executive. If the maximum level of performance were to be achieved for the PBRSUs granted in 2019, the grant date value for those PBRSUs would be $7,245,862 for Mr. Muilenburg, $2,430,822 for Mr. Smith, $1,732,706 for Mr. Deal, $1,303,958 for Mr. Keating, $1,930,304 for Mr. Luttig, and $2,044,948 for Mr. McAllister. The grant date fair value of each PBRSU and RSU award in 2019 is set forth in the 2019 Grants of Plan-Based Awards table on page 53. Messrs. Muilenburg, Luttig, and McAllister forfeited some or all of these awards when they ceased being employed by the Company. For additional information, see footnotes 6-8 to this table.

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COMPENSATION OF EXECUTIVE OFFICERS

(3)

Amounts reflect (a) annual incentive compensation, which is based on Company and individual performance and (b) long-term incentive performance awards for the three-year performance period that ended in the relevant year, in each case including amounts deferred under our deferred compensation plan. For 2019, there were no payouts of annual incentive compensation or long-term performance awards. No payouts were made in common stock under the long-term incentive performance awards during any of the covered years. The following table sets forth the elements of “Non-Equity Incentive Plan Compensation.”

Name	Year	Annual Incentive Compensation ($)	Long-Term Incentive Performance Awards ($)	Total Non-Equity Incentive Plan Compensation ($)
Dennis A. Muilenburg	2019	—	—	—
	2018	5,432,350	7,644,000	13,076,350
	2017	5,752,520	2,697,750	8,450,270
Gregory D. Smith	2019	—	—	—
	2018	2,075,957	2,499,000	4,574,957
	2017	2,147,592	1,635,000	3,782,592
Stanley A. Deal	2019	—	—	—
	2018	1,391,487	681,345	2,072,832
	2017	1,292,736	490,500	1,783,236
Timothy J. Keating	2019	—	—	—
J. Michael Luttig	2019	—	—	—
	2018	1,753,235	2,572,500	4,325,735
	2017	1,953,282	1,853,000	3,806,282
Kevin G. McAllister	2019	—	—	—
	2018	1,811,621	2,123,268	3,934,889
	2017	2,187,011	—	2,187,011

The estimated target and maximum amounts for annual incentive awards for 2019 and for performance awards granted in 2019 are reflected in the 2019 Grants of Plan-Based Awards table on page 53.

(4)

No defined benefits have accrued since the end of 2015. Amounts for 2019 and 2017 reflect aggregate increases in the actuarial present value of the executive’s accumulated benefits under all pension plans during the applicable year. No amount is included for 2018 because there was a decrease in the actuarial present value of the executives’ accumulated benefits for that year. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in our audited financial statements. The degree of change in the present value depends on the age of the executive, when the benefit payments begin, and how long the benefits are expected to last. The interest rate used for determining our audited financial statements can fluctuate significantly, which can result in significant year-to-year changes in the present value of accumulated benefits. An executive’s actual pension value is determined at the time of benefit commencement under the terms of the applicable plan. For Mr. Luttig, the amount shown also includes a lump sum distribution of $3,510,688, pursuant to his supplemental pension agreement, which was paid upon his attainment of age 65 during 2019. Additional information regarding our pension plans, including Mr. Luttig’s supplemental pension agreement, is set forth under “2019 Pension Benefits” beginning on page 56. None of the NEOs received any earnings on their deferred compensation based on above-market or preferential rates.

(5)	The following table sets forth the elements of “All Other Compensation” provided in 2019 to our NEOs:

Name	Perquisites and Other Personal Benefits ($)(a)		Life Insurance Premiums ($)	Company Contributions to Retirement Plans ($)	Separation Payments(b)	Total All Other Compensation ($)
Dennis A. Muilenburg	310,417	(i)	4,590	1,885,087	—	2,200,094
Gregory D. Smith	153,749	(ii)	3,056	388,211	—	545,016
Stanley A. Deal	83,362	(iii)	10,550	614,284	—	708,196
Timothy J. Keating	59,347	(iv)	3,850	272,646	—	335,843
J. Michael Luttig	87,766	(v)	5,264	456,018	—	549,048
Kevin G. McAllister	71,492	(vi)	4,941	327,815	14,750,000	15,154,248

(a)

Perquisites and other personal benefits provided to one or more of our NEOs in 2019 consisted of use of Company aircraft for personal travel, including to attend outside board meetings, personal use of ground transportation services, relocation assistance, tax preparation and planning services, charitable gift matching, home security expenses, annual physicals and commemorative gifts. We determine the incremental cost to us for these benefits based on the actual costs or charges incurred. The incremental cost to us for use of Company aircraft equals the variable operating cost, including the cost of fuel, trip-related maintenance, crew travel expenses, on-board meals, landing fees, and parking costs. Year over year costs per statute mile increased by less than 1% in 2019. Since our aircraft are used predominantly for business travel, the calculation does not include costs that do not change based on usage, such as pilots’ salaries, aircraft acquisition costs, and the cost of maintenance not related to trips. The cost of any category of the listed perquisites and other personal benefits did not exceed the greater of $25,000 or 10% of total perquisites and other personal benefits for any NEO, except as follows: (i) $235,825 for use of Company aircraft for Mr. Muilenburg; (ii) $104,291 for use of Company aircraft and $30,000 in charitable gift matching donations for Mr. Smith; (iii) $56,097 for use of Company aircraft for Mr. Deal; (iv) $27,979 for use of Company aircraft for Mr. Keating; (v) $57,172 for use of Company aircraft for Mr. Luttig; and (vi) $39,263 for use of Company aircraft for Mr. McAllister.

(b)	Mr. McAllister received a cash payment pursuant to his separation from the Company in 2019.

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(6)

Mr. Muilenburg retired from the Company in December 2019 and, in accordance with the terms of these awards, was eligible for pro-rated vesting based on his employment during the applicable performance or vesting period. If the maximum level of performance were to be achieved for the PBRSUs granted to Mr. Muilenburg in 2019 following application of the pro-ration, the grant date value for those PBRSUs would be $2,012,739. The grant date value for the RSUs granted to Mr. Muilenburg in February 2019 following application of the pro-ration would be $1,006,436.

(7)

Mr. Luttig retired from the Company in March 2020 and, in accordance with the terms of these awards, was eligible for pro-rated vesting based on his employment during the applicable performance or vesting period. If the maximum level of performance were to be achieved for the PBRSUs granted to Mr. Luttig in 2019 following application of the pro-ration, the grant date value for those PBRSUs would be $697,054. The grant date value for the RSUs granted to Mr. Luttig in 2019 following application of the pro-ration would be $348,547.

(8)	Mr. McAllister forfeited these awards when he ceased to be employed by the Company in 2019.

2019 Grants of Plan-Based Awards

The following table provides information for each of our NEOs regarding 2019 annual and long-term incentive award opportunities, including the range of potential payouts under our incentive plans. Specifically, the table presents the 2019 grants of annual incentive awards, performance awards, PBRSUs, and RSUs.

Name	Type of Award	Grant Date	Committee Action Date(1)	Number of Units Granted (#)		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)				Estimated Future Payouts Under Equity Incentive Plan Awards(3)						All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)
						Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#)
Dennis A. Muilenburg(4)	Annual Incentive				—		3,060,000		6,120,000		—		—		—		—		—
	Performance Award					72,463		7,246,300		14,492,600		—		—		—		—		—
	RSUs		02/25/2019	02/24/2019		—		—		—		—		—		—		8,461		3,623,169
	PBRSUs		02/25/2019	02/24/2019		—		—		—		1,944		7,774		15,548		—		3,622,931
Gregory D. Smith	Annual Incentive				—		1,298,173		2,596,346		—		—		—		—		—
	Performance Award					24,310		2,431,000		4,862,000		—		—		—		—		—
	RSUs		02/25/2019	02/24/2019		—		—		—		—		—		—		2,838		1,215,288
	PBRSUs		02/25/2019	02/24/2019		—		—		—		652		2,608		5,216		—		1,215,411
Stanley A. Deal	Annual Incentive				—		989,423		1,978,846		—		—		—		—		—
	Performance Award					17,325		1,732,500		3,465,000		—		—		—		—		—
	RSUs		02/25/2019	02/24/2019		—		—		—		—		—		—		2,023		866,289
	PBRSUs		02/25/2019	02/24/2019		—		—		—		465		1,859		3,718		—		866,353
Timothy J. Keating	Annual Incentive				—		660,433		1,320,866		—		—		—		—		—
	Performance Award					13,036		1,303,600		2,607,200		—		—		—		—		—
	RSUs		02/25/2019	02/24/2019		—		—		—		—		—		—		4,000		1,712,880
	RSUs		02/25/2019	02/24/2019		—		—		—		—		—		—		1,522		651,751
	PBRSUs		02/25/2019	02/24/2019		—		—		—		350		1,399		2,798		—		651,979
J. Michael Luttig(4)	Annual Incentive				—		1,082,823		2,165,646		—		—		—		—		—
	Performance Award					19,300		1,930,000		3,860,000		—		—		—		—		—
	RSUs		02/25/2019	02/24/2019		—		—		—		—		—		—		2,254		965,208
	PBRSUs		02/25/2019	02/24/2019		—		—		—		518		2,071		4,142		—		965,152
Kevin G. McAllister(4)	Annual Incentive				—		1,208,308		2,416,615		—		—		—		—		—
	Performance Award					20,449		2,044,900		4,089,800		—		—		—		—		—
	RSUs		02/25/2019	02/24/2019		—		—		—		—		—		—		2,388		1,022,589
	PBRSUs		02/25/2019	02/24/2019		—		—		—		549		2,194		4,388		—		1,022,474

(1)

PBRSU and RSU awards that were approved by the Compensation Committee on Sunday, February 24, 2019 had a grant date of Monday, February 25, 2019, the first trading day following the date of the approval.

(2)

Payouts of annual incentive awards and performance awards may range from $0 to the applicable maximum as set forth above. Therefore, we have omitted the “Threshold” column. No annual incentive awards were paid to NEOs for 2019 performance.

(3)

PBRSUs pay out in shares of Boeing stock based on Boeing’s TSR over a three-year period (beginning and ending in February) relative to a peer group of competitors. TSR performance at less than the 20th percentile results in a 0% payout, with payouts increasing at 25% increments up to a maximum of 200% for performance exceeding the 91st percentile.

(4)

In connection with their separations from the Company, all or portions of these NEOs’ 2019 awards of PBRSUs, RSUs, and performance awards were forfeited. Of the awards granted in 2019, Mr. Muilenburg forfeited 6,111 unvested RSUs, 5,614 unvested PBRSUs (calculated assuming target performance), and unvested performance awards with a target value of $4,830,867 in connection with his retirement in December 2019. Of the awards granted in 2019, Mr. Luttig forfeited 1,440 unvested RSUs, 1,323 unvested PBRSUs (calculated assuming target performance), and unvested performance awards with a target value of $1,125,833 in connection with his retirement in March 2020. Mr. McAllister forfeited all his 2019 awards of PBRSUs, RSUs, and performance awards when he ceased to be employed by the Company in 2019.

Annual Incentive Awards

The amounts shown for annual incentive awards represent the target and maximum amounts of annual cash incentive compensation that, depending on Company and individual performance, might have been paid to each NEO for 2019 performance. As shown in the “Non-Equity Incentive Plan Compensation” column and corresponding footnote of the Summary Compensation Table on page 51, no annual incentive awards were paid to NEOs for 2019.

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COMPENSATION OF EXECUTIVE OFFICERS

Annual incentive awards, if payable, may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff, or retirement during the year, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of days employed during the year. Upon any other type of employment termination, all rights to the annual incentive awards would terminate completely. Annual incentive awards are described in further detail beginning on page 38.

Performance Awards

The amounts shown for performance awards represent the target and maximum amounts that, depending on performance results, would be payable to each NEO pursuant to performance awards granted in 2019. The performance awards shown are units that pay out based on the achievement of the Company’s free cash flow, revenue, and core EPS performance goals for the three-year period ending December 31, 2021. Each unit has an initial target value of $100. The amount payable at the end of the three-year performance period may range from $0 to $200 per unit, depending on Company performance. The Compensation Committee has the discretion to pay these awards in cash, stock, or a combination of both. These awards may be deferred at the election of the executive. If employment is terminated due to death, disability, layoff, or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated payout based on the number of months employed during the period. Upon any other type of employment termination, all rights to the performance awards would terminate completely. Performance awards are described in further detail on page 39.

Performance-Based Restricted Stock Units

The amounts shown for PBRSUs represent the threshold, target, and maximum number of PBRSUs awarded to each NEO in 2019 and the grant date fair value of the PBRSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date discounted to reflect the present value of future payments as well as the risks associated with the performance criteria. PBRSUs are earned based on Boeing’s TSR for the three-year performance period as measured against a group of peer companies set by the Compensation Committee. The final number of shares issuable at vesting pursuant to PBRSUs may range from 0% to 200% of the target amount depending on relative TSR performance. The threshold level of performance provides for payouts at 25% of target. If the threshold level is not achieved, no shares are issued. If employment is terminated due to death, disability, layoff, or retirement during the performance period, the executive (or beneficiary) remains eligible to receive a pro-rated amount of shares based on the number of months employed during the period. Upon any other type of employment termination, the PBRSUs would not vest and would be forfeited. PBRSUs are described in further detail on page 39.

Restricted Stock Units

The amounts shown for RSUs represent the number of RSUs awarded to each NEO in 2019 and the grant date fair value of the RSUs determined in accordance with FASB ASC Topic 718. The grant date fair values are calculated using the average of the high and low prices on the grant date. RSUs generally vest and settle on a one-for-one basis in shares of stock on the third anniversary of the grant date, except in the case of certain supplemental RSU awards. For RSUs granted as part of our long-term incentive program, if an executive terminates employment due to death, disability, layoff, or retirement, the executive (or beneficiary) would receive a pro-rated amount of stock units based on active employment during the three-year vesting period. Upon any other type of employment termination, the RSUs would not vest and would be forfeited. RSUs are described in further detail on page 39. Mr. Keating received a supplemental grant of 4,000 RSUs in February 2019 in recognition of strong performance and as a means of retention. These supplemental awards vest in full upon death, disability, or layoff, but are forfeited in their entirety if the executive retires or otherwise terminates prior to the end of the vesting period.

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Outstanding Equity Awards at 2019 Fiscal Year-End

The following table provides information regarding outstanding stock options and unvested stock awards held by each of our NEOs as of December 31, 2019. Market values for outstanding stock awards, which include 2019 grants and prior-year grants, are based on the closing price of Boeing stock on December 31, 2019 of $325.76. Performance awards, which are not stock-based but which may ultimately be paid in shares of common stock at the Compensation Committee’s discretion, are not presented in this table. Our last stock option grant was in 2013, and all outstanding options became exercisable by 2016.

	Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)		Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Dennis A. Muilenburg	—	—	—	—	—		—	36,967	(3)	12,042,370
	2013	72,969	75.97	2/25/2023	—		—	—		—
Gregory D. Smith	—	—	—	—	64,762	(4)	21,096,869	14,385	(5)	4,686,058
	2013	19,402	75.97	2/25/2023	—		—	—		—
Stanley A. Deal	—	—	—	—	46,674	(6)	15,204,522	8,554	(7)	2,786,551
Timothy J. Keating	—	—	—	—	10,201	(8)	3,323,078	7,255	(9)	2,363,389
	2012	23,806	75.40	2/27/2022	—		—	—		—
	2011	21,737	71.44	2/22/2021	—		—	—		—
J. Michael Luttig	—	—	—	—	10,442	(10)	3,401,586	13,227	(11)	4,308,828
Kevin G. McAllister(12)	—	—	—	—	—		—	—		—

(1)	The following table shows the aggregate number and market value of unvested Career Shares, RSUs, and Matching Deferred Stock Units, or MDSUs, held by each of the NEOs as of December 31, 2019.

	Number of Shares or Units of Stock That Have Not Vested (#)			Market Value of Shares or Units of Stock That Have Not Vested ($)

Name	Career Shares(a)	RSUs	MDSUs(b)	Career Shares(a)	RSUs	MDSUs(b)
Dennis A. Muilenburg(c)	—	—	—	—	—	—
Gregory D. Smith	—	64,762	—	—	21,096,869	—
Stanley A. Deal	4,286	33,858	8,530	1,396,207	11,029,582	2,778,733
Timothy J. Keating	—	10,201	—	—	3,323,078
J. Michael Luttig	—	10,442	—	—	3,401,586	—
Kevin G. McAllister(d)	—	—	—	—	—	—

(a)

Career Shares, which were granted prior to 2006, earn dividend equivalents that accrue in the form of additional Career Shares. Career Shares vest upon termination of employment due to retirement, death, disability, or layoff and are paid out in stock upon vesting.

(b)

Under the Matching Deferred Stock Units program, which was discontinued in 2005, if an executive elected to defer certain compensation into Boeing deferred stock units (an unfunded stock unit account), we provided a 25% matching contribution when the awards vested that will be paid out in stock upon termination of employment due to retirement, death, disability, or layoff. MDSUs earn dividend equivalents that accrue in the form of additional MDSUs. MDSUs are paid under our Deferred Compensation Plan for Employees, which is described in further detail under “2019 Nonqualified Deferred Compensation” on page 58.

(c)

In connection with Mr. Muilenburg’s retirement in 2019, he fully vested in his Career Shares and MDSUs outstanding on his termination date, and vested pro-rata (based on his employment during the applicable vesting period) in his RSUs outstanding on his termination date. In accordance with the terms of the applicable awards, all remaining unvested RSUs were forfeited.

(d)

In connection with Mr. McAllister’s separation in 2019, he forfeited all unvested RSUs outstanding on his termination date, in accordance with the terms of the applicable awards. Mr. McAllister did not have any Career Shares or MDSUs.

(2)	Assumes performance at (a) maximum for PBRSUs granted in 2017; (b) target for PBRSUs granted in 2018; and (c) threshold for PBRSUs granted in 2019.

(3)

Reflects (a) 30,463 PBRSUs that vested on February 24, 2020; (b) 5,955 PBRSUs that vest on or around February 2021; and (c) 549 PBRSUs that vest on or around February 2022, each of which reflects the pro-rated portion based on the number of months of employment during the applicable performance period. The remaining portions of PBRSUs were forfeited in connection with his retirement from the Company.

(4)	Reflects (a) 5,498 RSUs that vested on February 27, 2020; (b) 3,663 RSUs that vest on February 26, 2021; (c) 52,713 RSUs that vest on July 3, 2021; and (d) 2,888 RSUs that vest on February 25, 2022.

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COMPENSATION OF EXECUTIVE OFFICERS

(5)	Reflects (a) 10,333 PBRSUs that vested on February 24, 2020; (b) 3,389 PBRSUs that vest on or around February 2021; and (c) 663 PBRSUs that vest on or around February 2022.

(6)

Reflects (a) 4,286 Career Shares and 8,530 MDSUs that vest as described in footnote (1) above; (b) 16,657 RSUs that vested on February 27, 2020; (c) 1,866 RSUs that vest on February 26, 2021; (d) 13,277 RSUs that vest on February 27, 2021; and (e) 2,058 RSUs that vest on February 25, 2022.

(7)	Reflects (a) 6,354 PBRSUs that vested on February 24, 2020; (b) 1,727 PBRSUs that vest on or around February 2021; and (c) 473 PBRSUs that vest on or around February 2022.

(8)	Reflects (a) 2,786 RSUs that vested on February 27, 2020; (b) 1,797 RSUs that vest on February 26, 2021; and (c) 5,618 RSUs that vest on February 25, 2022.

(9)	Reflects (a) 5,236 PBRSUs that vested on February 24, 2020; (b) 1,663 PBRSUs that vest on or around February 2021; and (c) 356 PBRSUs that vest on or around February 2022.

(10)

Reflects (a) 5,408 RSUs that vested on February 27, 2020; (b) 2,740 RSUs that vest on February 26, 2021; and (c) 2,293 RSUs that vest on February 25, 2022, each of which reflects the pro-rated portion based on the number of months of employment during the applicable performance period. The remaining portions of PBRSUs were forfeited in connection with his retirement from the Company.

(11)

Reflects (a) 10,165 PBRSUs that vested on February 24, 2020; (b) 2,535 PBRSUs that vest on or around February 2021; and (c) 527 PBRSUs that vest on or around February 2022, each of which reflects the pro-rated portion based on the number of months of employment during the vesting period. The remaining portions of RSUs were forfeited in connection with his retirement from the Company.

(12)	Mr. McAllister forfeited all outstanding equity awards when he ceased to be employed by the Company in 2019.

Option Exercises and Stock Vested

The following table provides information for each of our NEOs regarding stock option exercises and vesting of stock awards during 2019.

	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Dennis A. Muilenburg	—	—	89,409	34,536,457
Gregory D. Smith	19,500	6,345,637	16,897	7,129,397
Stanley A. Deal	—	—	6,762	2,852,990
Timothy J. Keating	26,557	8,485,216	8,647	3,648,500
J. Michael Luttig	—	—	17,394	7,339,174
Kevin G. McAllister(3)	—	—	—	—

(1)

Consists of RSUs and PBRSUs that vested during 2019, including shares withheld for payment of applicable taxes associated with the vesting. For Mr. Muilenburg, the number of shares shown includes 37,724 shares (valued at $12,728,681) acquired pursuant to RSUs, Career Shares, and MDSUs that vested (in whole or in part) upon his retirement in December 2019, in accordance with the terms of the applicable awards.

(2)	Calculated based on the average of the high and low prices on the date of vesting.

(3)	Mr. McAllister did not vest in any stock awards during 2019.

2019 Pension Benefits

Each of our NEOs, other than Mr. McAllister, has earned benefits under the following pension plans:

•

the Pension Value Plan, or PVP, a pre-funded, qualified defined benefit plan generally available to salaried U.S. employees hired before 2009 who were not covered by certain collective bargaining agreements; and

•

the defined benefit Supplemental Executive Retirement Plan, or DB SERP, an unfunded, nonqualified defined benefit plan generally available to executives hired before 2008 and salaried U.S. employees hired before 2009 who have a PVP benefit.

Benefits ceased to accrue under each of these plans at the end of 2015. In addition, Mr. Smith has accrued benefits under the Boeing Toronto Supplemental Executive Retirement Income Plan, or Toronto SERIP. The following table provides information as of December 31, 2019 with respect to accumulated benefits under each of these plans and arrangements. Mr. Luttig received a lump sum distribution of his entire accrued benefit under his supplemental pension

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agreement, which was paid upon his attainment of age 65 during 2019. Otherwise, no pension payments were made to any NEO during 2019.

Name	Plan Name	Number of Years of Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year
Dennis A. Muilenburg	Pension Value Plan	30.00	$1,181,929	—
	SERP	30.00	$13,680,438	—
Gregory D. Smith	Pension Value Plan	13.01	$537,705	—
	SERP	13.01	$1,181,958	—
	Toronto SERIP	9.52	$270,096	—
Timothy Keating	Pension Value Plan	7.59	$451,002	—
	SERP	7.59	$1,286,607	—
J. Michael Luttig	Pension Value Plan	9.64	$543,929	—
	SERP	9.64	$4,107,146	—
	Supplemental Pension Agreement	9.64	—	$3,510,688
Stanley A. Deal	Pension Value Plan	28.06	$1,081,396	—
	SERP	28.06	$3,224,822	—
Kevin McAllister	—	—	—	—

(1)

As of December 31, 2015, plan participants no longer accrue additional years of credited service, except in order to determine early retirement eligibility. The years of actual Company service are as follows: Mr. Muilenburg, 33 years; Mr. Smith, 29 years; Mr. Deal, 31 years; Mr. Keating, 11 years; and Mr. Luttig, 13 years.

(2)

Present values were calculated assuming no pre-retirement mortality or termination. The values for the PVP, the DB SERP, and the Toronto SERIP are the actuarial present values as of December 31, 2019 of the benefits earned as of that date and payable as a single life annuity beginning at age 65 for the PVP and SERP excess benefit, age 62 for the DB SERP supplemental target benefit, and age 55 for the Toronto SERIP. Mr. Luttig’s supplemental pension agreement benefit was a lump sum payable at age 65 (which he attained in 2019). The discount assumption is 3.24% for the PVP, 3.20% for the DB SERP, and 3.00% for the Toronto SERIP. The post-retirement mortality assumption is Boeing specific mortality for the PVP and DB SERP, and UP 1994 fully generational for the Toronto SERIP.

In order to determine changes in pension values for the Summary Compensation Table on page 51, the values of these benefits were also calculated as of December 31, 2018. For the values as of December 31, 2018, the discount assumption was 4.22% for the PVP, 4.2% for the DB SERP, and 3.00% for the Toronto SERIP, which were the assumptions used for financial reporting purposes for 2018. Other assumptions used to determine the value as of December 31, 2018 were the same as those used for December 31, 2019. The assumptions reflected in this footnote are the same as those used for the PVP, the DB SERP, and the Toronto SERIP for financial reporting purposes.

The amount of the PVP benefit is based on the participant’s pay and service through the end of 2015. PVP participants earned annual benefit credits prior to the ceasing of accruals. Interest credits on the account balance continue to be applied based on the yield of the 30-year U.S. Treasury bond in effect during November of the previous year, except that the rate may not be lower than 5% or higher than 10%. Normal retirement age under the PVP is 65, and pension benefits vested after three years of service. Several forms of payment are available to participants, including a single lump sum. To determine a participant’s annual pension benefit upon retirement from the Company, the participant’s accumulated benefit credits are divided by a conversion factor of 11. Participants who have at least ten years of service and are at least age 55, or at least one year of service and are at least age 62, are eligible for early retirement. Enhanced early retirement benefits are available to participants on amounts that accrued during 2014 and 2015, and early retirement benefits are retained for amounts transferred to the PVP from certain heritage plans. Messrs. Muilenburg, Deal, and Keating were eligible for early retirement during 2019. Participants who terminate employment before they are eligible for early retirement will receive a reduced benefit depending on the age they begin to receive the benefit. The reduced benefit is determined by dividing the accumulated benefit credits by 11 plus 0.4 for each year before age 65 that the benefit commences. For example, the factor for benefit commencement at age 60 for a participant whose employment terminates before retirement is 13 rather than 11.

The DB SERP provides an excess benefit equal to additional amounts the PVP would have paid absent limitations mandated by U.S. federal tax laws. For participants hired before 2008, the DB SERP pays the greater of the excess benefit or a supplemental target benefit that may enhance the benefits that would otherwise have been received under the PVP absent these limitations. For participants hired during 2008, including Messrs. Smith and Keating, the DB SERP pays only the excess benefit. Unmarried participants receive the DB SERP benefit as a single life annuity. Married participants can elect to receive the DB SERP benefit as a single life annuity or a 50%, 75% or 100% joint and survivor annuity that is actuarially equivalent to the single life annuity. Under the DB SERP, the supplemental target benefit would be reduced 0.25% for each month the participant retires prior to age 62 and 0.5% for each month the benefit commences prior to age 65 if the participant terminates employment prior to being eligible for early retirement.

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COMPENSATION OF EXECUTIVE OFFICERS

The DB SERP benefits are subject to forfeiture and clawback for five years following an executive’s termination if the executive is determined to be in competition with a significant aspect of our business or commits certain criminal acts. DB SERP benefits accrued after 2007 are also subject to forfeiture and clawback if the executive solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, or disparages us, our products or our employees.

The Toronto SERIP provides an excess benefit equal to the additional amounts participants would have received under a Canadian subsidiary pension plan absent limitations by applicable Canadian laws. Mr. Smith’s Toronto SERIP benefit would be reduced for each year that he retires before age 65 by the lesser of 2.5% per point before attaining 85 points (based on age plus years of service), 2.5% per year before attaining age 65 and 6.0% per year before attaining age 62.

Pursuant to a supplemental pension agreement between us and Mr. Luttig, he was paid a lump sum upon his attaining age 65 in 2019. This benefit became fully vested in May 2009.

2019 Nonqualified Deferred Compensation

Deferred Compensation Plan

Our Deferred Compensation Plan for Employees is a nonqualified, unfunded defined contribution plan under which eligible executives (prior to 2019) were permitted to defer up to 50% of base salary, 100% of annual incentive awards and 100% of performance awards. Notional investment elections available under the Deferred Compensation Plan include an interest-bearing account, a Boeing stock fund, and other investment funds that track many of the funds available to employees under our 401(k) plan. The interest-bearing account is credited with interest daily at a rate that is equal to the mean between the high and the low yields on AA-rated industrial bonds as reported by Moody’s Investors Service, Inc. during the first 11 months of the preceding year, rounded to the nearest 1/4 of one percent. The rate was 4% for 2019 and is 3.5% for 2020. Executives may change how deferrals are invested in the funds at any time, subject to insider trading rules and other Deferred Compensation Plan restrictions that limit the transfer of funds into or out of the Boeing stock fund.

Executives choose how and when to receive payments under the Deferred Compensation Plan. Executives may elect either one lump sum payment or annual payments over two to 15 years. Annual payments are calculated based on the number of years of remaining payments. Payments to an executive under the Deferred Compensation Plan begin on the later of the January following (1) the age the executive elected or (2) the year when the executive separates from service with us, as defined in the Deferred Compensation Plan (generally, when the executive’s employment with us ends). The Deferred Compensation Plan was frozen to new contribution elections effective January 1, 2019. The features of the Deferred Compensation Plan were incorporated into our Executive Supplemental Savings Plan effective January 1, 2019.

Executive Supplemental Savings Plan

Our Executive Supplemental Savings Plan, or Executive SSP, is a nonqualified, unfunded defined contribution plan that is intended to supplement the retirement benefits of eligible executives under the 401(k) plan. The Executive SSP has four components: a restoration benefit component, an executive SSP+ component, a defined contribution supplemental executive retirement plan (DC SERP) component, and an elective deferral component previously provided under our now-frozen Deferred Compensation Plan. The restoration benefit component allows eligible executives to receive Company contributions that would otherwise exceed Internal Revenue Code limits under the 401(k) plan.

The executive SSP+ component provides eligible executives with Company contributions to the Executive SSP totaling 3%, 4%, or 5% (depending on age) of annual incentive compensation.

The DC SERP component provides a supplemental retirement benefit to eligible senior executives hired on or after January 1, 2009 equal to 2% or 4% of base salary and annual incentive compensation (depending on executive grade). The DC SERP was extended, effective January 1, 2016, to certain executives who were hired prior to 2009 in the form of an additional contribution equal to 5% of base salary and annual incentive compensation plus, for those participants who are 55 or over, an incremental amount (payable for up to seven years) based on years of certain pension service as of January 1, 2016. Effective January 1, 2020, no elected officers of the Company or individuals who are hired into or promoted to executive roles after that date are eligible to receive DC SERP contributions.

Investment elections available under the Executive SSP are the same as those available under the Deferred Compensation Plan described above. Payments to an executive under the Executive SSP (which will be either one lump sum payment or annual payments over two to 15 years based on the executive’s election) begin on the later of (1) the January following the age the executive elected and (2) the January after the executive separates from service with us, as defined in the Executive SSP (generally, when the executive’s employment with us ends). Annual payments are calculated based on the number of years of remaining payments.

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COMPENSATION OF EXECUTIVE OFFICERS

The benefits under the DC SERP component are subject to forfeiture and clawback if the executive (1) is determined to be in competition with a significant aspect of our business, (2) commits certain criminal acts, (3) solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, (4) disparages us, our products or our employees, or (5) for benefits attributable to contributions made on or after January 1, 2017, uses or discloses the Company’s proprietary or confidential information. In addition, benefits under the executive SSP+ component attributable to contributions made on or after January 1, 2017 are subject to forfeiture and clawback in the event of any of the above circumstances. These forfeiture and clawback provisions continue to apply for five years after the executive’s termination of employment.

2019 Deferred Compensation Table

The following table provides information for each of our NEOs regarding aggregate executive and Company contributions, aggregate earnings for 2019, and year-end account balances under the Deferred Compensation Plan and the Executive SSP. Messrs. Keating, McAllister, and Smith have never participated in the Deferred Compensation Plan (which has been frozen to new contribution elections since January 1, 2019).

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Company Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)

Dennis A. Muilenburg	Deferred Compensation Plan	—	—	686,120	9,713,223
	Executive Supplemental Savings Plan	151,935	1,865,217	1,219,727	7,015,665

Gregory D. Smith	Executive Supplemental Savings Plan	182,692	364,519	101,693	2,835,311

Stanley A. Deal	Deferred Compensation Plan	—	—	678,052	6,997,051
	Executive Supplemental Savings Plan	82,913	587,501	277,336	1,781,646

Timothy J. Keating	Executive Supplemental Savings Plan	37,695	248,006	51,845	1,438,529

J. Michael Luttig	Deferred Compensation Plan	—	—	1,666,781	7,337,834

	Executive Supplemental Savings Plan	157,711	429,235	116,877	3,216,399

Kevin G. McAllister	Executive Supplemental Savings Plan	65,477	297,015	31,802	963,918

(1)	Amounts reflect elective deferrals of 2019 salary and performance awards granted in 2016.

(2)	Amounts reflect Company contributions under the Executive SSP.

(3)

Amounts reflect dividends on deferred stock units and changes in the market value of the underlying stock, interest credited on interest account holdings, and change in value of other investment holdings.

(4)

Reflects year-end account balances of deferred compensation, including deferrals of certain equity awards granted or earned prior to 2006. Of the amounts in this column, the following amounts were also included in the “Total Compensation” column of the Summary Compensation Table for 2019 and prior years:

Name	Plan Name	Reported for 2019 ($)	Reported for years prior to 2019 ($)	Total ($)

Dennis A. Muilenburg	Executive Supplemental Savings Plan	2,017,152	3,337,217	5,354,369

Gregory D. Smith	Executive Supplemental Savings Plan	547,211	1,944,421	2,491,632

Stanley A. Deal	Executive Supplemental Savings Plan	670,415	338,406	1,008,820

Timothy J. Keating	Executive Supplemental Savings Plan	285,702	—	285,702

J. Michael Luttig	Deferred Compensation Plan	—	2,570,488	2,570,488

	Executive Supplemental Savings Plan	586,946	2,080,734	2,667,681

Kevin G. McAllister	Executive Supplemental Savings Plan	362,492	549,724	912,216

2020 Proxy Statement	59

COMPENSATION OF EXECUTIVE OFFICERS

Potential Payments upon Termination

Executive Layoff Benefit Plan

Our NEOs are eligible to participate in the Boeing Executive Layoff Benefit Plan, or the Layoff Plan, which provides the following benefits to eligible executives who are terminated involuntarily as a result of a job elimination and meet the other plan requirements for a qualifying layoff:

•	one year of base salary; plus

•	an annual incentive award, subject to Company performance; minus

•	if applicable, any amounts payable pursuant to an individual employment, separation, or severance agreement.

Layoff Plan benefits are subject to forfeiture and clawback for five years following an executive’s termination of employment if the executive (1) engages in an activity that is determined to be in competition with a significant aspect of our business, (2) commits certain criminal acts, (3) solicits or attempts to solicit our employees, representatives or consultants to work for the executive or a third party without our consent, (4) disparages us, our products, or our employees, or (5) uses or discloses the Company’s proprietary or confidential information.

Table I: Estimated Potential Incremental Payments Upon Termination of Employment

Table I sets forth the estimated incremental compensation payable to our currently employed NEOs upon termination of employment in the event of layoff, retirement, disability, or death. The amounts shown assume that each such NEO ceased to be employed by the Company as of December 31, 2019, the price of Boeing stock as of termination was the closing price of $325.76 on December 31, 2019, and, in the case of PBRSUs and performance awards, performance was at target.

In the event of termination of employment due to layoff, retirement, death, or disability, each NEO would receive any or all of the following benefits as reflected in Table I:

•	Cash severance pursuant to a qualifying layoff under the Layoff Plan;

•	Pro rata vesting of PBRSUs, to the extent earned, and RSUs granted under the long-term incentive program based on the number of months employed during the three-year performance period;

•	Vesting of any supplemental RSUs, other than in the case of retirement;

•	Distribution of shares of Boeing stock represented by Career Shares;

•	Continued eligibility for performance awards, which will be paid pro rata to the extent earned based on the number of months employed during the relevant performance period;

•	Continued eligibility for tax preparation and planning services through the calendar year following year of termination;

•	Life insurance benefit equal to three times base salary up to $6 million; and

•	Outplacement services.

Table I excludes the following amounts:

•	Pension and nonqualified deferred compensation benefits, which are set forth in the 2019 Pension Benefits and 2019 Nonqualified Deferred Compensation tables beginning on page 56; and

•	Benefits generally available to salaried employees, such as distributions under our 401(k) plan, certain disability benefits, and accrued vacation.

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COMPENSATION OF EXECUTIVE OFFICERS

Name and Benefits	Layoff ($)	Retirement ($)	Disability ($)	Death ($)
Gregory D. Smith
Cash Severance	1,150,000	—	—	—
PBRSUs	2,504,343	—	2,504,343	2,504,343
RSUs	19,853,795	—	19,853,795	19,853,795
Performance Awards	2,439,500	—	2,439,500	2,439,500
Life Insurance Death Benefit	—	—	—	3,450,000
Tax Preparation/Planning Services	8,300	—	8,300	8,300
Outplacement Services	7,500	—	—	—
Stanley A. Deal
Cash Severance	1,000,000	—	—	—
PBRSUs	1,492,451	1,492,451	1,492,451	1,492,451
RSUs/Career Shares	11,644,014	2,999,845	11,644,014	11,644,014
Performance Awards	1,443,767	1,443,767	1,443,767	1,443,767
MDSUs	2,778,733	2,778,733	2,778,733	2,778,733
Life Insurance Death Benefit	—	—	—	3,000,000
Tax Preparation/Planning Services	14,961	14,961	14,961	14,961
Outplacement Services	7,500	—	—	—
Timothy J. Keating
Cash Severance	700,000	—	—	—
PBRSUs	1,265,400	1,265,400	1,265,400	1,265,400
RSUs/Career Shares	2,680,777	1,355,006	2,680,777	2,680,777
Performance Awards	1,233,975	1,233,975	1,233,975	1,233,975
Life Insurance Death Benefit	—	—	—	2,100,000
Tax Preparation/Planning Services	2,524	2,524	2,524	2,524
Outplacement Services	7,500	—	—	—

Messrs. Muilenburg, Luttig, and McAllister are not included in the table above due to their separations from the Company.

In connection with his retirement from the Company on December 22, 2019, Mr. Muilenburg was not entitled to—and did not receive—any severance or separation payments. As he was eligible for retirement under the pre-existing terms of the Company’s incentive plans, Mr. Muilenburg vested in pro-rated portions of previously granted long-term incentive awards based on the number of months he was employed during the applicable vesting or performance period. These consist of RSUs, PBRSUs, and performance award units, valued at $8,542,853, $12,691,088, and $13,077,900, respectively, as of his retirement date and assuming performance at target for the outstanding PBRSUs (other than 2017-2019 PBRSUs, which paid out at 175% of target) and the performance award units. Mr. Muilenburg also vested in his outstanding Career Shares and MDSUs, valued at $4,330,463 as of his separation date. Like the other NEOs, Mr. Muilenburg did not receive any payment under our annual incentive plan for 2019 performance.

In connection with his separation from the Company on October 22, 2019, Mr. McAllister forfeited all of his unvested long-term incentive awards. Mr. McAllister received a lump sum cash payment of $14.75 million from the Company, an amount designed to approximate the value of a pension benefit that Mr. McAllister forfeited when he left a former employer. He received no other compensation from the Company in connection with his separation. Like the other NEOs, Mr. McAllister did not receive any payment under our annual incentive plan for 2019 performance.

In connection with his retirement from the Company on March 9, 2020, Mr. Luttig was not entitled to—and did not receive—any severance or separation payments. Like Mr. Muilenburg, Mr. Luttig was retirement-eligible under the pre-existing terms of the Company incentive plans, and accordingly vested in pro-rated portions of previously granted long-term incentive awards based on the number of months he was employed during the applicable vesting or performance period. These consist of RSUs, PBRSUs, and performance award units, valued at $917,674, $846,522, and $2,346,567, respectively, assuming a stock price of $325.76 (the closing price of Boeing stock on December 31, 2019) for the outstanding RSUs and PBRSUs and assuming performance at target for the outstanding PBRSUs and the performance award units. Like the other NEOs, Mr. Luttig did not receive any payment under our annual incentive plan for 2019 performance.

2020 Proxy Statement	61

COMPENSATION OF EXECUTIVE OFFICERS

Table II: Estimated Potential Annual DB SERP Payments Upon Termination of Employment

Table II below shows the estimated DB SERP benefits payable for the employment termination reasons given in the corresponding columns for each of the NEOs. PVP payments, which are generally available to salaried employees hired before 2009, are not set forth in the table below. There are no additional disability benefits provided under the DB SERP.

Table II shows the annual DB SERP annuity that would have been received after a termination of employment on December 31, 2019, expressed as a life annuity, and the present value of such annuity benefit (based on the same factors used for the 2019 Pension Benefits table on page 56). The present value was calculated assuming a benefit commencement date of December 31, 2019 for each NEO except Mr. Smith, the present value of whose benefits were calculated assuming a benefit commencement date upon his attainment of age 55. With respect to Messrs. Muilenburg and Luttig, Table II shows the same information as for the other NEOs, but based on their actual separation dates and expected benefit commencement dates. Mr. McAllister did not participate in the Company’s defined benefit pension plans.

Name	Benefit Payable Upon Termination Due to Retirement, Layoff or Disability(1) Annuity/Present Value	Death Benefit Payable to Spouse(2) Annuity/Present Value
Dennis A. Muilenburg	$838,146 / $15,272,729	$744,777/$14,363,624
Gregory D. Smith	$97,683 / $1,741,022(3)	$36,283 / $1,021,525(4)
Stanley A. Deal	$193,259 / $3,553,843	$177,412 / $3,118,561
Timothy J. Keating	$85,080 / $1,486,184	$75,372 / $1,359,506
J. Michael Luttig	$281,031 / $4,072,978	$230,867 / $3,775,644
Kevin G. McAllister	—	—

(1)

Messrs. Muilenburg and Luttig were eligible for retirement benefits under the DB SERP as of their respective retirement dates, and Messrs. Deal and Keating were eligible for retirement benefits under the DB SERP as of December 31, 2019. Mr. Smith is not eligible to commence benefits under the DB SERP; however, if he was laid off, he would commence his benefits at age 55 using the early retirement reduction factors as if retiring from active status. Mr. McAllister was not eligible to participate in the DB SERP.

(2)

If the participant dies while an active employee and eligible for retirement, the death benefit paid is a 100% surviving spouse annuity. If the participant is an active employee and not eligible for retirement, the death benefit is a 50% surviving spouse annuity. Surviving spouse annuities commence as of the month after death.

(3)

For Mr. Smith, $82,761 of the annuity amount is related to the DB SERP and $14,923 is related to the Toronto SERIP. $1,470,925 of the present value amount is related to the DB SERP and $270,096 of the present value amount is related to the Toronto SERIP. The amount shown is what would be paid starting at age 55 for all termination reasons except layoff and death. The DB SERP provides that if a participant is laid off on or after age 49 with at least ten years of service, the benefit payable at age 55 will be calculated using the more generous factors for early retirement from active employment. If Mr. Smith were laid off as of December 31, 2019, this layoff provision would have applied to his DB SERP benefit and at age 55 he would be paid $91,548 annually and the present value of that annuity would be $1,627,101.

(4)

The annuity amount is related to the DB SERP, because benefits under the Toronto SERIP must be paid in a lump sum. $685,923 of the present value amount is related to the DB SERP and $335,603 of the present value amount is related to the Toronto SERIP.

Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of our CEO.

For 2019, the annual total compensation of our median employee (other than our CEO), was $158,869, and the annual total compensation of our CEO, Mr. Muilenburg, was $14,250,195 as reported in the Summary Compensation Table on page 51. Although Mr. Muilenburg retired just prior to the end of 2019, he would not have received any additional paychecks or other pay amounts in 2019 even if he had remained employed through year-end. Based on this information, we estimated that our CEO’s 2019 total annualized compensation was 90 times that of the median employee. The median employee’s 2019 total compensation is calculated in the same manner as would be required by Item 402(c)(2)(x) of Regulation S-K if the employee was a NEO for 2019, and the 2019 annual total compensation of the CEO represents the amount reported in the “Total” column of the Summary Compensation Table on page 51.

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COMPENSATION OF EXECUTIVE OFFICERS

As required by SEC rules, the annual total compensation for both the median employee and the CEO includes the change in pension value during the year. The change in pension value is subject to several external variables, including interest rates, which can fluctuate significantly and result in significant year-to-year changes in the value of accumulated pension benefits (especially for long-tenured employees), but do not impact the actual benefit that participants in our pension plans will receive once they commence retirement. No defined benefits have accrued under our pension plans since the end of 2015. Of the annual total compensation amount reported above for our median employee (who has approximately 22 years of tenure) and our CEO (who had approximately 33 years of tenure), $49,763 and $2,790,155, respectively, was attributable to an increase in the actuarial present value of the employee’s accumulated benefits under Company pension plans during 2019. Excluding the impact of these pension accruals, the annual total compensation of our median employee was $109,106 and, for our CEO, $11,460,040, resulting in a CEO pay amount estimated to be 105 times that of our median employee.

We have elected to identify our median employee every three years, unless a significant change in our employee population or employee compensation arrangements has occurred. Our median employee was identified for the twelve-month period ending September 30, 2017, based on our employee population (including employees of our consolidated subsidiaries) which consisted of approximately 140,600 full-time, part-time, and temporary employees in the U.S and foreign jurisdictions as of October 1, 2017. We first determined each employee’s federal taxable wages (or its equivalent for non-U.S. employees) for the twelve-month period noted above, as reflected in our payroll records and systems. We then identified our median employee from our employee population based on this compensation measure. Although there has been no change in our employee population or our employee compensation arrangements that we believe would significantly impact our pay ratio disclosure, in 2019, the median employee identified through this process in 2017 was promoted to a position with a higher pay grade. Therefore, in accordance with SEC rules, we identified an alternate median employee with substantially similar compensation to the originally identified median employee, based on the same compensation measure.

Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

2020 Proxy Statement	63

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 3)

PROPOSAL SUMMARY

Shareholders are being asked to ratify the selection of Deloitte & Touche LLP (Deloitte), an independent registered public accounting firm, to serve as our independent auditor for 2020.

The Board recommends that you vote FOR this proposal.

The Audit Committee is directly responsible for the appointment, compensation (including pre-approval of the audit fee), retention, and oversight of the independent registered public accounting firm that audits Boeing’s financial statements and internal controls over financial reporting. The Audit Committee engaged in a comprehensive review of Deloitte’s performance during the engagement for the 2019 audit in connection with its consideration of whether to reappoint Deloitte for the 2020 audit. In addition, the Audit Committee considered, among other things, Deloitte’s extensive knowledge of and expertise in Boeing’s complex, global operations, the qualifications of key members of the engagement team including the lead partner, Deloitte’s robust rotation policy with respect to its engagement team, the quality of Deloitte’s communications with the Audit Committee, management, and the internal auditors, Deloitte’s tenure as independent auditor, external data, and the appropriateness of Deloitte’s fees. Based on the results of this review, the Audit Committee and the Board believe that the retention of Deloitte as independent auditor is in the best interests of Boeing and its shareholders. Accordingly, the Audit Committee has reappointed Deloitte to serve as our independent auditor for 2020.

The Audit Committee submits its selection of our independent auditor to shareholders for ratification. If the shareholders do not ratify the selection of Deloitte, the Audit Committee will review its future selection of an independent auditor in light of that result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time.

For additional information concerning the Audit Committee and its activities with Deloitte, see “Independent Auditor Fees” and “Audit Committee Report” set forth below. Representatives of Deloitte are expected to be present at the annual meeting, where they will have an opportunity to make a statement and be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

Independent Auditor Fees

The following table sets forth the aggregate fees billed or expected to be billed to us by Deloitte for the fiscal years 2019 and 2018:

	Fees (in millions)
Services Rendered	2019	2018
Audit Fees(1)	$31.1	$30.2
Audit-Related Fees(2)	$0.5	$0.3
Tax Fees(3)	—	$0.1
All Other Fees(4)	$0.1	$0.1

(1)

For professional services rendered for the audits of our financial statements included in our Annual Report on Form 10-K for 2019 and 2018, and reviews of our financial statements included in our Quarterly Reports on Form 10-Q during 2019 and 2018. Includes fees for statutory audits of $5.2 million in 2019 and $4.2 million in 2018 and fees of $0.6 million paid in 2018 for audits of employee benefit plans.

(2)

Fees billed in 2019 relate to accounting consultations and other pre-acquisition services, comfort letters in connection with funding transactions, compliance reports, and other agreed upon procedures. Fees billed in 2018 relate to consents and comfort letters in connection with funding transactions, compliance reports and other agreed upon procedures.

(3)	For tax compliance and other tax services to expatriates.

(4)	For human resource and accounting research database subscription services and translation services.

64	2020 Proxy Statement

RATIFY THE APPOINTMENT OF INDEPENDENT AUDITOR (ITEM 3)

All of the audit, audit-related, and tax services are pre-approved by the Audit Committee. The amounts shown in the above table do not include fees paid to Deloitte by our employee benefit plans in connection with audits of the plans. Such fees amounted to approximately $1.0 million in 2019 and $0.4 million in 2018. Although employee benefit plan fees charged directly to the plans do not require pre-approval by the Audit Committee, they were pre-approved. The Audit Committee has concluded that Deloitte’s provision of non-audit services is compatible with maintaining Deloitte’s independence.

The Audit Committee has adopted a policy governing its pre-approval of audit and non-audit services to be provided by our independent auditor. Pursuant to this policy, the Audit Committee (or, in the case of services involving fees of less than $250,000, the Chair of the Audit Committee) must pre-approve all audit and non-audit services to be provided by the independent auditor. Permitted audit services may include, among other things, audit, review, or attestation services required under the securities laws, opinions on our financial statements and internal control systems and processes, comfort letters, and other services performed to fulfill the independent auditor’s responsibility under generally accepted auditing standards. Permitted non-audit services may include, among other things, consultations and tax services. The Office of the Corporate Controller periodically provides written updates to the Audit Committee on fees for audit and non-audit services.

Audit Committee Report

The Audit Committee serves as the representative of the Board for general oversight of Boeing’s financial accounting and reporting, systems of internal control, audit process, and compliance standards. Management is responsible for the financial reporting process, establishing and maintaining adequate internal financial controls, and preparing the financial statements. The independent auditor is responsible for performing independent audits of those financial statements and internal controls over financial reporting and for expressing an opinion on the conformity of Boeing’s audited financial statements with U.S. generally accepted accounting principles and on the effectiveness of Boeing’s internal controls over financial reporting.

In this context, the Audit Committee hereby reports as follows:

1.

The Audit Committee has reviewed and discussed with management and Deloitte the audited financial statements for the year ended December 31, 2019, including discussions related to critical accounting policies, financial reporting principles and practices, the reasonableness of significant judgments and estimates, and the effectiveness of internal control over financial reporting.

2.	The Audit Committee has discussed with Deloitte the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communication with Audit Committees.

3.

The Audit Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the Securities and Exchange Commission.

Each member of the Audit Committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Ms. Good and Messrs. Bradway, Kellner, and Williams qualify as audit committee financial experts under SEC rules and have accounting or related financial management expertise.

Audit Committee Lynn J. Good, Chair* Robert A. Bradway Edmund P. Giambastiani Jr. Nikki R. Haley Lawrence W. Kellner Caroline B. Kennedy Ronald A. Williams

*	Mr. Kellner served as Audit Committee Chair until December 23, 2019. Ms. Good has served as Audit Committee Chair since December 23, 2019.

2020 Proxy Statement	65

STOCK OWNERSHIP INFORMATION

Directors and Executive Officers

The following table sets forth, as of February 29, 2020, beneficial ownership of Boeing stock of each director, director nominee and NEO, and all directors and executive officers as a group. The table also sets forth stock units held by such persons pursuant to our compensation and benefit plans. Each director, director nominee and NEO, and all directors and executive officers as a group, owned less than 1% of the outstanding Boeing stock as of February 29, 2020.

Directors and Nominees	Shares Beneficially Owned		Stock Units(1)		Total
Robert A. Bradway	0		4,187		4,187
David L. Calhoun	39,280		25,918		65,198
Arthur D. Collins Jr.	0		43,117		43,117
Edmund P. Giambastiani Jr.	0		16,321		16,321
Lynn J. Good	483		5,127		5,610
Nikki R. Haley	0		624		624
Akhil Johri	150		0		150
Lawrence W. Kellner	2,500		10,932		13,432
Caroline B. Kennedy	0		1,571		1,571
Steven M. Mollenkopf	0		0		0
Edward M. Liddy	4,222		22,637		26,859
John M. Richardson	0		264		264
Susan C. Schwab	1,828		15,668		17,496
Ronald A. Williams	4,200	(2)	18,287		22,487
Mike S. Zafirovski	0		50,383		50,383
Named Executive Officers	Shares Beneficially Owned(3)		Stock Units(4)		Total
Dennis A. Muilenburg	221,175	(5)	23,503		244,678
Gregory D. Smith	110,564	(6)	63,285		173,849
Stanley A. Deal	22,452		33,456		55,908
Timothy J. Keating	116,873		9,369		126,242
J. Michael Luttig	23,006		8,133		31,139
Kevin G. McAllister	0		0		0
All directors and executive officers as a group (26 people)	431,908		477,689	(7)	909,597

(1)	Consists of stock units credited to the account of the nonemployee director under our Deferred Compensation Plan for Directors. See “Compensation of Directors” beginning on page 26.

(2)	Consists of shares held in trust for members of Mr. Williams’ family.

(3)	Includes shares held in the VIP, as well as shares issuable upon the exercise of stock options that are vested as of, or will vest within 60 days of, February 29, 2020 as set forth in the table below.

Number of Shares
Dennis A. Muilenburg	72,969
Gregory D. Smith	19,402
Timothy J. Keating	45,543
All directors and executive officers as a group (26 people)	139,914

(4)	Consists of RSUs, Career Shares, MDSUs, and deferred stock units, if any, held by the NEO.

(5)	Includes 20 shares held by Mr. Muilenburg’s spouse.

(6)	Includes 62 shares held by Mr. Smith’s spouse.

(7)	Consists of RSUs, Career Shares, MDSUs, retainer stock units, and deferred stock units held by all directors and executive officers as a group.

66	2020 Proxy Statement

STOCK OWNERSHIP INFORMATION

Principal Shareholders

The following table sets forth information as to any person known to us to be the beneficial owner of more than 5% of Boeing stock as of December 31, 2019. Information is based on a review of filings made with the SEC on Schedule 13G. As of December 31, 2019, there were 562,908,717 shares of Boeing stock outstanding.

Name and Address	Shares Beneficially Owned	Percent of Stock Outstanding
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	40,780,699(1)	7.2%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	34,498,901(2)	6.1%
Newport Trust Company 570 Lexington Avenue, Suite 1903 New York, New York 10022	30,713,384(3)	5.5%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	29,962,780(4)	5.3%

(1)

As of December 31, 2019, The Vanguard Group had sole voting power with respect to 804,235 shares of Boeing stock, sole dispositive power with respect to 39,894,932 shares of Boeing stock, shared voting power with respect to 136,678 shares of Boeing stock and shared dispositive power with respect to 885,767 shares of Boeing stock.

(2)	As of December 31, 2019, BlackRock, Inc. had sole voting power with respect to 30,896,327 shares of Boeing stock and sole dispositive power with respect to 34,498,901 shares of Boeing stock.

(3)	As of December 31, 2019, Newport Trust Company had shared dispositive power with respect to 30,713,384 shares of Boeing stock.

(4)

As of December 31, 2019, T. Rowe Price Associates, Inc. had sole voting power with respect to 12,865,838 shares of Boeing stock and sole dispositive power with respect to 29,951,097 shares of Boeing stock.

2020 Proxy Statement	67

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

PROPOSAL SUMMARIES

ITEM 4 — DISCLOSURE OF DIRECTOR SKILLS, IDEOLOGICAL PERSPECTIVES, AND EXPERIENCE AND MINIMUM DIRECTOR QUALIFICATIONS. Shareholders are being asked to vote on a shareholder proposal to adopt a policy requiring disclosure of the skills, ideological perspectives, and experience of each director nominee, as well as minimum director qualifications.

ITEM 5 — ADDITIONAL REPORT ON LOBBYING ACTIVITIES. Shareholders are being asked to vote on a shareholder proposal calling for additional disclosure of Boeing’s lobbying activity.

ITEM 6 — POLICY REQUIRING INDEPENDENT BOARD CHAIRMAN. Shareholders are being asked to vote on a shareholder proposal requiring our existing practice of having an independent Board Chairman to be adopted on a permanent basis.

ITEM 7 — WRITTEN CONSENT. Shareholders are being asked to vote on a shareholder proposal to enable shareholders to act by written consent.

ITEM 8 — MANDATORY RETENTION OF SIGNIFICANT STOCK BY EXECUTIVES. Shareholders are being asked to vote on a shareholder proposal that would require the Compensation Committee to adopt a policy requiring senior executives to retain a fixed percentage of all equity-based compensation until reaching retirement age.

ITEM 9 — ADDITIONAL DISCLOSURE OF COMPENSATION ADJUSTMENTS. Shareholders are being asked to vote on a shareholder proposal that would require disclosure of adjustments to compensation performance metrics.

The Board recommends that you vote AGAINST each of these proposals.

The following shareholder proposals will be voted on at the annual meeting if properly presented. Some of these shareholder proposals contain assertions about Boeing that we believe are incorrect. We have not attempted to refute all of the inaccuracies. We will provide the name, address, and number of shares of Boeing stock held by each proponent promptly upon written or oral request by any shareholder to the Corporate Secretary.

Shareholder Proposal — Disclosure of Director Skills, Ideological Perspectives, and Experience and Minimum Director Qualifications (Item 4)

True Diversity Board Policy

Resolved, that the shareholders of The Boeing Company (the “Company”) request the Board adopt a policy to disclose to shareholders the following:

1.	A description of the specific minimum qualifications that the Board’s nominating committee believes must be met by a nominee to be on the board of directors; and

2.	Each nominee’s skills, ideological perspectives, and experience presented in a chart or matrix form.

The disclosure shall be presented to the shareholders through the annual proxy statement and the Company’s website within six (6) months of the date of the annual meeting and updated on an annual basis.

Supporting Statement

We believe that boards that incorporate diverse perspectives can think more critically and oversee corporate managers more effectively. By providing a meaningful disclosure about potential Board members, shareholders will be better able to judge how well-suited individual board nominees are for the Company and whether their listed skills, experience and attributes are appropriate in light of the Company’s overall business strategy.

The Company’s compliance with Item 407(c)(2)(v) of SEC Regulation S-K requires it to identify the minimum skills, experience, and attributes that all board candidates are expected to possess.

Ideological diversity contemplates differences in political/policy beliefs.

True diversity comes from diversity of thought. There is ample evidence that the many companies operate in ideological hegemony that eschews conservative people, thoughts, and values. This ideological echo chamber can result in groupthink that is the antithesis of diversity. This can be a major risk factor for shareholders.

We believe a diverse board is a good indicator of sound corporate governance and a well- functioning board. Diversity in board composition is best achieved through highly qualified candidates with a wide range of skills, experience, beliefs, and board independence from management.

We are requesting comprehensive disclosures about board composition and what qualifications the Company seeks for its Board, therefore we urge shareholders to vote FOR this proposal.

68	2020 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

Board of Directors’ Statement Against the Shareholder Proposal

Boeing is committed to transparency with all of its stakeholders with respect to the skills and backgrounds of our director nominees. Having considered this proposal in light of that commitment, as well as our existing robust disclosures in this area, the Board believes that the proposal is not in the best interests of our shareholders. For the following reasons, the Board recommends that you vote AGAINST Item 4.

Diversity is a core component of our assessment of the skills and qualifications of potential director nominees, and our existing public disclosures regarding the skills and qualifications of our director nominees are already comprehensive.

The Board is committed to seeking broad and diverse backgrounds, experiences, skills, and perspectives among its members. Boeing’s Corporate Governance Principles, which are available at http://www.boeing.com/company/general-info/corporate-governance.page, set forth a comprehensive list of the skills and qualifications we seek individually and collectively for the Board, and includes those attributes which are required of all directors, such as personal and professional integrity, honesty, and adherence to the highest ethical standards. A summary of these skills, qualifications, and attributes is included on page 10 of the proxy statement. The alignment between director skills and backgrounds to our business strategy and oversight needs is also made clear in our proxy disclosure. Within the “Election of Directors” section on pages 9 - 17, we summarize the breadth of the skills and experience of our director nominees, together with key factors we find most important and the Board’s rationale for each nomination. In addition, pages 9 and 10 discuss the breadth of the Board’s diversity in a number of areas, including with respect to such factors as industry expertise, gender, and tenure. Furthermore, we value the diverse perspectives each director brings to our Board, but we do not believe that identifying and disclosing each nominee’s “ideological perspectives” would be practical or appropriate. Because we already provide robust disclosure on the diversity of the Board across many relevant attributes and maintain and disclose minimum qualifications for our directors, we do not believe that any additional information requested by this proposal would provide meaningful information to shareholders.

The Board conducts regular self-assessments so that the Board functions effectively and identifies areas of potential improvement.

We perform thorough director, committee, and Board evaluations and maintain an ongoing Board refreshment strategy so that the Board continues to benefit from a wide variety of backgrounds and experiences, as well as includes the skills and experiences necessary to effectively oversee management and implement Boeing’s long-term strategy.

The Governance, Organization and Nominating Committee, in consultation with the Chairman of the Board, evaluates the ongoing contributions, qualifications, and skills of each director in light of the Board’s composition, evolving business requirements, and the long-term interests of the Company and its shareholders. The Board’s robust evaluation and refreshment process is designed to provide for a Board with directors who bring diverse perspectives, skills and qualifications.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

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SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

Shareholder Proposal — Additional Report on Lobbying Activities (Item 5)

Whereas, we believe in full disclosure of Boeing’s direct and indirect lobbying activities and expenditures to assess whether Boeing’s lobbying is consistent with its expressed goals and in shareholders’ best interests.

Resolved, the shareholders of Boeing request the preparation of a report, updated annually, disclosing:

3.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

4.	Payments by Boeing used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

5.	Boeing’s membership in and payments to any tax-exempt organization that writes and endorses model legislation.

6.	Description of management’s and the Board’s decision-making process and oversight for making payments described above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which Boeing is a member. Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on Boeing’s website.

Supporting Statement

We encourage transparency in Boeing’s use of corporate funds for lobbying. Boeing is described as “one of the biggest players in the Washington influence game”1 and spent $152,795,000 from 2010—2018 on federal lobbying. This does not include state lobbying, where Boeing also lobbies but disclosure is uneven or absent. In the wake of the two 737 Max jet crashes, questions have been raised whether Boeing’s lobbying led to relaxed Federal Aviation Administration oversight,2 including “long-standing concerns about industry capture of the FAA, from lobbying by the aerospace industry—Boeing spends millions lobbying Congress and federal agencies each year—to the revolving door between the FAA and Boeing and other companies and lobbying groups in the industry.”3

Boeing belongs to the Business Roundtable (BRT) and National Association of Manufacturers (NAM), which together spent $68,128,048 on lobbying for 2017 and 2018. Both the BRT and NAM are lobbying against shareholder rights to file resolutions. Boeing does not disclose its memberships in, or payments to, trade associations, or the amounts used for lobbying.

Investors participating in the Climate Action 100+ representing $34 trillion in assets are asking companies to align their lobbying with the goals of the Paris agreement. We are concerned that Boeing’s lack of lobbying disclosure creates reputational risks. We also believe the reputational damage stemming the 737 Max crashes and any misalignment between general policy positions and actual direct and indirect lobbying efforts harms long-term value creation by Boeing. Thus, we urge Boeing to expand its lobbying disclosure.

[1]	https://www.cnn.com/2019/03/12/politics/boeing-capitol-hill-lobbying/index.html
[2]	https://www.nytimes.com/2019/07/27/business/boeing-737-max-faa.html
[3]	https://www.pogo.org/analysis/2019/03/how-the-faa-ceded-aviation-safety-oversight-to-boeing/

70	2020 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

Board of Directors’ Statement Against the Shareholder Proposal

The Company firmly believes in the importance of transparency regarding its political advocacy. The Board has considered this proposal in light of that commitment, and believes that it is not in the best interests of our shareholders. We have discussed the subject matter of this proposal with many of our shareholders, and the Board’s view with respect to this proposal—as well as its recent decision to provide additional disclosures regarding key trade association relationships—was informed by those discussions. For the following reasons, the Board recommends that you vote AGAINST Item 5.

The Board is committed to transparency and strong risk oversight with respect to its political advocacy efforts, and believes that the Company’s existing practices render the proposal unnecessary.

Boeing regularly engages in public policy debates at the federal, state, and local levels. We also work with trade, industry, and civic groups that provide technical, business, professional, and related expertise on matters critical to our long-term success. The Board requires that these activities comply with applicable laws and regulations and Boeing’s standards of ethical conduct. In addition, Boeing has instituted full transparency into—and extensive oversight of—any political expenditures by the Company, and has implemented additional policies and procedures with respect to its lobbying and advocacy activities as detailed below.

•

Boeing files both quarterly and semi-annual federal Lobbying Disclosure Act reports with Congress, which are publicly available at http://disclosures.house.gov/. These filings detail all Boeing lobbying expenditures, issues lobbied on, government entities lobbied, Company lobbyists, and expenditures of the Boeing Political Action Committee, or BPAC, a voluntary, non-partisan, employee-sponsored political action committee.

•

Boeing posts complete information about federal, state, and local political expenditures by Boeing and the BPAC at https://www.boeing.com/company/key-orgs/government-operations/#/political. In 2020, we also began to provide additional information about key trade associations to which we contribute. The website also describes policies and procedures for Company political contributions, including Board oversight procedures and other internal authorizations required before contributions may be made.

•	Boeing’s Executive Vice President, Government Operations, reports regularly to the Board on Boeing’s lobbying and other advocacy activities.

•	Boeing has not made any contributions from corporate funds to federal, state, or local candidates or political parties or ballot initiatives in the last eight years.

•	Boeing prohibits trade associations and other third-party organizations from using Boeing’s funds for any election-related political expenditure.

Additional information about the oversight of Boeing’s lobbying activities is available at https://www.boeing.com/company/key-orgs/government-operations/#/political. We believe that these robust policies and procedures enhance shareholder value, minimize financial and reputational risk, and reflect our commitment to legal compliance, strong corporate governance, and ethical standards. In addition, the 2019 CPA-Zicklin Index of Corporate Political Accountability and Disclosure once again listed Boeing as a “trendsetter” for its efforts with respect to political transparency and accountability.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal — Policy Requiring Independent Board Chairman (Item 6)

Proposal 6 – Independent Board Chairman

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible.

If the Board determines that an independent Chairman is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived in the unlikely event that no independent director is available and willing to serve as Chairman.

This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix. These 5 majority votes would have been still higher if more shareholders had access to independent proxy voting advice.

This proposal was adopted on a temporary basis, with the belated appointment of David Calhoun as flawed independent Chairman in October 2019. Mr. Calhoun has too much on his plate given the current 737 MAX crisis.

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SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

Mr. Calhoun’s day job is as a top executive and a member of the management committee at publicly traded Blackstone Group, the largest private equity firm in the world with ownership stakes in some 200 companies. Mr. Calhoun is also the Lead Director at Caterpillar (CAT) and the inside related Chairman at Gates Industrial Corp (GTES). Mr. Calhoun sits next to Dennis Muilenburg and Susan Schwab on the Caterpillar board. Thus Mr. Calhoun has the power to go easy on Mr. Muilenburg at Boeing if Mr. Muilenburg will side with him at Caterpillar.

Mr. Calhoun chairs a flawed Boeing board. Only 3 Boeing board members have experience in the airline business. Much of Boeing’s board seems more connected to Washington, D.C., than anywhere else, including former trade representative Schwab, former U.N. ambassador Haley, two retired admirals, and former ambassador to Japan Caroline Kennedy.

On Chairman Calhoun, Ralph Nader, whose grandniece died in the Ethiopia crash said: “There is no way he can do this job and do all those other jobs.”

Please vote to enhance the oversight of the Boeing CEO: Independent Board Chairman-Proposal 6

Board of Directors’ Statement Against the Shareholder Proposal

The Board has considered this proposal and believes that it is not in the best interests of our shareholders. We have discussed the subject matter of this proposal with many of our shareholders, and the Board’s view with respect to this proposal was informed by those discussions. For the following reasons, the Board recommends that you vote AGAINST Item 6.

The Board has an independent Chairman as well as a demonstrated record of adjusting its leadership structure in a thoughtful manner depending on circumstances. It would be inappropriate to impose irrevocable limits on the Board’s future flexibility.

Lawrence Kellner, an independent director, currently serves as Board Chairman. The Board separated the roles of Chairman and CEO in October 2019 in order to enable the then-current CEO to focus full-time on managing Boeing as it works to return the 737 MAX safely to service, support its customers around the world, and sharpen its focus on product and services safety. The Board determined to maintain this leadership structure when David Calhoun was elected President and CEO in December 2019. Prior to 2019, Boeing has had periods where a non-independent director served as Chairman and has had other periods where the Chairman role was held by an independent director. The independent directors also reevaluate the Board’s leadership structure in executive session on at least an annual basis. In each case, the independent directors select the leadership structure that would best enable Boeing to oversee management and help execute our long-term business strategy. This long-standing record demonstrates that the independent directors discharge this responsibility thoughtfully, and that they should be not be irrevocably bound to one particular structure as the Company’s needs evolve.

If the Board once again elected a non-independent Board Chairman, Company policy already requires the election of a lead independent director to help promote effective oversight of management.

The Board recognizes that opinions differ on whether, generally speaking, boards are always better served by having a Chairman who is independent. Shareholders with whom we discuss this issue have a variety of views, but most tell us they prefer to defer to particular boards’ judgment rather than rely on a “one-size-fits-all” policy. Shareholders have consistently held that boards where a non-independent director serves as Chairman must ensure effective oversight of management through, among other things, a strong independent Lead Director. We have a policy requiring an independent Lead Director with robust, well-defined duties in those instances when a non-independent director serves as Chairman. Other practices that we believe help ensure effective oversight of management, no matter who serves as Chairman, include the following:

•	independent directors meet without management in connection with every stated Board meeting;

•	extensive director involvement in executive succession planning;

•	populating each of our six standing Board committees with independent directors only, with regular executive sessions without management present;

•	each of our independent directors has direct access to management; and

•	independent oversight of all executive compensation matters, including CEO compensation.

We believe that these practices, as well as the collective skills, experience, and integrity of our directors and the requirement to elect an independent Lead Director when a non-independent director serves as Chairman, ensure effective oversight of management and the Company. As a result, the proposal is unnecessary and would only serve to limit the independent directors’ ability to pursue what they believe to be shareholders’ long-term best interests in each relevant circumstance.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

72	2020 Proxy Statement

SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

Shareholder Proposal — Written Consent (Item 7)

Proposal 7 – Adopt a New Shareholder Right – Written Consent

Shareholders request that our board of directors take the steps necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal topic won majority shareholder support at 13 large companies in a single year. This included 67%-support at both Allstate and Sprint. This proposal topic also won 63%-support at Cigna Corp. (CI) in 2019.

Taking action by written consent is a means shareholders can use to raise important matters outside the normal annual meeting cycle like the election of a new director. The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. New directors are important for Boeing.

The Fortune article, “Governance Experts on Boeing: ‘There Is Something Wrong with the Board,’” made a number of important observations about the Boeing directors.

By virtue of the fact that this company has ended up where it is, there is something wrong with the board, said corporate governance expert Nell Minow, Vice Chair of ValueEdge Advisors.

According to performance analytics research firm MSCI, which ranks the quality of governance, Boeing scored 5.4 on a scale of 1-10. Based on that assessment, Boeing’s board falls in the bottom third of S&P 500 companies.

Three Boeing directors sit on the board of Caterpillar: Boeing Chairman, David Calhoun, who is also the lead director of Caterpillar, Boeing’s CEO Dennis Muilenburg, and Susan Schwab. Two of Boeing’s directors sit on the board of Marriott International: Lawrence Kellner and Susan Schwab.

“Any cross relationship is a problem because it interferes with objectivity,” said Charles Elson, director of the John L. Weinberg Center for Corporate Governance at the University of Delaware. “Coziness and objectivity are related. The closer you are, the harder it is to step back and make the hard decisions because of those relationships.”

Nikki Haley strikes me as an odd choice to add to the Boeing board at this point of time, says Ric Marshall, executive director at MSCI. Another warning sign for Elson is that Kennedy, scion of a famous political family, and Haley are political celebrities. Hiring board members with strong name recognition is viewed with suspicion by corporate governance experts.

Elson said: “In an aerospace company, do either [Kennedy or Haley] have those necessary skills?” “Hire them as a consultant,” he says.

Elson said. “There are a lot of engineering questions, and that’s why you would want people on the board who have some specialized knowledge to monitor it.”

Please vote yes: Adopt a New Shareholder Right- Written Consent- Proposal 7

Board of Directors’ Statement Against the Shareholder Proposal

The Board has considered this proposal and believes that it is not in the best interests of our shareholders. For the following reasons, the Board recommends that you vote AGAINST Item 7.

The proposal, if implemented, could prevent you from being consulted or helping to decide on key matters impacting your investment in Boeing.

The Board believes that all shareholders should be permitted to discuss and vote on pending shareholder actions. Action by written consent would circumvent the important deliberative process of a shareholder meeting. As a result, up to 49% of Boeing shareholders could be prevented from voting, or even receiving information, on important pending actions. Shareholder meetings, by contrast, offer important protections and advantages that are absent from the written consent process under this proposal. An unfettered right to act by written consent could also encourage short-term stock ownership and manipulation, allowing a small group of shareholders to quietly accumulate large voting positions (including in derivative transactions) and take important corporate action without the waiting periods, disclosure rules and other protections inherent in the shareholder meeting and voting process. There are limited circumstances in which shareholder action by written consent may be in the long-term interest of Boeing’s shareholders, such as rapidly-changing business requirements that mandate revisions to Boeing’s certificate of incorporation on a time-sensitive basis. As a result, Boeing’s governing documents already permit shareholder action by written consent on the prior recommendation of the Board.

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SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

Boeing’s commitment to shareholder engagement and governance best practices, including the right of shareholders to call special meetings, already establishes Board accountability.

Our By-Laws permit holders of 25% or more of Boeing’s shares to call a special shareholder meeting. The Board believes that this right to call a special meeting, as well as the right to propose items for consideration at our annual meeting, offers a transparent and equitable mechanism for shareholders to raise matters for consideration by the Company. In addition, we maintain the following governance practices that afford our shareholders the right to regularly express their views and feedback:

•	each of our directors is elected annually by majority voting;

•	shareholders have the ability to nominate directors through proxy access; and

•	we maintain a robust shareholder outreach program that provides an open and constructive forum for shareholders to express and raise concerns.

Moreover, as described on Boeing’s website, all shareholders may communicate directly with the Chairman, the nonemployee directors as a group, or the Audit Committee. We believe that this long-standing and comprehensive package of robust governance practices and policies enables shareholders bring issues to the attention of the Board, hold the Board accountable and, where necessary, take quick action to support their interests. However, our policies implement those goals without the significant governance risk for shareholders associated with the ability to act by written consent without a meeting. For additional information about our corporate governance practices, see “Corporate Governance” beginning on page 18.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal — Mandatory Retention of Significant Stock by Executives (Item 8)

Share Buybacks and Share Retention

Resolved: Shareholders of The Boeing Company (“Company”) urge the Compensation Committee of the Board of Directors (“Committee”) to adopt a policy, allowing for consideration of reasonable exceptions, requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until reaching normal retirement age. For the purpose of this policy, normal retirement age shall be defined by the Company’s qualified retirement plan that has the largest number of plan participants.

Shareholders recommend the Committee adopt a share retention percentage requirement of at least 25 percent of net after-tax shares awarded. This policy shall supplement any other share ownership requirements that have been established for senior executives, and should be implemented so as not to violate the Company’s existing contractual obligations or the terms of any compensation or benefit plan currently in effect.

Supporting Statement:

Equity-based compensation is an important component of senior executive compensation at our Company. While we encourage the use of equity-based compensation for senior executives, we are concerned that our Company’s senior executives are generally free to sell shares received from equity compensation plans Our proposal seeks to better link executive compensation with long-term performance by requiring meaningful retention of shares senior executives receive from the Company’s equity compensation plans. Requiring senior executives to hold a significant percentage of shares obtained through equity compensation plans until they reach retirement age, regardless of when the CEO actually retires, will better align the interests of executives with the interests of shareholders and the Company. In addition, when company senior executives sell their shares during a share buyback, it sends a mixed message to shareholders-on one hand, the board is saying that the company stock is undervalued enough to make the buyback worthwhile while management is saying it is valued highly enough to be worth selling.

In our opinion, the Company’s current share ownership guidelines for senior executives do not go far enough to ensure that the Company’s equity compensation plans continue to build stock ownership by senior executives over the long-term. We believe that requiring senior executives to only hold shares equal to a set target loses effectiveness over time. After satisfying these target holding requirements, senior executives are free to sell all the additional shares they receive in equity compensation.

For example, our Company’s share ownership guidelines require its CEO to hold shares equal to six times base salary, equal to $10.2 million in 2018. Our Company granted CEO Dennis A. Muilenburg equity awards with total grant date fair

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SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

value of $7.3 million in 2018 and $5.7 million in 2017, enabling him to satisfy the ownership requirement in just two years. Without stronger retention requirements, the CEO is generally free to sell any additional equity awards granted. We believe that requiring executives to retain a portion of all annual stock awards provides incentives to avoid short-term thinking and to promote long-term shareholder value.

Board of Directors’ Statement Against the Shareholder Proposal

The Board has considered this proposal and believes that it is not in the best interests of our shareholders. We have discussed the subject matter of this proposal with many of our shareholders, and the Board’s view with respect to this proposal was informed by those discussions. For the following reasons, the Board recommends that you vote AGAINST Item 8.

Senior executives are already required to own significant amounts of Boeing stock throughout the term of their employment.

Our minimum ownership requirements for executives are based on pay grade and range from three times base salary for senior vice presidents to six times base salary for the CEO. Our Compensation Committee annually reviews officers’ ownership relative to these requirements, and may adjust the cash/equity mix of an executive’s compensation if needed. Many of our senior executives own Boeing stock at levels far in excess of these requirements. Executive officers must hold all newly-vested stock (net of shares withheld for tax purposes) until their minimum stock ownership has been satisfied. The Company also prohibits executives from pledging Boeing stock and from reducing their economic exposure to Boeing stock through hedging transactions. As a result, our policies already ensure that executives’ interests are aligned with those of our shareholders. The Compensation Committee also believes that these policies compare favorably with those of our peer companies.

Our executive compensation program already emphasizes long-term equity ownership by executives, which the Board believes is the best way to motivate management to build sustained shareholder value.

Boeing delivers a significant percentage of its executive compensation in long-term incentive-based equity awards. Our restricted stock units reward long-term value creation because they generally do not vest until the third anniversary of the grant date and increase in value only to the extent the value of Boeing stock increases. Similarly, our performance-based restricted stock units pay out in shares of Boeing stock based on Boeing’s total shareholder return over the three-year performance period relative to a group of peer companies. Finally, our performance awards pay out only upon achievement of the Company’s long-term financial performance goals over a three-year period. The Board believes that each of these compensation elements ties executive pay to long-term shareholder value, rendering unnecessary additional requirements such as mandatory post-termination stock ownership. Additional detail about our executive compensation program is set forth in “Compensation Discussion and Analysis,” beginning on page 33.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

Shareholder Proposal — Additional Disclosure of Compensation Adjustments (Item 9)

Resolved: Shareholders of The Boeing Company (the “Company”) urge the Board of Directors (the “Board”) to adopt a policy that when the Company adjusts or modifies any generally accepted accounting principles (“GAAP”) financial performance metric for determining senior executive compensation, the Compensation Committee’s Compensation Discussion and Analysis shall include a specific explanation of the Compensation Committee’s rationale for each adjustment and a reconciliation of the adjusted metrics to GAAP.

Supporting Statement:

Our Company selects several metrics to assess senior executive performance for purposes of determining incentive compensation. On page 28 of the 2019 Proxy Statement the Company detailed the metrics sued for the 2018 Annual Incentive Plan and the 2016-2018 Performance Awards. However, several of these metrics were “adjusted by the Compensation Committee to better reflect core operating performance.”

For example, the 2018 Annual Incentive Plan used Free Cash Flow, Core EPS, and Revenue as the performance metrics. The Company excluded capital expenditures from GAAP operating cash flow to calculate free cash flow. (2019 Proxy Statement, Page 27) In addition, “the Compensation Committee, consistent with its authority and past practices,

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SHAREHOLDER PROPOSALS (ITEMS 4 THROUGH 9)

adjusted core EPS upward to exclude or partially exclude the impact of strategic investments in the MQ-25 and T-X programs and a litigation outcome, and adjusted core EPS downward to exclude the financial impact of lower-than-planned tax rates.” (2019 Proxy Statement, Page 30)

The 2016-2018 Performance Awards used Economic Profit as the only performance metric. The Company calculated Economic Profit as the difference between adjusted operating earnings and a capital charge. Economic Profit was further adjusted upwards to “exclude or partially exclude the financial impact of historically low discount rates that caused higher pension expense, reclassification of two early-build flight test 787 aircraft to research and development expense, deterioration in the air cargo market, a litigation outcome, and changes in commodity price indices that impacted price escalation formulas for our Commercial Airplanes business. The Compensation Committee decreased economic profit to exclude the financial impact of lower-than-planned tax rates.” (2019 Proxy Statement, Pages 31-32)

We believe that the Company’s explanation for using these GAAP-adjusted metrics for executive pay in the 2019 Proxy Statement was vague and unsatisfactory. We are concerned that the use of GAAP-adjusted metrics may inflate senior executive compensation by overstating the Company’s financial performance as measured by GAAP. In our view, the Compensation Committee should provide a specific explanation for why these adjustments were made.

Many investors believe that companies should do a better job disclosing the purpose of using adjusted-GAAP metrics for executive compensation. For example, the Council of Institutional Investors has petitioned the SEC to address this lack of transparency. The petition seeks “ ... a requirement for clear explanations and GAAP reconciliations that would permit a shareholder to understand the company’s approach and factor that into its say-on-pay vote and/or buy/sell decision.” (https://www.sec. gov/rules/petitions/ 2019/petn4-745.pdf)

For these reasons, we urge a vote FOR this resolution.

Board of Directors’ Statement Against the Shareholder Proposal

The Board has considered this proposal and believes that it is not in the best interests of our shareholders. For the following reasons, the Board recommends that you vote AGAINST Item 9.

The proposal is unnecessary, as we already identify all adjustments made to our incentive performance metrics, including whether each adjustment had the effect of increasing or decreasing executives’ compensation.

The Compensation Committee has long prohibited any adjustment to performance metrics unless it is necessary in order to more accurately reflect the Company’s core operating performance. Specifically, any adjustments are limited to those addressing the impact of:

•	significant external events outside management’s control, such as tax or regulatory changes;

•	management decisions intended to drive long-term shareholder value that generate short-term financial impacts, such as acquisitions and unplanned share repurchases; or

•	significant changes to market conditions that were not foreseeable at the outset of the performance period.

These events can distort the extent to which final metrics properly reflect the Company’s core performance, unless their impact is addressed through adjustments. In order to be transparent about those impacts, we have consistently disclosed all such adjustments, whether each one has the effect of increasing or decreasing the relevant performance level, and whether the net effect of all adjustments was positive or negative. Quantifying each individual adjustment would not provide meaningful additional information to investors.

The proposal inaccurately implies that Boeing may be adjusting performance metrics in order to increase executives’ compensation, rather than to more effectively reflect actual performance.

The Compensation Committee made no adjustments to the 2019 annual incentive score or 2017-2019 performance award score, both of which paid out at $0 for all senior executives. In 2018, the net effect of adjustments resulted in lower payments to senior executives in that year than if the Compensation Committee did not act. As a result, there is no evidence to suggest that the Compensation Committee adjusts performance in order to increase executive compensation, let alone that it does so to reward executives who fail to achieve desired levels of performance. On the contrary, the Compensation Committee only makes adjustments to performance metrics that reflect our core operating performance, regardless of the direction or magnitude of impact to incentive payments.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

76	2020 Proxy Statement

ANNUAL MEETING INFORMATION

Attending the Annual Meeting

Time and Location

Boeing’s 2020 Annual Meeting of Shareholders will take place on Monday, April 27, 2020, beginning at 9:00 a.m., Central Time, in The James Simpson Theatre at The Field Museum, 1400 South Lake Shore Drive, Chicago, Illinois 60605-2496. Directions to the meeting and a map are provided on the back inside cover of this proxy statement.

Admission Policy

Holders of Boeing shares as of the record date are invited to attend the annual meeting. In order to ensure the safety of all attendees, we have implemented the following security and admission policies.

•

Eligible Attendees. Attendance is limited to registered and beneficial Boeing shareholders as of the record date and to one immediate family member accompanying each such shareholder (or, in the case of shareholder with a joint account, the other account holder).

•

Admission Procedures. In order to be admitted to the meeting, you and your guest must each present both an admission ticket and valid government-issued photo identification, such as a driver’s license or passport. You must preregister on or prior to April 17, 2020 in order to obtain an admission ticket.

•

Obtaining an Admission Ticket. In order to obtain an admission ticket, please access “Register for Meeting” at www.proxyvote.com and follow the instructions provided. If you do not have internet access, you can preregister by calling 1-844-318-0137. You will need the 16-digit voting control number found on your proxy card, email, notice of internet availability of proxy materials or voting instruction form. Please note that a letter from your bank or broker confirming your beneficial ownership of Boeing stock does not constitute an admission ticket. Seating at the annual meeting is limited, and requests for tickets will be processed in the order in which they are received. In any event, you must preregister on or prior to April 17, 2020 if you wish to attend the annual meeting.

•

Additional Security Measures. Upon entering the meeting facility, you will be required to proceed through a security checkpoint and pass through metal detection screening. In addition, cameras, recording equipment, electronic devices, posters, signs, large bags, briefcases, and packages will not be permitted in the annual meeting.

Frequently Asked Questions

Why is it so important that I promptly vote my shares?

We value your input. Regardless of the number of shares you hold and whether you plan to attend the annual meeting, we encourage you to vote your shares as soon as possible to ensure that your vote is recorded promptly and so that we can avoid additional solicitation costs.

How does the Board recommend that I vote?

The Board recommends that you vote:

FOR the election of each of the 13 director nominees named in this proxy statement (Item 1);
FOR the approval, on an advisory basis, of named executive officer compensation (Item 2);
FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2020 (Item 3); and
AGAINST each of the shareholder proposals (Items 4 through 9).

How may I expedite delivery of future proxy materials by receiving them electronically?

Registered Shareholders

Instead of receiving copies of our proxy materials in the mail, registered shareholders can elect to receive these communications electronically. Your election to receive future proxy materials electronically would result in expedited delivery of your materials, conserve natural resources, and reduce Boeing’s printing and mailing costs by approximately $5.00 per year per household. For additional information or to elect this option, please access www.computershare.com/investor.

2020 Proxy Statement	77

ANNUAL MEETING INFORMATION

Beneficial Shareholders

Many brokers and banks offer electronic delivery of proxy materials to their clients. For additional information, please contact your broker, bank, or other holder of record.

How may I vote my shares?

Beneficial Shareholders

If you own shares through a broker, bank, or other holder of record, you must instruct the holder of record how to vote your shares. In order to provide voting instructions to the holder of record of your shares, please refer to the materials forwarded by your broker, bank, or other holder of record. Many brokers provide the option of voting by internet at www.proxyvote.com or by calling 1-800-454-8683. You will need your 16-digit voting control number, which can be found in the box next to the arrow on the notice of internet availability of proxy materials, email or voting instruction form provided by your broker, bank, or other holder of record. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Time, on Sunday, April 26, 2020.

Registered Shareholders

If you own shares that are registered in your name, you may vote by proxy before the annual meeting by internet at www.proxyvote.com, by calling 1-800-690-6903, or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found in the box next to the arrow on your proxy card, email or notice of internet availability of proxy materials. Proxies submitted by internet or telephone must be received by 10:59 p.m., Central Time, on Sunday, April 26, 2020. If you return a signed proxy card but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.

The Boeing Company Voluntary Investment Plan (VIP) Participants

If you have an interest in Boeing stock through participation in the VIP, you do not have actual ownership of the shares held in the VIP (the “Plan Shares”). The Plan Shares are registered in the name of the trustee. As a VIP participant, you have been allocated interests in the Plan Shares and may instruct the trustee how to vote those interests by submitting a proxy at www.proxyvote.com, by calling 1-800-690-6903, or by signing and returning your proxy card. To vote by internet or telephone, you will need your 16-digit voting control number, which can be found in the box next to the arrow on your proxy card, email or notice of internet availability of proxy materials. However, you may not vote Plan Shares in person at the annual meeting. The number of shares of Boeing stock shown on your proxy card includes all shares registered in your name and all Plan Shares in which you have an interest. In order to allow sufficient time for the trustee to tabulate the vote of the Plan Shares, your proxy instructions must be received no later than 10:59 p.m., Central Time, on Wednesday, April 22, 2020. If you do not submit voting instructions before the deadline, the trustee will vote your Plan Shares in the same manner and proportion as the Plan Shares with respect to which voting instructions have been received before the deadline, unless contrary to applicable law. If you return a signed proxy card that covers Plan Shares but do not provide voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board.

May I revoke my proxy or change my vote?

Beneficial Shareholders

Beneficial shareholders should contact their broker, bank, or other holder of record for instructions on how to revoke their proxies or change their vote.

Registered Shareholders

Registered shareholders may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Time, on Sunday, April 26, 2020, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy or by delivering written notice of revocation to the Corporate Secretary. Registered shareholders may also revoke their proxies or change their vote by attending the annual meeting and voting by ballot.

The Boeing Company Voluntary Investment Plan Participants

VIP participants may revoke their proxies or change their voting instructions at any time before 10:59 p.m., Central Time, on Wednesday, April 22, 2020, by submitting a proxy via internet, telephone, or mail that is dated later than the original proxy. VIP participants cannot revoke their proxies or change their voting instructions in person at the annual meeting because the trustee will not be present.

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ANNUAL MEETING INFORMATION

What vote is required to approve each proposal?

Each share of Boeing stock entitles the holder to one vote on each proposal presented for shareholder action.

Election of Directors (Item 1)

To be elected in an uncontested election, a director nominee must receive more “FOR” votes than “AGAINST” votes. Because we did not receive proper advance notice in accordance with our By-Laws of any shareholder nominees for director, this election of directors is an uncontested election. Abstentions and “broker non-votes” will have no effect on the election of directors.

All Other Proposals (Items 2 through 9)

Shareholders may vote “FOR” or “AGAINST” each of the other proposals, or may abstain from voting. Delaware law requires the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the annual meeting for the approval of Items 2 through 9. A shareholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “AGAINST” Items 2 through 9. “Broker non-votes,” if any, will have no effect on these items.

What are “broker non-votes”?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, NYSE rules allow that firm to vote your shares only on routine matters. Item 3, the ratification of the appointment of our independent auditor for 2020, is the only matter for consideration at the meeting that NYSE rules deem to be routine. For all matters other than Item 3, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

Who is entitled to vote at the 2020 Annual Meeting?

Holders of Boeing stock at the close of business on February 27, 2020 are entitled to receive a formal Notice of the Annual Meeting and to vote their shares at the annual meeting. As of that date, there were approximately 564,225,853 shares of common stock outstanding, of which approximately 564,223,418 were eligible to vote. (Shares issued in exchange for shares of Rockwell International Corporation or McDonnell Douglas Corporation that have not been exchanged are not eligible to vote.) There were 101,050 registered shareholders on the record date and approximately 1,836,646 beneficial shareholders whose shares were held in “street name” through a broker or bank.

A list of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for ten days prior to the annual meeting between the hours of 9:00 a.m. and 4:00 p.m., Central Time, at the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. A shareholder may examine the list for any legally valid purpose related to the annual meeting.

How many votes must be present in order to hold the annual meeting?

A quorum must be present in order for business to be conducted at the annual meeting. A quorum consists of the holders of one-third of the outstanding shares of stock entitled to vote at the meeting. Shares of Boeing stock present in person or by duly authorized proxy (including any abstentions and “broker non-votes”) will be counted for the purpose of establishing a quorum at the meeting.

What if I return my proxy but do not vote for all of the proposals?

Shares represented by a properly executed proxy will be voted at the annual meeting in accordance with the shareholder’s instructions. If you are a registered shareholder or have an interest in Boeing stock through the VIP and return a signed proxy card that omits voting instructions for some or all of the matters to be voted on, your shares will be voted on all uninstructed matters in accordance with the recommendations of the Board. If a broker or other financial institution holds your shares in its name, NYSE rules prohibit your shares from being voted on all items other than Item 3 absent your instruction, so you must provide instructions on these items for your vote to count.

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ANNUAL MEETING INFORMATION

Are there any other items of business that will be addressed at the annual meeting?

The Board is not aware of any business that may properly be brought before the annual meeting other than those matters described in this proxy statement. If any matters other than those shown on the proxy card are properly brought before the annual meeting, the proxy card gives discretionary authority to the persons named on the proxy card to vote the shares in their best judgment.

Who pays for this proxy solicitation?

We bear the costs of soliciting proxies. We have hired Morrow Sodali LLC, 470 West Avenue, Stamford, CT 06902, to aid in the solicitation of proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. Proxies may be solicited by personal interview, mail, telephone, email, and other online methods. Morrow Sodali has contacted brokerage houses, other custodians, and nominees to ask whether other persons are the beneficial owners of the shares they hold in street name and, if that is the case, will supply additional copies of the proxy materials for distribution to such beneficial owners. We will reimburse these parties for their reasonable expenses in sending proxy materials to the beneficial owners of the shares.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting. We will file with the SEC a Current Report on Form 8-K containing the final voting results within four business days of the annual meeting or, if final results are not available at that time, within four business days of the date on which final voting results become available.

What if a director nominee does not receive the required vote?

Boeing is a Delaware corporation and, under Delaware law, if an incumbent director is not elected, that director remains in office until the director’s successor is duly elected and qualified or until the director’s earlier resignation or removal. To address this potential outcome, all director nominees have executed irrevocable resignations that would be effective upon (1) such nominee’s failure to receive the required vote at the annual meeting and (2) the Board’s acceptance of such resignation. As set forth in our director resignation policy, which is described in our Corporate Governance Principles, the Board will act upon, and publicly disclose its decision with respect to, any tendered resignation within 90 days from the date of the certification of the election results.

How may I recommend individuals to serve as directors?

Shareholders may recommend qualified candidates for consideration by the GON Committee by writing at any time to the Office of the Corporate Secretary, The Boeing Company, 100 North Riverside Plaza, MC 5003-1001, Chicago, Illinois 60606-1596. The correspondence must state the name, age and qualifications of the person proposed for consideration. The GON Committee evaluates the qualifications of candidates properly submitted by shareholders on the same basis as those of other director candidates.

How may I obtain a copy of Boeing’s Annual Report on Form 10-K and other financial information?

Boeing’s 2019 annual report, which includes a copy of the Annual Report on Form 10-K, was delivered to shareholders with this proxy statement. Our Notice of Annual Meeting, this proxy statement and the 2019 annual report are also available on the internet at www.proxyvote.com. In addition, our Annual Report on Form 10-K, including financial statements, is available at http://investors.boeing.com/investors/financial-reports/ and on the SEC’s website at www.sec.gov. Shareholders also may request an additional copy of the Annual Report on Form 10-K, which we will furnish without charge, by calling (425) 965-4550 or writing Mail Services, The Boeing Company, P.O. Box 3707, Mail Code 3T-00, Seattle, Washington 98124-2207.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we may provide you with access to proxy materials over the internet rather than by mailing the materials to you. To reduce costs and conserve resources, we are sending a Notice of Internet Availability of Proxy Materials to some of our shareholders. The notice provides instructions for accessing this proxy

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ANNUAL MEETING INFORMATION

statement and our 2019 annual report at www.proxyvote.com. The notice also explains how shareholders may request printed proxy materials for this or future annual meetings.

Several shareholders live at my address. Why did we receive only one set of proxy materials?

We deliver only one annual report and one proxy statement to multiple shareholders at the same address unless we have received contrary instructions from one or more of the shareholders. We will, upon written or oral request, promptly deliver a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the annual report or proxy statement was delivered. Registered shareholders who wish to receive a separate annual report or proxy statement in the future, or registered shareholders sharing an address who wish to receive a single copy of the annual report or proxy statement in the future, should contact our Transfer Agent at Computershare Investor Services, P.O. Box 505005, Louisville, Kentucky 40233-5005 or by calling 888-777-0923 (toll-free for domestic U.S. callers) or 781-575-3400 (non-U.S. callers may call collect). Beneficial shareholders who have the same address and wish to receive a separate copy of the annual report or proxy statement in the future should contact their broker, bank, or other holder of record.

The 2021 Annual Meeting

Proposals for Inclusion in 2021 Proxy Statement

If you wish to submit a proposal for inclusion in our 2021 proxy statement, you must follow the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934. To be eligible for inclusion, we must receive your proposal at the address below no later than Friday, November 13, 2020.

Director Nominations for Inclusion in 2021 Proxy Statement (Proxy Access)

Subject to certain requirements, our By-Laws permit a shareholder, or a group of up to 20 shareholders, that has owned at least 3% of our outstanding common stock for at least three years to nominate and include in our annual meeting proxy materials directors constituting the greater of two individuals and 20% of the Board. Any such nomination must be received at the address below no earlier than the close of business on Wednesday, October 14, 2020 and no later than Friday, November 13, 2020. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Other Proposals or Nominations

Our By-Laws require that we receive advance written notice for any shareholder proposal or director nomination that is not submitted for inclusion in our proxy statement. Any such proposal or nomination must be received at the address below no earlier than the close of business on Monday, December 28, 2020 and no later than the close of business on Wednesday, January 27, 2021. Any such notice must meet the other requirements set forth in our By-Laws, which are publicly available on our website.

Where to Send All Proposals and Nominations

Office of the Corporate Secretary

The Boeing Company

100 North Riverside Plaza

MC 5003-1001

Chicago, Illinois 60606-1596

2020 Proxy Statement	81

The Boeing Company 2020 Annual Meeting of Shareholders

Monday, April 27, 2020 at 9:00 a.m., Central Time

The James Simpson Theatre at The Field Museum

1400 South Lake Shore Drive, Chicago, Illinois 60605-2496

Grant Park
S Columbus Dr
Pedestrian Underpass
To E Roosevelt Rd CTA and Metra Stops
Shedd Aquarium
Lake Michigan
N
Entrance for Boeing Annual Meeting
The Field Museum
E Solidarity Dr
Adler Planetarium
East Museum Lot
Planetarium Lot
E McFetridge Dr
North Garage
Burnham Harbor
Museum Campus Dr
Soldier Field
Northerly Island Park
S Lake Shore Dr
E Waldron Dr
Waldron Garage
E 18th Dr
South Lot
CTA Bus Stop
Handicapped Parking
To I-55
To McCormick Place

Public Transportation:

The Field Museum is easily accessible by public transportation. For directions, please see www.fieldmuseum.org or call the Regional Transportation Authority at (312) 836-7000.

From O’Hare Airport:

Take I-90 East to the Kennedy Expressway, I-90/94 East toward Chicago. Take the Roosevelt Road exit and turn left at the second traffic light onto Roosevelt Road. Turn right onto Columbus Drive (which becomes Lake Shore Drive (US-41)). Take the 18th Street exit. Turn left onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

From Midway Airport:

Go north on Cicero Ave. to I-55 North/Stevenson Expressway. Take I-55 North to the exit on the left for Lake Shore Drive (US-41 North). Take the Lake Shore Drive (US-41 North) exit. Turn right onto 18th Street and continue as it bends left, becoming Museum Campus Drive. The entrance to the North Garage will be on your left on Museum Campus Drive.

•

Meeting Admission Policy: If you plan to attend the meeting in person, you must present an admission ticket and valid photo identification. In order to obtain a ticket, you must preregister no later than April 17, 2020. To preregister, please follow the instructions on page 77.

•	Please use the West entrance to The Field Museum and proceed to the James Simpson Theatre.

•	If you have a disability that requires a reasonable accommodation, please send an email to shareholderservices@boeing.com or call (312) 544-2836 at least two weeks in advance of the meeting.

THE BOEING COMPANY 100 N. RIVERSIDE PLAZA MC 5003-1001 CHICAGO, IL 60606-1596

DEADLINE TO VOTE

Your internet or phone vote must be received by 10:59 p.m. CT on Sunday, April 26, 2020. If you own Plan shares, your vote must be received by 10:59 p.m. CT on Wednesday, April 22, 2020 in order to provide the trustee sufficient time to tabulate the vote of the Plan shares.

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions. Have this proxy card in hand when you access the website and follow the instructions.
VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Have this proxy card in hand when you call and follow the instructions.
VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

MEETING ADMISSION POLICY

In order to attend the meeting, you must obtain an admission ticket by registering no later than April 17, 2020. Click the “Register for Meeting” link at www.proxyvote.com or call 1-844-318-0137 to register.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E90605-P32447-Z76247-Z76248     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOEING COMPANY
The Board of Directors recommends you vote FOR the following 13 director nominees:

1.	Election of Directors		For	Against	Abstain
	1a. 1b.	Robert A. Bradway David L. Calhoun	☐ ☐	☐ ☐	☐ ☐	COMPANY PROPOSALS: The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

	1c.	Arthur D. Collins Jr.	☐	☐	☐	2.	Approve, on an Advisory Basis, Named Executive Officer Compensation.		☐	☐	☐
	1d.	Edmund P. Giambastiani Jr.	☐	☐	☐	3.	Ratify the Appointment of Deloitte & Touche LLP as Independent Auditor for 2020.		☐	☐	☐
	1e.	Lynn J. Good	☐	☐	☐
	1f.	Nikki R. Haley	☐	☐	☐	SHAREHOLDER PROPOSALS: The Board of Directors recommends you vote AGAINST proposals 4, 5, 6, 7, 8 and 9.			For	Against	Abstain
	1g.	Akhil Johri	☐	☐	☐	4.	Disclosure of Director Skills, Ideological Perspectives, and Experience and Minimum Director Qualifications.		☐	☐	☐
	1h.	Lawrence W. Kellner	☐	☐	☐	5.	Additional Report on Lobbying Activities.		☐	☐	☐
	1i.	Caroline B. Kennedy	☐	☐	☐	6.	Policy Requiring Independent Board Chairman.		☐	☐	☐

	1j.	Steven M. Mollenkopf	☐	☐	☐	7.	Written Consent.		☐	☐	☐

	1k.	John M. Richardson	☐	☐	☐	8.	Mandatory Retention of Significant Stock by Executives.		☐	☐	☐

	1l.	Susan C. Schwab	☐	☐	☐	9.	Additional Disclosure of Compensation Adjustments.		☐	☐	☐
	1m.	Ronald A. Williams	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

The Boeing Company 2020 Annual Meeting of Shareholders

Monday, April 27, 2020

9:00 a.m., Central Time

The Field Museum

1400 South Lake Shore Drive

Chicago, Illinois 60605-2496

Meeting Admission Policy: Advance Registration Required

If you would like to attend the Annual Meeting, you must obtain an admission ticket by registering no later than April 17, 2020, as described in more detail in the Proxy Statement.

Your vote is important. Please vote by internet, telephone or mail as soon as possible to ensure that your vote is recorded promptly.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of 2020 Annual Meeting and Proxy Statement and the 2019 Annual Report

are available at www.proxyvote.com.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
To save resources and reduce Boeing’s printing and mailing costs, you can elect to receive future proxy materials and other shareholder communications electronically at www.computershare.com/investor.

IF YOU WISH TO VOTE BY MAIL, FOLD ALONG PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

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E90606-P32447-Z76247-Z76249

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

THE BOEING COMPANY ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 27, 2020

The undersigned hereby appoints Arthur D. Collins Jr., Lynn J. Good and Lawrence W. Kellner, and each of them, with full power of substitution, to act as proxies for the undersigned and authorizes them to represent and vote all of the shares of stock of The Boeing Company that the undersigned is entitled to vote at the 2020 Annual Meeting of Shareholders, and any adjournment or postponement thereof, with respect to all of the matters indicated on the reverse side of this card, and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

The number of shares of Boeing stock shown on this proxy card includes shares held in The Boeing Company Voluntary Investment Plan (the “Plan”) as well as any other shares you may own outside of the Plan. If you are a participant in the Plan, you hereby instruct the Plan trustee to vote all of the Plan share interests allocated to you at the meeting and any adjournment or postponement thereof, with respect to the proposals indicated on the reverse side of this card, and you authorize the trustee to empower the proxies named above to vote in their judgment on such other business as may properly come before the Meeting and any adjournment or postponement thereof. You may not vote the Plan share interests allocated to you at the Meeting; the trustee must vote the Plan share interests. The Plan trustee must receive your proxy instructions no later than 10:59 p.m., Central Time, on Wednesday, April 22, 2020, or the trustee will vote the Plan shares in the same manner and proportion as Plan shares for which it has received instructions, unless contrary to applicable law.

If this proxy card is signed and no direction is given, this proxy for both registered shares and Plan shares will be voted in accordance with the recommendations of the Board of Directors.

If you wish to vote by mail, please mark, sign, date and return this proxy card promptly using the enclosed reply envelope.